AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

TWILIO INC.,

ZEUS MERGER SUB I, INC.,

ZEUS MERGER SUB II, LLC

ZIPWHIP, INC.,

AND

FORTIS ADVISORS LLC,

AS STOCKHOLDER REPRESENTATIVE
MAY 16, 2021

Page

Article I THE MERGER	2
1.1 First Merger and Second Merger	2
1.2 Effective Time and the Second Effective Time	2
1.3 Effects of the Merger	3
1.4 Closing	3
1.5 Closing Deliverables	3
1.6 Certificate of Incorporation, Limited Liability Company Agreement and Bylaws	5
1.7 Directors and Officers of the First Step Surviving Corporation and the Final Surviving Entity	5
Article II PURCHASE PRICE; EFFECT ON SHARES	5
2.1 Effect of the Merger on the Capital Stock of the Constituent Corporations	5
2.2 Payments	9
2.3 Payment and Share Issuance Procedures	10
2.4 Escrow Arrangements	12
2.5 Dissenting Shares	13
2.6 No Fractional Shares	14
2.7 Withholding	14
2.8 Taking of Necessary Action; Further Action	14
2.9 Post-Closing Reconciliation	15
2.10 Equitable Adjustments	18
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	18
3.1 Organization of the Company	18
3.2 Company Capital Structure	19
3.3 Subsidiaries; Ownership Interests	21
3.4 Authority and Enforceability	22
3.5 No Conflict	22
3.6 Governmental Authorization	23
3.7 Company Financial Statements; No Undisclosed Liabilities	23
3.8 No Changes	24
3.9 Tax Matters	25
3.10 Restrictions on Business Activities	29
3.11 Title to Properties; Absence of Liens; Condition and Sufficiency of Assets	29
3.12 Intellectual Property	30
3.13 Agreements, Contracts and Commitments	40
3.14 Interested Party Transactions	43
3.15 Company Authorizations	43
3.16 Litigation	44
3.17 Books and Records	44
3.18 Environmental, Health and Safety Matters	44
3.19 Brokers’ and Finders’ Fees	45
3.20 Employee Benefit Plans and Compensation	45
3.21 Insurance	50
3.22 Compliance with Laws	50
3.23 Export Control and Sanctions Laws	50
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(continued)
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3.24 Foreign Corrupt Practices Act	51
3.25 Suppliers, Customers and Resellers	51
3.26 Compliance with Regulation D	52
Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS	52
4.1 Organization	52
4.2 Authority and Enforceability	52
4.3 Capitalization	53
4.4 No Conflict	54
4.5 Parent SEC Documents; Financial Statements	54
4.6 Litigation	55
4.7 Compliance with Laws	55
4.8 No Prior Activities of Merger Subs	55
4.9 Reorganization	55
4.10 Governmental Authorization	55
4.11 No Changes	55
4.12 WKSI	55
4.13 Financing	56
4.14 Brokers’ and Finders’ Fees	56
Article V STOCKHOLDER AND TAX MATTERS	56
5.1 Company Board Recommendation; Stockholder Notice; Security Holder Notice	56
5.2 Tax Matters	56
5.3 Allocation Schedule	58
5.4 Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Securities Law Compliance	59
5.5 Indemnification of Directors and Officers of the Company	60
5.6 Resale Registration Statement	61
5.7 R&W Policy	64
Article VI ADDITIONAL AGREEMENTS	65
6.1 Conduct of the Business of the Company	65
6.2 Restrictions on Conduct of the Business	65
6.3 No Solicitation	69
6.4 Access to Information	70
6.5 Notification of Certain Matters	70
6.6 Section 280G	71
6.7 Confidentiality	72
6.8 Public Disclosure	72
6.9 Reasonable Best Efforts	73
6.10 Employment Matters.	74
6.11 Consents	75
6.12 Terminated Agreements	75
6.13 Resignation of Officers and Directors	75
6.14 Expenses	75
6.15 Corporate Matters	76
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(continued)
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6.16 Joinder Agreements and Warrant Cancellation Agreements	76
6.17 Suitability Documentation	76
6.18 Promised Options	76
6.19 Invoices	76
6.20 Other Closing Deliverables	76
Article VII CONDITIONS TO THE MERGER	77
7.1 Conditions to Obligations of Each Party to Effect the Merger	77
7.2 Conditions to the Obligations of Parent and Merger Subs	77
7.3 Conditions to Obligations of the Company	78
Article VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW	79
8.1 Survival	79
8.2 Indemnification	80
8.3 Certain Limitations	82
8.4 Claims for Indemnification; Resolution of Conflicts	84
8.5 Third-Party Claims	87
8.6 Stockholder Representative	87
8.7 Treatment of Payments	90
Article IX TERMINATION, AMENDMENT AND WAIVER	90
9.1 Termination	90
9.2 Effect of Termination	91
Article X GENERAL PROVISIONS	91
10.1 Notices	91
10.2 Interpretation	92
10.3 Counterparts	93
10.4 Entire Agreement; Assignment	93
10.5 Severability	93
10.6 Extension and Waiver	93
10.7 Amendment	94
10.8 Specific Performance	94
10.9 Other Remedies	94
10.10 Governing Law	94
10.11 Exclusive Jurisdiction; Waiver of Jury Trial	95
10.12 Rules of Construction	95
10.13 Acknowledgments	95
10.14 Attorney-Client Privilege	96
10.15 Terms Defined Elsewhere	97
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Annex

A    Certain Defined Terms

Schedules

A    Identified Stockholders
B     Third-Party Consents and Notices
C    Agreements for Termination and Indebtedness
D    Allocation Schedule
E    Agreement Date Committed Equity Individuals / Post-Signing Committed Equity Individuals
F    Critical Employees
G    Other Indemnity
H    Key Employees
I    Knowledge Individuals
J    Permitted Liens

Exhibits

A    Form of First Certificate of Merger
B    Form of Second Certificate of Merger
C    Form of Director and Officer Resignation Letters
D    Form of FIRPTA Compliance Certificate
E    Form of Escrow Agreement
F    Form of Warrant Cancellation Agreement
G    Form of Paying Agent Agreement
H    Form of Letter of Transmittal
I    Form of Selling Stockholder Questionnaire
J    Form of Parachute Payment Waiver
K    Form of RSU Agreement
L    Form of Key Employee Joinder Agreement
M    Form of Non-Competition and Non-Solicitation Agreement
N    Form of Non-Key Employee Joinder Agreement
O    Form of Suitability Documentation

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This Agreement And Plan Of Merger And Reorganization (this “Agreement”) is made and entered into as of May 16, 2021 (the “Agreement Date”), by and among Twilio Inc., a Delaware corporation (“Parent”), Zeus Merger Sub I, Inc., a Delaware corporation and a direct and wholly owned Subsidiary of Parent (“Merger Sub I”), Zeus Merger Sub II, LLC, a Delaware limited liability company and a direct and wholly owned Subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), Zipwhip, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, solely in its capacity as the representative of the Company Indemnitors (the “Stockholder Representative”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Annex A.
Recitals
Whereas, the board of directors of Parent has (a) determined that this Agreement and the transactions contemplated by this Agreement, including (i) the acquisition of the Company by Parent, by means of a statutory merger of Merger Sub I with and into the Company, pursuant to which the Company would survive and become a wholly owned Subsidiary of Parent (the “First Merger”) and (ii) as part of the same overall transaction, promptly after the First Merger, a statutory merger of the surviving corporation of the First Merger with and into Merger Sub II, pursuant to which Merger Sub II would survive and remain a wholly owned Subsidiary of Parent (the “Second Merger,” and collectively or in seriatim with the First Merger, the “Merger”), on the terms and subject to the conditions set forth in this Agreement and (iii) the issuance of Parent Class A Common Stock to the Accredited Stockholders pursuant to this Agreement (the “Parent Stock Issuance”), are advisable and in the best interests of Parent and its stockholders and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance;
Whereas, the board of directors of Merger Sub I has (a) declared this Agreement and the transaction contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, advisable and in the best interests of Merger Sub I and the stockholder of Merger Sub I and (b) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub I, adopt this Agreement and approve the First Merger;
Whereas, the managers of Merger Sub II have (a) declared this Agreement and the transaction contemplated by this Agreement, including the Second Merger, upon the terms and subject to the conditions set forth herein, advisable and in the best interests of Merger Sub II and the member of Merger Sub II and (b) adopted a resolution recommending that Parent, as the sole member of Merger Sub II, adopt this Agreement and approve the Second Merger;
Whereas, immediately following the execution of this Agreement, (a) Parent, as the sole stockholder of Merger Sub I, will adopt this Agreement and approve the First Merger and (b) Parent, as the sole member of Merger Sub II, will adopt this Agreement and approve the Second Merger;
Whereas, the board of directors of the Company (the “Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of the Company and the Company Stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the Company Stockholders for its adoption and (d) recommended that this Agreement be adopted by the Company Stockholders;
Whereas, Parent, the Merger Subs and the Company intend that the First Merger and the Second Merger are integrated steps in the transaction contemplated by this Agreement that taken together qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations thereunder;
Whereas, it is currently anticipated that promptly after execution and delivery of this Agreement, the Company shall obtain and deliver to Parent and Merger Subs the written consent of the Company Stockholders representing not less than (a) a majority of the then-outstanding number of shares of Company Capital Stock (voting together as a single class and not as separate series, and on an as-converted to Company Common Stock basis) and (b) 60% of the then-outstanding number of shares of Company Preferred Stock (voting together as a separate class and not as separate series) in favor of (i) this Agreement and the transactions contemplated by this Agreement, including the Merger, and (ii) a waiver of any prior written notice requirement in connection with a Deemed Liquidation Event (as defined in the Certificate of Incorporation) under Section 2.5.1(b) of Article IV(B) of the Certificate of Incorporation (the “Company Stockholder Approval”); and
Whereas, in connection with the execution of this Agreement and as an inducement for Parent to enter into this Agreement, (a) each Key Employee has executed an Offer Letter, a Non-Competition and Non-Solicitation Agreement, a Key Employee Joinder Agreement and Suitability Documentation and (b) certain other Company Security Holders (the “Identified Stockholders”) set forth on Schedule A attached hereto have executed a Non-Key Employee Joinder Agreement and Suitability Documentation.
Now, Therefore, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I

THE MERGER
1.1First Merger and Second Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Parent. The surviving corporation after the First Merger is sometimes referred to hereinafter as the “First Step Surviving Corporation.” At the Second Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the DLLCA, the First Step Surviving Corporation shall merge with and into Merger Sub II, and the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity. The surviving entity after the Second Merger is sometimes referred to hereinafter as the “Final Surviving Entity”.
1.2Effective Time and the Second Effective Time. At the Closing, Parent, Merger Sub I and the Company shall cause the First Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit A (the “First Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL. The First Merger shall become effective at the time that the First Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which Parent, Merger Sub I and the Company shall have agreed and specified in the First Certificate of Merger as the effective time of the First Merger (the “Effective Time”). Promptly following the Effective Time (and in no event more than one week after the Effective Time), the First Step Surviving Corporation and Merger Sub II

shall cause a certificate of merger satisfying the applicable requirements of the DGCL and the DLLCA in substantially the form attached hereto as Exhibit B (the “Second Certificate of Merger”) to be duly executed by Merger Sub II and delivered to the Secretary of State of the State of Delaware for filing (the time of acceptance by the Secretary of State of the State of Delaware of such filing and effective time of the Second Merger being referred to herein as the “Second Effective Time”).
1.3Effects of the Merger. At the Effective Time, the First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Step Surviving Corporation, and the First Step Surviving Corporation shall be a wholly owned Subsidiary of Parent. At the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers and franchises of the First Step Surviving Corporation shall vest in Merger Sub II, and all debts, liabilities and duties of the First Step Surviving Corporation shall become the debts, liabilities and duties of Merger Sub II, and Merger Sub II shall remain a direct and wholly owned Subsidiary of Parent.
1.4Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place on a date to be specified by Parent and the Company, which shall be no later than three Business Days following satisfaction or waiver of the conditions set forth in Article VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or on such other date as Parent and the Company may agree to in writing, by electronic means of communication; provided that if the Closing would otherwise occur in the last 15 days of a fiscal quarter of Parent, then, at Parent’s written election, the Closing shall instead occur on the earlier of (a) the first Business Day of Parent’s next fiscal quarter and (b) the End Date, unless the parties mutually agree to another date, if but only if, (i) the Company delivers to Parent the certificate specified in Section 7.2(c) dated as of the date the Closing would have otherwise occurred and (ii) Parent delivers an irrevocable waiver to the Company waiving the satisfaction of the closing conditions set forth in Section 7.2 (other than Section 7.2(a)(iv), Section 7.2(c) (with respect to compliance with Section 7.2(a)(iv) only) and Section 7.2(d)), subject in each case to the satisfaction or waiver of all conditions set forth in Section 7.1 or Section 7.2 to the extent not waived pursuant to this clause (ii). The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”
1.5Closing Deliverables.
(a)At or prior to the Closing, as applicable, the Company will deliver (or cause to be delivered) to Parent:
(i)evidence reasonably satisfactory to Parent either that (A) any stockholder vote required pursuant to Section 6.6(a) was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and benefits that were subject to the stockholder vote or (B) such stockholder approval was not obtained and as a consequence, that the Section 280G Payments waived pursuant to the Parachute Payment Waiver(s) executed by each person who the Company or Parent reasonably believes could be, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and delivered to Parent shall not be made or provided (or shall be returned);

(ii)the third-party consents as set forth on Schedule B hereto;
(iii)evidence reasonably satisfactory to Parent that the Company has terminated each of those agreements listed on Schedule C attached hereto, in a form reasonably acceptable to Parent, with such termination to be effective at or prior to the Effective Time;
(iv)a duly executed Director and Officer Resignation Letter in the form attached hereto as Exhibit C (the “Director and Officer Resignation Letters”), from each of the officers and directors of the Company effective as of the Closing;
(v)a certificate, validly executed by the Secretary of the Company, certifying as to (A) the valid adoption of the Company Board Resolutions, and (B) the receipt of the Company Stockholder Approval, copies of which will be attached thereto (the “Secretary Certificate”);
(vi)executed payoff letters, in each case dated no more than five Business Days prior to the Closing Date, in customary form with respect to all Indebtedness of the Company set forth on Schedule C owed to the lender thereof and the amounts payable to such lender providing for (A) the full and final satisfaction of such Indebtedness as of the Closing Date and (B) the termination and release of any Liens related thereto, including any other documents to effect the release of such Liens (each, a “Payoff Letter”);
(vii)Non-Key Employee Joinder Agreements duly executed by Company Indemnitors collectively representing, together with the Joinder Agreements delivered by the Key Employees and the Identified Stockholders on the Agreement Date and the Warrant Cancellation Agreement delivered by each Company Warrantholder, at least 85% of the Company Indemnitor Share Number, which Joinder Agreements (including the Joinder Agreements delivered by the Key Employees and the Identified Company Stockholders on the Agreement Date) shall be in full force and effect as of the Closing (assuming for this purpose that Parent has duly executed and delivered a counterpart signature page thereto and has all requisite authority to enter into such Non-Key Employee Joinder Agreements and Joinder Agreements, regardless of whether Parent has actually delivered such signature page thereto);
(viii)a properly executed statement, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and in the form attached hereto as Exhibit D, certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing (the “FIRPTA Compliance Certificate”);
(ix)a duly executed counterpart to the Escrow Agreement from the Stockholder Representative, substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”); and
(x)a long form certificate of good standing from the Secretary of State of the State of Delaware which is dated within five Business Days prior to the Closing with respect to the Company.
(b)At or prior to the Closing, Parent will deliver (or cause to be delivered) to the Company:
(i)a duly executed counterpart to the Escrow Agreement from Parent and the Escrow Agent;

(ii)a counterpart to each of the Joinder Agreements delivered to Parent in accordance with Section 1.5(a)(vii) prior to the Closing duly executed by Parent; and
(iii)a copy of the R&W Policy.
1.6Certificate of Incorporation, Limited Liability Company Agreement and Bylaws.
(a)The certificate of incorporation of Merger Sub I in effect immediately prior to the Effective Time shall be the certificate of incorporation of the First Surviving Corporation in the First Merger as of the Effective Time, and the bylaws of Merger Sub I in effect immediately prior to the Effective Time shall be the bylaws of the First Step Surviving Corporation in the First Merger as of the Effective Time, until thereafter amended in accordance with applicable Law.
(b)The certificate of formation of Merger Sub II in effect immediately prior to the Second Effective Time shall become the certificate of formation of the Final Surviving Entity in the Second Merger as of the Second Effective Time, until thereafter amended as provided by the DLLCA, and the limited liability company agreement of Merger Sub II in effect immediately prior to the Second Effective Time shall become the limited liability company agreement of the Final Surviving Entity in the Second Merger as of the Effective Time, until thereafter amended with applicable Law.
I.7.Directors and Officers of the First Step Surviving Corporation and the Final Surviving Entity. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the First Step Surviving Corporation immediately after the Effective Time, each to hold the office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the First Step Surviving Corporation until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub I immediately prior to the Effective Time shall be the officers of the First Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the bylaws of the First Step Surviving Corporation. Unless otherwise determined by Parent prior to the Second Effective Time, the managers and officers of Merger Sub II immediately prior to the Second Effective Time shall be the managers and officers of the Final Surviving Entity immediately after the Second Effective Time until their respective successors are duly appointed or admitted.
ARTICLE II

PURCHASE PRICE; EFFECT ON SHARES
2.1Effect of the Merger on the Capital Stock of the Constituent Corporations.
(a)Effect on Company Capital Stock. At the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or the Company Stockholders or any other Person: upon the terms and subject to the conditions set forth in Section 2.3 and throughout this Agreement, including the provisions set forth in Article VIII, each share of Company Capital Stock (other than any Cancelled Shares and Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 2.3(b), (i) at the Closing, in accordance with Section 2.3, (A) if the holder thereof is an Accredited Stockholder, the Per Share Accredited Consideration, or, if the holder thereof is an Unaccredited Stockholder, the Per Share Unaccredited Cash Consideration (in each case, without interest thereon), minus (B) the Per Share Adjustment Escrow Amount, minus (C) the Per Share Indemnity Escrow Amount, minus (D) the Per Share Expense Fund Amount, minus (E) the Per Share

Other Indemnity Escrow Amount (in each case of clauses (B) through (E), such cash amounts to be deducted from the Per Share Accredited Cash Consideration or the Per Share Unaccredited Cash Consideration, as applicable), (ii) any disbursements of Escrow Cash required to be made from the Escrow Account with respect to such share of Company Capital Stock to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in each case in accordance with Section 2.9(f) or Section 8.4, as applicable, (iii) any disbursements required to be made in connection with the Post Closing Excess Amount (if any) with respect to such share of Company Capital Stock to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in accordance with Section 2.9(e) and (iv) any cash disbursements required to be made from the Expense Fund Account with respect to such share of Company Capital Stock to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in accordance with Section 8.6(c). Each share of Parent Class A Common Stock issuable in the Merger, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be book-entry shares. For purposes of calculating the aggregate amount of cash consideration payable at any time to each Company Stockholder in respect of all of such Company Stockholder’s shares of Company Capital Stock held pursuant to any particular certificate or book entry evidencing such shares pursuant to this Section 2.1(a), (1) the cash consideration and the stock consideration payable in respect of all shares of Company Capital Stock held by such Company Stockholder pursuant to any particular certificate or book entry evidencing such shares shall each be aggregated and (2) the amount of cash to be paid to each such Company Stockholder after such aggregation shall be rounded to the nearest whole cent.
(b)Treatment of Company Options and Company RSUs.
(i)Vested Company Options. No Vested Company Options shall be assumed or continued by Parent or the Company in connection with the Merger or the other transactions contemplated hereby. Each Vested Company Option outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive with respect to each share of Company Common Stock subject thereto, an amount in cash, without interest, equal to (A) the Per Share Unaccredited Cash Consideration for each share of Company Common Stock issuable upon the exercise in full of such Vested Company Option, minus (B) an amount in cash equal to the per share exercise price of such Vested Company Option, minus (C) an amount in cash equal to any required withholding Taxes due at the time of conversion. Such payment in respect of any Vested Company Options that are Employee Options shall be made to the holders of Employee Options through the payroll processing system of Parent, the Final Surviving Entity or a Subsidiary of the Final Surviving Entity, as applicable, in accordance with standard payroll practices net of applicable Tax withholding and deductions, and such payment in respect of any Vested Company Options that are Non-Employee Options, shall be paid to the Paying Agent for further payment to such the holders of such Non-Employee Options; provided that, as a condition to payment of any amount owed to the holders of Non-Employee Options, each such holder of Non-Employee Options must have first delivered to the Paying Agent or Parent, as applicable, a properly completed Letter of Transmittal and a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, if applicable. For purposes of calculating the aggregate amount of consideration payable to each Company Vested Optionholder in respect of all of such holder’s Vested Company Options pursuant to this Section 2.1(b)(i), (1) the cash consideration payable in respect of all Vested Company Options held by such Company Vested Optionholder shall be aggregated and (2) the amount of cash to be paid to each such Company Vested Optionholder after such aggregation shall be rounded to the nearest whole cent.
(ii)Unvested Company Options (Continuing Employees). At the Effective Time, each Unvested Company Option that is outstanding and unexercised as of immediately prior to the Effective Time and held by a Continuing Employee shall, by virtue of the Merger and without any further action by Parent, Merger Subs, the Company, or the holder of such Unvested Company Option, be assumed by Parent and converted into, or terminated and substituted with, a stock option of Parent that represents the right to acquire a number of validly issued, fully paid and non-assessable shares of Parent Class A Common Stock, equal to the product of (A) the number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time, multiplied by (B) the Option Exchange Ratio (each, a “Converted Option”); provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share. Following the Effective Time, each Converted Option shall continue to be governed by the same material terms and conditions, including the vesting schedule, as were applicable immediately prior to the Effective Time to the Unvested Company Option from which it was converted or for which it is a substitute, in all cases subject to restrictions related to the issuance of shares under applicable Law. The exercise price of each Converted Option shall be equal to (x) the exercise price of the Unvested Company Option from which it was converted or for which it is a substitute, divided by (y) the Option Exchange Ratio, rounded up to the nearest whole cent (the “Converted Option Exercise Price”). It is the intention of the parties that each Converted Option shall qualify following the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent permitted under Section 422 of the Code and to the extent such corresponding Company Option qualified as an incentive stock option prior to the Effective Time, and that the adjustments in this Section 2.1(b)(ii) be performed in a manner that complies with or is exempt from Section 409A of the Code.
(iii)Unvested Company Options (Non-Continuing Employees). Each Unvested Company Option that is outstanding and unexercised immediately prior to the Effective Time and held by a Person who is not a Continuing Employee (the “Cancelled Options”) shall be cancelled and terminated without consideration upon the Effective Time in accordance with the applicable Company Equity Plan.
(iv)Vested Company RSUs. No Vested Company RSU shall be assumed or continued by Parent or the Company in connection with the Merger or the other transactions contemplated hereby. Each Vested Company RSU that is outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive with respect to each share of Company Common Stock subject thereto, an amount in cash, without interest, equal to (A) the Per Share Unaccredited Cash Consideration multiplied by the number of shares of Company Common Stock underlying such Vested Company RSU, minus (B) an amount in cash equal to any required withholding Taxes due at the time of conversion. Such payment in respect of any Vested Company RSU shall be made to the holders through the payroll processing system of Parent, the Final Surviving Entity or a Subsidiary of the Final Surviving Entity, as applicable, in accordance with standard payroll practices net of applicable Tax withholding and deductions. For purposes of calculating the aggregate amount of consideration payable to a holder of Company Vested RSUs pursuant to this Section 2.1(b)(iv), (1) the cash consideration payable in respect of all Vested Company RSUs held by such holder shall be aggregated and (2) the amount of cash to be paid to each such holder after such aggregation shall be rounded to the nearest whole cent.
(v)Unvested Company RSUs (Continuing Employees). At the Effective Time, each Unvested Company RSU that is outstanding and unsettled as of immediately prior to the Effective Time and held by a Continuing Employee shall, by virtue of the Merger and without any further action by Parent, Merger Subs, the Company, or the holder of such Unvested Company RSU, be assumed by Parent and converted into, or terminated and substituted with, a restricted stock unit of Parent that represents the right to acquire a number of validly issued, fully paid and non-assessable shares of Parent Class A Common Stock, equal to the product of (A) the number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time, multiplied by (B) the RSU Exchange Ratio (each, a “Converted RSU”); provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share. Following the Effective Time, each Converted RSU shall continue to be governed by the same material terms and conditions, including the vesting schedule, as were applicable immediately prior to the Effective Time to the Unvested Company RSU from which it was converted or for which it is a substitute, in all cases subject to restrictions related to the issuance of shares under applicable Law. It is the intention of the parties that the adjustments in this Section 2.1(b)(iv) be performed in a manner that complies with or is exempt from Section 409A of the Code.
(vi)Unvested Company RSUs (Non-Continuing Employees). Each Unvested Company RSU that is outstanding and unsettled immediately prior to the Effective Time and held by a Person who is not a Continuing Employee (the “Cancelled RSUs”) shall be cancelled and terminated without consideration upon the Effective Time in accordance with the applicable Company Equity Plan.
(vii)Prior to the Effective Time, and subject to the prior review and approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed), the Company shall take all actions reasonably necessary to effect the transactions anticipated by this Section 2.1(b) under the applicable Company Equity Plan and any Contract applicable to any Company Option or Company RSU (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to Parent that all necessary determinations by the Board or applicable committee of the Board to effect the treatment of Company Options in accordance with this Section 2.1(b) have been made. The Company shall take all actions reasonably necessary to provide that no Company Options or Company RSUs or any other form of award will be granted or issued under any applicable Company Equity Plan following the Effective Time. Without limiting the foregoing, and subject to Section 6.19, the Company shall take all actions reasonably necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, restricted stock units, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock or equity of the First Step Surviving Corporation or Final Surviving Entity or to receive any payment in respect thereof other than the payments provided for under this Agreement (including the assumption or substitution, as applicable, of Unvested Company Options pursuant to Section 2.1(b)(ii) and Unvested Company RSUs pursuant to Section 2.1(b)(iv)).
(viii)At or prior to the Effective Time, Parent shall take all actions reasonably necessary to reserve for issuance a sufficient number of shares of Parent Class A Common Stock for delivery upon exercise of the Converted Options and settlement of Converted RSUs. Parent shall file with the SEC a registration statement on Form S-8 (or any successor form), relating to the Parent Class A Common Stock issuable pursuant to the exercise of Converted Options and settlement of Converted RSUs as promptly as is practical, but in any event by the latest of (i) 30 days following the Closing Date, (ii) the first date on which any Converted Options first becomes exercisable or any Converted RSUs are eligible for settlement and (iii) the date the Resale Registration Statement is filed with the SEC. Parent will maintain the effectiveness of such registration statement for so long as any such Converted Options and Converted RSUs remain outstanding.
(c)Treatment of Company Warrant. The Company Warrant shall not be assumed or continued by Parent or the Company in connection with the Merger or the other transactions contemplated hereby. Immediately prior to the Effective Time, the Company Warrant shall be cancelled and extinguished and, subject to the execution and delivery by the Company Warrantholder of a Warrant Cancellation Agreement substantially in the form attached hereto as Exhibit F (the “Warrant Cancellation Agreement”), at or prior to the Closing, be converted automatically into the right to receive with respect to each share of Company Common Stock subject thereto, (i) at the Closing, subject to Section 2.3, (A) if the holder thereof is (x) an Accredited Stockholder, a number of shares of Parent Class A Common Stock and cash equal to the Per Share Accredited Consideration minus the per share exercise price of such Company Warrant, or (y) an Unaccredited Stockholder, the Per Share Unaccredited Cash Consideration (without interest thereon), as the case may be, minus (B) the Per Share Adjustment Escrow

Amount, minus (C) the Per Share Indemnity Escrow Amount, minus (D) the Per Share Expense Fund Amount, minus (E) the Per Share Other Indemnity Escrow Amount (in each case of clauses (B) through (E), such cash amounts to be deducted from the Per Share Accredited Cash Consideration or the Per Share Unaccredited Cash Consideration, as applicable), (ii) any disbursements of Escrow Cash required to be made from the Escrow Account with respect to the Company Warrant to the Company Warrantholder thereof (based on such Company Warrantholder’s Pro Rata Share of the released amount), without interest, in each case in accordance with Section 2.9(f) or Section 8.4, as applicable, (iii) any disbursements required to be made in connection with the Post-Closing Excess Amount (if any) with respect to the Company Warrant to the Company Warrantholder thereof (based on such Company Warrantholder’s Pro Rata Share of the released amount), without interest, in accordance with Section 2.9(e) and (iv) any cash disbursements required to be made from the Expense Fund Account with respect to such Company Warrant to the Company Warrantholder thereof (based on such Company Warrantholder’s Pro Rata Share of the released amount), without interest, in accordance with Section 8.6(c).
(d)Effect on Merger Sub I Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I or any other Person, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the First Step Surviving Corporation (and the shares of the First Step Surviving Corporation into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the First Step Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub I capital stock will evidence ownership of such number of shares of common stock of the First Step Surviving Corporation.
(e)Effect on Merger Sub II Membership Interests. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II or any other Person, each share of common stock of the First Step Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof. At the Second Effective Time, each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute a membership interest of the Final Surviving Entity (and the membership interests of the Final Surviving Entity shall be the only membership interests of the Final Surviving Entity issued and outstanding immediately after the Second Effective Time).
(f)Treasury Stock and Parent Owned Stock. At the Effective Time, by virtue of the Merger, each share of Company Capital Stock held by the Company or Parent (or any direct or indirect wholly owned Subsidiary of the Company or Parent) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or the right to receive any consideration therefor (such shares, the “Cancelled Shares”).
2.2Payments.
(a)As soon as reasonably practicable following the Closing, but in no event later than one Business Day following the Closing, Parent shall transfer, by wire transfer of immediately available funds to the Paying Agent for exchange in accordance with this Article II, the cash portion of the Total Merger Consideration payable at the Closing to (i) the Company Stockholders pursuant to Section 2.1(a) in exchange for shares of Company Capital Stock outstanding as of immediately prior to the Effective Time, (ii) the Company Vested Optionholders who hold Non-Employee Options pursuant to Section 2.1(b)(i) in exchange for such Vested Company Options outstanding as of immediately prior to the Effective Time, and (iii) the Company Warrantholder pursuant to Section 2.1(c) in exchange for the

Company Warrant outstanding as of immediately prior to the Effective Time, excluding, in each case, the portion of the Escrow Cash and Expense Fund applicable to such payments.
(b)As soon as reasonably practicable following the Closing, but in no event later than one Business Day following the Closing, Parent, or the Paying Agent on behalf of Parent, shall pay, by wire transfer of immediately available funds, to the Final Surviving Entity the cash portion of the Total Merger Consideration payable at Closing in respect of the Vested Company Options that are Employee Options pursuant to Section 2.1(b)(i) in exchange for such Employee Options outstanding as of immediately prior to the Effective Time, excluding, in each case, the portion of the Escrow Cash and Expense Fund applicable to such payments.
(c)Parent shall, or shall cause the Final Surviving Entity or the applicable Subsidiary of the Final Surviving Entity to, promptly (but in no event later than the second regular payroll cycle following the Closing) pay, through the payroll processing system of Parent, the Final Surviving Entity or a Subsidiary of the Final Surviving Entity, as applicable, in accordance with standard payroll practices, to each Company Vested Optionholder who holds Employee Options the cash amount payable at the Closing to such holder solely in respect of such Employee Options pursuant to Section 2.1(b)(i) as set forth opposite such holder’s name in the Allocation Schedule (such amount, net of applicable Tax withholding or other deductions and excluding such holder’s contribution to the Escrow Cash and the Expense Fund as set forth on the Allocation Schedule).
(d)As promptly as practicable following the Closing (but in no event later than two Business Days following the Closing), Parent, or the Paying Agent on behalf of Parent, shall pay by wire transfer of immediately available funds, on behalf of the Company and as accounted for in the calculation of Total Merger Consideration, (i) the amount of Indebtedness due at Closing to each lender designated by the Company on the Allocation Schedule, to an account designated by such lender in the applicable Payoff Letter and by the Company in the Allocation Schedule and (ii) all Third-Party Expenses payable to any Company advisors or other service providers (other than any current director, officer or employee) that remain outstanding as of the Closing, to such account or accounts as are designated in the applicable invoice from each advisor or other service provider to the Company (other than any current employee, director or officer of the Company or any of its Subsidiaries), in each case dated no more than five Business Days prior to the Closing Date, with respect to all Closing Third-Party Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date and by the Company in the Allocation Schedule.
(e)No interest will be paid or will accrue for the benefit of the Company Security Holders or the Company’s lenders, service providers or other creditors on any Total Merger Consideration or any other amounts payable under this Agreement.
2.3Payment and Share Issuance Procedures.
(a)As promptly as practicable following the Agreement Date, Parent and the Paying Agent shall enter into the Paying Agent Agreement, in the form attached hereto as Exhibit G (“Paying Agent Agreement”). Following execution of the Paying Agent Agreement, (i) the Company shall promptly (and not later than two Business Days prior to the distribution of the Exchange Documents by the Paying Agent) deliver or cause to be delivered to the Paying Agent and Parent the information set forth in Section 3(a) of the Paying Agent Agreement in accordance therewith (the “Required Information”), (ii) as promptly as practicable following receipt of the Required Information, and in any event within two Business Days thereafter, or at a later time as may be agreed between Parent and the Company, Parent shall cause the Paying Agent to set up the Paying Agent’s electronic platform which allows the applicable Company Indemnitors to complete their Exchange Documents electronically and (iii) as promptly as practicable following receipt of the Required Information, and in any event within five

Business Days thereafter, or at a later time as may be agreed between Parent and the Company, Parent shall cause the Paying Agent to send an email (A)(x) to each Company Stockholder and (y) to each Company Vested Optionholder who holds Non-Employee Options, in each case at the email address for such Person set forth in the Required Information, to invite such Person to register and log into the Paying Agent’s electronic platform to complete electronically a letter of transmittal in the form attached hereto as Exhibit H (the “Letter of Transmittal”), the Joinder Agreement and other required Exchange Documents and (B) to each Company Warrantholder at the email address for such Company Warrantholder set forth in the Required Information to invite such Company Warrantholder to register and log into the Paying Agent’s electronic platform to complete electronically the Letter of Transmittal, the Warrant Cancellation Agreement and other required Exchange Documents; provided that if the Company has not provided the Required Information for any particular Company Indemnitor on or before the date that is five Business Days prior to the Closing Date, Parent shall not be required to cause the Paying Agent to, and the Paying Agent shall not be required to, send the email described in the foregoing clause (iii) to such Company Indemnitor until the date that is three Business Days following the Closing.
(b)Subject to Section 2.6, as promptly as practicable following receipt by the Paying Agent of a Letter of Transmittal (and, with respect to each Company Warrantholder, a Warrant Cancellation Agreement) and any other documents (including a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, and, with respect to any Accredited Stockholder, the Suitability Documentation) that Parent or the Paying Agent may reasonably require in connection therewith (collectively, the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, but for the avoidance of doubt in no event prior to the Effective Time, (i) Parent shall cause the Paying Agent to pay (A) to each Company Stockholder the cash amount payable to such holder at the Closing pursuant to Section 2.1(a) and (B) to the Company Warrantholder the cash amount payable to such holder at the Closing pursuant to Section 2.1(c), in each case, as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to exclude such holder’s contribution to the Escrow Cash and the Expense Fund as set forth on the Allocation Schedule); provided that with respect to each Key Employee, any cash payable to such Key Employee that is Revested Cash Consideration (as defined in the Joinder Agreement to which each such Key Employee is a party) shall be held back by Parent to be paid to such Key Employee only subject to the terms of the Joinder Agreement to which such Key Employee is a party, (ii) Parent shall cause its transfer agent to issue to each Company Stockholder that is an Accredited Stockholder and each Company Warrantholder that is an Accredited Stockholder the number of shares of Parent Class A Common Stock issuable to such holder at the Closing pursuant to Section 2.1(a) or Section 2.1(c), as applicable, as set forth opposite such holder’s name in the Allocation Schedule; provided that with respect to each Key Employee, any shares of Parent Class A Common Stock issuable to such Key Employee that are Revested Stock Consideration (as defined in the Joinder Agreement to which each such Key Employee is a party) shall be deemed issued and outstanding (and shall be shown as issued and outstanding on Parent’s financial statements and shall be legally outstanding under applicable state Law as of the Effective Time) and such Key Employee shall be the record owner thereof subject to the terms and conditions of the Joinder Agreement to which each such Key Employee is a party, but will be held in a restricted account for the benefit of such Key Employee to be released only subject to the terms of the Joinder Agreement to which such Key Employee is a party, and (iii) Parent shall cause the Paying Agent to pay to each Company Vested Optionholder (solely with respect to Non-Employee Options) the cash portion of the Total Merger Consideration payable to such holder at the Closing in respect of Non-Employee Options pursuant to Section 2.1(b)(i) as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to exclude such holder’s contribution to the Escrow Cash and the Expense Fund as set forth on the Allocation Schedule). Each Key Employee will have all rights with respect to the Revested Stock Consideration attributable to ownership of such Revested Stock Consideration (including the right to vote such Parent Class A Common Stock and the right to be paid dividends with respect to such shares, other than non-taxable stock dividends, which shall remain in and become part of the Revested Stock Consideration), except (i) the right of possession thereof, and (ii) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein. Notwithstanding the foregoing, if the Company has delivered the Allocation Schedule to Parent at least three Business Days prior to the Closing Date in accordance with Section 5.3 and Schedule A to the Paying Agent Agreement to the Paying Agent and Parent in accordance with Section 3(a) of the Paying Agent Agreement, and a Company Indemnitor has delivered its Exchange Documents to the Paying Agent at least three Business Days prior to the Closing Date, then Parent shall use its reasonable best efforts to (x) cause the Paying Agent to make payments to such Company Indemnitor in accordance with Section 2.3(b)(i) or Section 2.3(b)(iii), as applicable, as soon as reasonably practicable following the Closing and (y) cause its transfer agent to issue shares of Parent Class A Common Stock issuable to such Company Indemnitor in accordance with Section 2.3(b)(ii), if applicable, on the Closing Date.
(c)At any time following the date that is one year following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent (or its designated successor or assign) all cash amounts that have been deposited with the Paying Agent pursuant to Section 2.2, and not disbursed to the Company Security Holders pursuant to this Section 2.3 (as well as any and all interest thereon or other income or proceeds thereof), and thereafter the Company Security Holders shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts that may be payable to such holders pursuant to Section 2.3(b) upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 2.3(b). No interest shall be payable to the Company Security Holders for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.3(c) and which are subsequently delivered to the Company Security Holders.
(d)Notwithstanding anything to the contrary in this Section 2.3, none of Parent, the Paying Agent, the Final Surviving Entity nor any party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Total Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
2.4Escrow Arrangements.
(a)As soon as reasonably practicable following the Closing, Parent shall, or shall cause its transfer agent or the Paying Agent (as applicable) to, deposit with the Escrow Agent (on behalf of each Company Indemnitor) (i) the Adjustment Escrow Cash in the Adjustment Escrow Account, (ii) the Indemnity Escrow Cash in the Indemnity Escrow Account and (iii) the Other Indemnity Escrow Cash in the Other Indemnity Escrow Account in each case, under the terms of this Agreement and the Escrow Agreement.
(b)The Escrow Agreement shall be entered into at or prior to the Closing, by and among Parent, the Stockholder Representative, on behalf of the Company Indemnitors, and the Escrow Agent, and shall provide Parent with recourse against (i) the Adjustment Escrow Cash with respect to any Post-Closing Deficit Amount under Section 2.9, (ii) the Indemnity Escrow Cash with respect to the Company Indemnitors’ obligations under Article VIII during the period through the Indemnity Escrow Expiration Date and (iii) the Other Indemnity Escrow Cash with respect to the Company Indemnitors’ obligations under Article VIII during the period through the Other Indemnity Escrow Expiration Date (except to the extent a portion of the Other Indemnity Escrow Cash is released on the Indemnity Escrow Expiration Date pursuant to Article VIII). The Escrow Cash shall be distributed to the Company Indemnitors, in accordance with their applicable Pro Rata Shares, and to Parent at the times, and upon the terms and conditions, set forth in this Agreement and the Escrow Agreement. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Indemnitors constitutes approval by such Company Indemnitors, as specific terms of the Merger, and the irrevocable agreement of such Company Indemnitors to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Adjustment Escrow Cash into the Adjustment Escrow Account, the Indemnity Escrow Cash into the Indemnity Escrow Account, the Other Indemnity Escrow Cash into the Other Indemnity Escrow Account, the obligations set forth in Article VIII and the appointment and sole authority of the Stockholder Representative to act on behalf of the Company Indemnitors, as provided for herein and in the Escrow Agreement. The Escrow Cash shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.
(c)Parent, the First Step Surviving Corporation, the Final Surviving Entity and the Stockholder Representative agree for all Tax purposes that Parent shall be treated as owner of the Escrow Cash solely for Tax purposes, and the parties intend that the rights of the Company Indemnitors to the Escrow Cash shall be treated as deferred contingent consideration eligible for installment treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law. All interest and earnings earned from the investment and reinvestment of the Adjustment Escrow Cash, the Indemnity Escrow Cash, the Other Indemnity Escrow Cash or any portion thereof, will be allocable for Tax purposes to Parent, and within 10 days after the end of each calendar quarter and within 10 days after the final distribution of the Adjustment Escrow Cash, the Indemnity Escrow Cash or the Other Indemnity Escrow Cash to the Company Indemnitors, Parent shall be entitled to a distribution equal to 30% of all interest and earnings from the investment and reinvestment of the Adjustment Escrow Cash, the Indemnity Escrow Cash or the Other Indemnity Escrow Cash for such calendar quarter or portion thereof ending on such final distribution of the Adjustment Escrow Cash, the Indemnity Escrow Cash or the Other Indemnity Escrow Cash, as applicable. In no event shall the aggregate amount of Escrow Cash payable to any Company Indemnitors in respect of Company Capital Stock and Company Warrants exceed an amount equal to (A) the portion of Escrow Cash to be deposited with respect to such Company Indemnitor in respect of such Company Capital Stock and Company Warrants based upon their Pro Rata Share, multiplied by (B) the greater of (I) 105% or (II) 100% plus five times the “Federal midterm rate” as defined in Section 1274(d)(1) of the Code (expressed as a percentage) in effect at the time the Adjustment Escrow Account, Indemnity Escrow Account and the Other Indemnity Escrow Account are funded. The preceding sentence is intended to ensure that the right of the applicable Company Indemnitor to such payments is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. Except to the extent required by applicable Law, no party shall take any action for Tax purposes or Tax Return filing position inconsistent with the Tax treatment agreed to in this Section 2.4(c).
2.5Dissenting Shares.
(a)Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and with respect to which the Company Stockholder thereof has properly demanded appraisal rights in accordance with Section 262 of the DGCL, and who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive the payments set forth in Section 2.1, but such Company Stockholder shall only be entitled to such rights as are provided by the DGCL. Notwithstanding the provisions of this Section 2.5, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 2.1, without interest thereon, and subject to the escrow provisions set forth in Section 2.1 and

Article VIII and expense provisions in Section 8.6, upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 2.3.
(b)The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
2.6No Fractional Shares. The number of shares of Parent Class A Common Stock to be issued to Accredited Stockholders pursuant to Section 2.1(a), Section 2.1(c) or Section 2.9(e) shall be rounded down to the nearest whole number of shares of Parent Class A Common Stock. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Class A Common Stock will be issued, and if, after aggregating all shares of Parent Class A Common Stock (including fractional shares) that would be issued hereunder to an Accredited Stockholder, such aggregate number of shares of Parent Class A Common Stock includes a fraction of a share of Parent Class A Common Stock, no certificates or scrip for any such fractional shares shall be issued hereunder and such Accredited Stockholder shall receive an amount in cash equal to the product of (a) such fraction of a share of Parent Class A Common Stock multiplied by (b) the Parent Stock Price, rounded to the nearest cent, in each case, as set forth on the Allocation Schedule.
2.7Withholding. Notwithstanding any other provision of this Agreement, Parent, the Final Surviving Entity, the Escrow Agent, the Paying Agent and any Affiliate of the foregoing shall be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any applicable Law or Order, and to request and be provided any necessary tax forms, including an IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information. To the extent any such amounts are so deducted or withheld and paid to the proper Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
2.8Taking of Necessary Action; Further Action. If at any time after the Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Subs, and the officers and directors of the Company, Parent and Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

2.9Post-Closing Reconciliation.
(a)At least three Business Days prior to the Closing Date, the Company shall deliver to Parent its good faith calculation of (i) the estimated Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital Adjustment Amount”), (ii) the estimated Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (iii) the estimated Closing Cash Amount (the “Estimated Closing Cash Amount”), (iv) the estimated Closing Third-Party Expenses (the “Estimated Closing Third-Party Expenses”) and (v) the Total Merger Consideration calculated based on such estimated amounts (including the component pieces thereof) (the “Estimated Closing Statement”), in each case, accompanied by reasonably detailed back-up documentation for such calculations. The Company shall prepare the Estimated Closing Statement in accordance with the applicable definitions in this Agreement and with GAAP and, to the extent not inconsistent with GAAP, in accordance with the Company’s past practices (including the methodologies applied in the preparation of the Financials); provided that if there is any inconsistency between GAAP and the definitions in this Agreement relating to the items to be set forth on the Estimated Closing Statement, the definitions shall control. The Company shall make available to Parent and its Representatives the books and records used in preparing the Estimated Closing Statement and reasonable access (on prior notice and during business hours) to employees of the Company as Parent may reasonably request in connection with its review of such statements, and will otherwise cooperate in good faith with Parent’s and its Representatives’ review of such statements and shall take into consideration in good faith any comments of Parent on the Estimated Closing Statement, as applicable. The Company may revise the Estimated Closing Statement prior to the Closing to reflect any comments from Parent and to make any other changes thereto required to update or correct the information set forth therein. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Estimated Closing Statement, as applicable.
(b)As soon as reasonably practicable after the Closing Date, and in any event within 75 days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a statement (the “Post-Closing Statement”) that shall set forth a calculation of the Closing Working Capital Adjustment Amount accompanied by reasonably detailed back-up documentation for such calculations. Parent shall prepare the Post-Closing Statement in accordance with the applicable definitions in this Agreement and with GAAP and, to the extent not inconsistent with GAAP, in accordance with the Company’s past practices (including the methodologies applied in the preparation of the Financials); provided that if there is any inconsistency between GAAP and the definitions in this Agreement relating to the items to be set forth on the Post-Closing Statement, the definitions shall control. After the Stockholder Representative’s receipt of the Post-Closing Statement, the Stockholder Representative and its Representatives shall be permitted to review Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Post-Closing Statement and the calculation of the Closing Working Capital Adjustment Amount after signing a customary confidentiality and non-reliance agreement relating to such access to working papers in form and substance reasonably acceptable to Parent’s independent accountants, to the extent required by such accountants, which confidentiality and non-reliance agreement shall not prohibit the Stockholder Representative from communicating any such information with the Company Indemnitors who have a need to know such information, provided that any such recipients are subject to confidentiality obligations with respect thereto, as well as the relevant books and records of the Company, and Parent shall cause the Company and its Representatives to use commercially reasonable efforts to assist the Stockholder Representative and its Representatives in their reasonable review of the Post-Closing Statement. The Stockholder Representative shall notify Parent in writing (the “Notice of Adjustment Disagreement”) within 30 days of the Stockholder Representative’s receipt of the Post-Closing Statement (the “Adjustment Review Period”) if the Stockholder Representative disagrees with any portion of the Post-Closing Statement. The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the Stockholder Representative’s proposed adjustments to the Post-Closing Statement with reasonably detailed supporting documentation. If no Notice of Adjustment Disagreement is received by Parent on or prior to the expiration date of the Adjustment Review Period, then the Post-Closing Statement and all amounts set forth therein shall be deemed to have been accepted by the Stockholder Representative and shall become final and binding upon the parties hereto and the Company Indemnitors for all purposes under this Agreement. During the 30 days immediately following the delivery of a Notice of Adjustment Disagreement (the “Adjustment Resolution Period”), if any, the Stockholder Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement. Any items agreed to by the Stockholder Representative and Parent in a written agreement executed and delivered by each of the Stockholder Representative and Parent, together with any items not disputed or objected to by the Stockholder Representative in the Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters.” If at the end of the Adjustment Resolution Period, the parties have been unable to resolve any differences they may have with respect to the matters specified in the Notice of Adjustment Disagreement, the Stockholder Representative and Parent, or either of them, shall refer all matters in the Notice of Adjustment Disagreement other than the Resolved Matters (the “Unresolved Matters”) to PricewaterhouseCoopers (the “Independent Accountant”). In the event that PricewaterhouseCoopers refuses or is otherwise unable to act as the Independent Accountant, the Stockholder Representative and Parent shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Stockholder Representative and Parent, in which event “Independent Accountant” shall mean such firm. Within 30 days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto for all purposes under this Agreement, of the appropriate amount of each of the Unresolved Matters. With respect to each Unresolved Matter, such determination, if not in accordance with the position of either the Stockholder Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Stockholder Representative in the Notice of Adjustment Disagreement or Parent in the Post-Closing Statement with respect to such Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Post-Closing Statement or make any determination with respect to any matter other than the Unresolved Matters. During the review by the Independent Accountant, Parent and the Stockholder Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.9(b); provided that the independent accountants of Parent or the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The fees and expenses of the Independent Accountant shall be borne by Parent and the Stockholder Representative (on behalf of the Company Indemnitors) based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of the Stockholder Representative’s position, 60% of the fees and expenses of the Independent Accountant would be borne by Parent and 40% of the fees and expenses of the Independent Accountant would be borne by the Stockholder Representative (on behalf of the Company Indemnitors)).
(c)The “Final Closing Statement” shall be (i) in the event that no Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.9(b), (ii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review

Period and Parent and the Stockholder Representative are able to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.9(b) as adjusted pursuant to the written agreement executed and delivered by Parent and the Stockholder Representative or (iii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Stockholder Representative are unable to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.9(b) as adjusted by the Independent Accountant to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 2.9(b). The date on which the Final Closing Statement is finally determined in accordance with this Section 2.9(c) is hereinafter referred to as the “Determination Date.” The Final Closing Statement and all amounts set forth therein shall be final and binding upon the parties hereto and the Company Indemnitors for all purposes under this Agreement.
(d)If the Closing Working Capital Adjustment Amount set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.9) is less than the Estimated Working Capital Adjustment Amount set forth in the Estimated Closing Statement (after giving effect to any revisions thereto in accordance with Section 2.9(a)) (such difference, the “Post-Closing Deficit Amount”), then Parent and the Stockholder Representative shall promptly (but in all events within five Business Days after the Determination Date), instruct the Escrow Agent to promptly transfer and release to Parent (i) an aggregate amount of Adjustment Escrow Cash from the Adjustment Escrow Account equal to the absolute value of the Post-Closing Deficit Amount (plus any costs allocated to the Stockholder Representative (on behalf of the Company Indemnitors) pursuant to Section 2.9(b)) and (ii) solely in the event that the Post-Closing Deficit Amount exceeds the then available amount of the Adjustment Escrow Account, an aggregate amount of Indemnity Escrow Cash from the Indemnity Escrow Account equal to such deficiency. For avoidance of doubt, any recovery of any such Post-Closing Deficit Amount shall not be subject to any of the procedures for indemnification set forth in Section 8.2, it being understood and agreed that the sole recourse therefore shall be from the Escrow Account pursuant to the preceding sentence.
(e)If the Closing Working Capital Adjustment Amount set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.9) is more than the Estimated Working Capital Adjustment Amount set forth in the Estimated Closing Statement (after giving effect to any revisions thereto in accordance with Section 2.9(a)) (such difference, the “Post-Closing Excess Amount”), then Parent shall promptly (but in all events within five Business Days after the Determination Date), pay the Post-Closing Excess Amount in cash to the Unaccredited Stockholders and in cash and shares of Parent Class A Common Stock (at the Parent Stock Price) to the Accredited Stockholders (including, for the avoidance of doubt, the Company Warrantholder) (in the same proportion paid to such Company Indemnitors at the Closing with respect to Company Common Stock and Company Warrants) to the Paying Agent for further distribution to the Company Indemnitors the portion of such amount payable pursuant to Section 2.1(a) and Section 2.1(c), as applicable; provided that as a condition to Parent’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the Post-Closing Excess Amount payable to each Company Indemnitor.
(f)Following the payment of any Post-Closing Deficit Amount to Parent in accordance with Section 2.9(d) or, if there is a Post-Closing Excess Amount, the payment by Parent of such amount to the Company Indemnitors in accordance with Section 2.9(e), Parent and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account an aggregate cash amount equal to the then remaining Adjustment Escrow Cash available in the Adjustment Escrow Account, if any, to the Paying Agent for further distribution to the Company Indemnitors the portion of such amount distributable pursuant to

Section 2.1(a) and Section 2.1(c), as applicable; provided that as a condition to Parent’s and Paying Agent’s obligation to make such distributions, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the remaining Adjustment Escrow Cash to be distributed to each Company Indemnitor.
(g)Parent and the Final Surviving Entity shall be entitled to conclusively rely upon the updated Allocation Schedule delivered by the Stockholder Representative, including with respect to whether any individual Company Indemnitor received the appropriate portion of any such distribution, and in no event will Parent, the Final Surviving Entity or any of their Affiliates have any liability to any Person on account of payments or distributions made in accordance with the updated Allocation Schedule delivered by the Stockholder Representative.
2.10Equitable Adjustments. If at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding shares of Parent Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement which is based on the price of Parent Class A Common Stock or the number of shares of Parent Class A Common Stock shall be equitably adjusted to the extent necessary to provide the parties the same economic effect with respect to the Parent Class A Common Stock as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the disclosure schedule of the Company dated as of the Agreement Date and delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) (each of which disclosures shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and which disclosures shall be deemed for all purposes of this Agreement, including Section 7.2(a) and Article VIII, except as expressly set forth in Section 8.2(a)(iii), Section 8.2(a)(iv) and Section 8.2(a)(v) to be an exception to, or qualification or modification of, the representations and warranties in each such Section, Subsection or other relevant representation and warranty), the Company represents and warrants to Parent and Merger Subs as follows:
3.1Organization of the Company.
(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, operate, distribute and lease its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole. The Company is not in violation of any of the provisions of its Charter Documents.
(b)Section 3.1(b) of the Disclosure Schedule sets forth a correct and complete list of: (i) the names of the members of the board of directors or managers, as applicable, of the Company and each of its Subsidiaries and (ii) the names and titles of the officers of the Company and each of its Subsidiaries, in each case as of the Agreement Date.
(c)Section 3.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company or any of its Subsidiaries has employees or facilities or otherwise conducts its business as of the Agreement Date (specifying the existence of employees or facilities in each such state or jurisdiction).
(d)The Company has made available correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), bylaws, as amended to date, and other governing documents, as amended to date, each in full force and effect on the Agreement Date (collectively, the “Charter Documents”). The Board has not approved or proposed, nor has any Person proposed, any amendment to any of the current Charter Documents.
3.2Company Capital Structure.
(a)As of the Agreement Date, other than de minimis changes resulting from the exercise of Company Options, the authorized capital stock of the Company consists of (i) 90,000,000 shares of Company Common Stock, $0.0001 par value, of which 15,357,091 shares are issued and outstanding, and (ii) 58,834,395 shares of Company Preferred Stock, $0.0001 par value, (A) 11,383,245 shares of which are designated Series Z Preferred Stock and all of which are issued and outstanding, (B) 9,762,720 shares of which are designated Series 1 Preferred Stock and all of which are issued and outstanding, (C) 8,743,807 shares of which are designated Series 2 Preferred Stock and all of which are issued and outstanding, (D) 11,458,545 shares of which are designated Series 3 Preferred Stock and all of which are issued and outstanding and (E) 17,486,078 shares of which are designated Series D Preferred Stock and all of which are issued and outstanding. Each share of Company Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock, and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the conversion provisions related to the Company Preferred Stock pursuant to the Certificate of Incorporation, the exercise of Company Options under the Company Equity Plan and the Company Warrant that are, in each case, outstanding as of the Agreement Date. The Company holds no treasury shares. Section 3.2(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of the Company Stockholders and the number and type of such shares so owned by each such Company Stockholder, and any beneficial holders thereof. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Charter Documents or any Contract to which the Company is a party or by which the Company or any of its assets is bound. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other Law any shares of Company Capital Stock, any Company Securities or any other securities of the Company, whether currently outstanding or that may subsequently be issued. All issued and outstanding shares of Company Capital Stock and all Company Options were issued in compliance with Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. No shares of Company Capital Stock are subject to vesting, reverse vesting, forfeiture, a right of repurchase or to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, except for the shares of Company Common Stock set forth on Section 3.2(a) of the Disclosure Schedule (such shares set forth, or required to be set forth, on Section 3.2(a)-1 of the Disclosure Schedule, the “Restricted Shares”). Each Contract pursuant to which any Restricted Shares are subject to vesting or a right of repurchase or a substantial risk of forfeiture is set forth in Section 3.2(a)-1 of the Disclosure Schedule.

(b)As of the Agreement Date, the Company has reserved 18,976,150 shares of Company Common Stock for issuance to Company Service Providers pursuant to the Company Equity Plans, of which 13,173,850 shares are subject to outstanding and unexercised Company Options, and 849,545 shares remain available for issuance thereunder. Section 3.2(b)-1 of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of all Company Optionholders, and each Company Option, whether or not granted under the Company Equity Plan, including the number of shares of Company Capital Stock subject to each Company Option, the number of such shares that are vested or unvested, the “date of grant” of such Company Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax Law), the term of each Company Option, any special post-termination exercise period, the equity plan from which such Company Option was granted (if any), whether such Company Option was granted with an “early exercise” right in favor of the holder, and the country and state of residence of such Company Optionholder. All Company Options listed on Section 3.2(b)-1 of the Disclosure Schedule that are denoted as incentive stock options under Section 422 of the Code so qualify. Section 3.2(b)-2 of the Disclosure Schedule indicates, as of the Agreement Date, which Company Optionholders are Persons that are not employees of the Company or any of its Subsidiaries (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company.
(c)With respect to the Company Options, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective by all necessary corporate action, (ii) no Company Options differ in any material respect from the standard form of award agreement under the applicable Company Equity Plan, a correct and complete copy of such award agreement has been made available to Parent (other than any vesting acceleration provisions contained therein as indicated in Section 3.2(b) of the Disclosure Schedule) and (iii) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any such award agreement in any case from the form made available to Parent. No shares of Company Capital Stock are subject to vesting as of the Agreement Date and no Company Options are “early exercisable” as of the Agreement Date. No Company Option is subject to Section 409A of the Code. The treatment of Company Options under Section 2.1 is permitted under the Company Equity Plans, applicable Laws, and the underlying individual agreements for such equity awards. The Company has no outstanding commitments to grant Company Options or other awards, other than the Promised Options. Except as set forth on Section 3.2(b) of the Disclosure Schedule, no Company Option that was granted so as to qualify as an incentive stock option as defined in Section 422 of the Code was early exercised by the holder of such Company Option.
(d)As of the Agreement Date, there are no authorized, issued or outstanding Company Securities other than shares of Company Capital Stock set forth on Section 3.2(a) of the Disclosure Schedule, Company Options set forth on Section 3.2(b)-1 of the Disclosure Schedule and the Company Warrant. Other than pursuant to the Company Warrant or as set forth on Section 3.2(a), Section 3.2(b)-1, Section 3.2(c) or Section 3.2(e) of the Disclosure Schedule, as of the Agreement Date, no Person holds any Company Securities, or is party to any Contract of any character to which the Company or an Company Security Holder is a party or by which it or its assets is bound, (i) obligating the Company or such Company Security Holder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Securities or other rights to purchase or otherwise acquire any Company Securities, whether vested or unvested or (ii) obligating the Company to grant, extend, accelerate the vesting or repurchase rights of (other than any vesting acceleration provisions contained therein as indicated in Section 3.2(b)-1 of the Disclosure Schedule), change the price of, or otherwise amend or enter into any Company Option or other Company Security.

(e)Section 3.2(e) of the Disclosure Schedule identifies as of the Agreement Date each Person with an offer letter or other Contract that contemplates a grant of Company Options or grant or issuance of other securities of the Company (including the number, series and class of shares, exercise price, vesting commencement date and vesting schedule (including, any accelerated vesting)), or who has otherwise been promised Company Options or other securities of the Company, which Company Options have not been granted, or other securities have not been granted or issued, as of the Agreement Date (each such individual required to be set forth on Section 3.2(e) of the Disclosure Schedule, an “Agreement Date Committed Equity Individual”).
(f)There is no Indebtedness of the Company (i) granting its holder the right to vote on any matters on which any Company Security Holder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”).
(g)There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company, on the one hand, and any Company Security Holder, on the other hand, and (ii) to the Knowledge of the Company, between or among any of the Company Security Holders. Except as set forth on Section 3.2(b) of the Disclosure Schedule, no Company Equity Plan nor any Contract of any character to which the Company is a party to or by which the Company or any of its assets is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options or the acceleration of any other benefits thereunder, in each case in connection with the transactions contemplated by this Agreement or upon termination of employment or service with the Company or Parent, or any other event, whether before, upon or following the Effective Time or otherwise.
3.3Subsidiaries; Ownership Interests.
(a)Each Subsidiary of the Company is a legal entity duly organized and validly existing. Each Subsidiary of the Company has all requisite corporate or similar power and authority to own, operate, distribute and lease its properties and to conducts its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and, to the extent such concept is applicable, in good standing under the Laws in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in a Material Adverse Effect with respect to the Company and its Subsidiaries.
(b)Section 3.3(b) of the Disclosure Schedule accurately lists the Equity Interests, whether direct or indirect, held by the Company in each of its Subsidiaries (collectively, the “Subsidiary Ownership Interests”), as well as the names of any other Persons who hold Equity Interests in such Subsidiaries and the percentage of Equity Interests held by any such Persons. The Subsidiary Ownership Interests are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens (other than Permitted Liens), outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Organizational Documents of any Subsidiary of the Company or any Contract to which any Subsidiary of the Company is a party or by which such Subsidiary or any of its assets is bound. Other than the Subsidiary Ownership Interests, there are no options, warrants or rights of any kind to acquire securities or other ownership interests in any of the Subsidiaries of the Company, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any of the Subsidiaries of the Company.
(c)The Company has made available correct and complete copies of the Organizational Documents of each of its Subsidiaries. No Subsidiary of the Company is in violation of any of the provisions of its Organizational Documents.

3.4Authority and Enforceability.
(a)The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The Company Stockholder Approval is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary to adopt this Agreement and each of the Related Agreements to which the Company is a party and approve the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Company is a party have been, or, as of the Effective Time shall be, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (A) Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (B) principles of equity, rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforcement Exceptions”). The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (x) declared that this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and the Company Stockholders, (y) approved this Agreement in accordance with the provisions of the DGCL and (z) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger (collectively, the “Company Board Resolutions”).
(b)The Company, the Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Charter Documents shall not be applicable to any of Parent, the Company or Final Surviving Entity or to the execution, delivery or performance of the transactions contemplated by this Agreement, including the consummation of the Merger or any of the other transactions contemplated by this Agreement.
3.5No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, shall not conflict with or result in any violation by the Company or any Subsidiary of the Company of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the creation of any Lien (other than Permitted Liens) on any material assets of the Company or any Subsidiary of the Company or any of the Equity Interests of the Company or any Subsidiary of the Company under  any provision of the Charter Documents or the Organizational Documents of any Subsidiary of the Company,  any Material Contract,  any material Permit of the Company or (d) assuming compliance with any applicable Antitrust Laws, any Law applicable to the Company or any of its Subsidiaries or any of their properties or assets (whether tangible or intangible) other than, in the case of clauses (b), (c) or (d), any such conflict, violation, default, obligation, right, loss or creation of any Lien that would not be material and adverse to the Company. Section 3.5 of the Disclosure Schedule sets forth all notices, consents, waivers and approvals of parties to any Material Contracts with the Company or any of its Subsidiaries that are required thereunder in connection with the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, or for any such Material Contract to remain in full force and effect without material limitation, modification or alteration immediately after the Closing and, but for any fact, circumstance, or condition with respect to Parent, so as to preserve all material rights of, and material benefits to, the Company or any of its Subsidiaries under such Material Contracts from and after the Closing. Immediately following the Closing, the Company and its Subsidiaries shall continue to be permitted to exercise all of their rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or its Subsidiaries would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.
3.6Governmental Authorization. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (b) the filing of the First Certificate of Merger and Second Certificate of Merger as provided in Section 1.2 and (c) the expiration or early termination of the applicable waiting period under the HSR Act.
3.7Company Financial Statements; No Undisclosed Liabilities.
(a)The Company has delivered to Parent correct and complete copies of its audited consolidated financial statements for the fiscal years ended December 31, 2020 and December 31, 2019 (including, in each case, balance sheets, statements of income and statements of cash flows) (the “Audited Financials”) and its unaudited consolidated financial statements (including, in each case, balance sheets, statements of income and statements of cash flows) as at April 30, 2021 and the four months then ended (such financials, the “Interim Financials”, collectively with the Audited Financials, the “Financials”), which are included as Section 3.7(a) of the Disclosure Schedule. The Financials (i) are derived from and in accordance with the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or shall be material to the Company), and (iii) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financials, applied on a consistent basis throughout the periods indicated and consistent with each other.
(b)Neither the Company nor any of its Subsidiaries has any material Liabilities other than (i) those set forth on or provided for on the face of the balance sheet (the “Current Balance Sheet”) included in the Financials as of April 30, 2021 (the “Balance Sheet Date”), (ii) those incurred in the conduct of the Company’s or such Subsidiary’s business since the Balance Sheet Date in the Ordinary Course of Business that do not result from any breach of Contract, warranty, infringement, tort or violation of Law by the Company, (iii) those incurred by the Company or any of its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including all Third-Party Expenses, and (iv) those arising under Material Contracts in accordance with their terms (other than the payment of liquidated damages or arising as a result of a default or breach thereof). Except for Liabilities reflected in the Financials, neither the Company nor any of its Subsidiaries has any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the

Company or any of its Subsidiaries. Since December 31, 2017, neither the Company nor any of its Subsidiaries have guaranteed any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP consistently applied.
(c)Section 3.7(c) of the Disclosure Schedule sets forth a correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the Agreement Date, including, for each such item of Indebtedness, the agreement governing the Indebtedness, any assets securing such Indebtedness and any prepayment or other penalties payable in connection with the repayment of such Indebtedness at the Closing pursuant to the agreements governing such Indebtedness.
(d)The Company has established and maintains a system of internal accounting controls reasonably designed to provide assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or any of its Subsidiaries and (iv) that the amount recorded for assets on the books and records of the Company and its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, any of the its Subsidiaries, the Company’s independent auditors nor, to the Knowledge of the Company, any current or former employee, consultant or director of the Company or any of its Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves the Company’s or any of its Subsidiary’s management or other current or former employees, consultants or directors of the Company or any of its Subsidiaries who have a role in the preparation of the Financials or the internal accounting controls utilized by the Company or any of its Subsidiaries, or any claim or allegation regarding any of the foregoing. Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries, or their internal accounting controls or any material inaccuracy in the Company’s or any of its Subsidiary’s Financials. No attorney representing the Company or any of its Subsidiaries has reported to the Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or their Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s and its Subsidiaries’ internal controls that could materially and adversely affect the Company’s and its Subsidiaries’ ability to record, process, summarize and report financial data. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Current Balance Sheet as required by Statement No. 5. There has been no material change in the Company’s or any of its Subsidiaries’ accounting policies since December 31, 2018, except as described in the Financials.
3.8No Changes. Since the Balance Sheet Date through the Agreement Date: (a) the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business (except with respect to actions taken by the Company in connection with this Agreement and the transactions contemplated hereby), (b) there has not occurred a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, and (c) neither the Company nor its Subsidiaries have taken any action that, if taken after the Agreement Date, would constitute a breach of, or require the consent of, Parent under clauses (a), (b), (c), (g), (h), (i), (j), (n), (o), (p), (q), (r), (s), (t), (u), (v), (w), (x), (y) or (z) of Section 6.2.

3.9Tax Matters.
(a)General Tax Matters.
(i)The Company and its Subsidiaries have (A) prepared and timely filed all income and other material Tax Returns required to be filed, and such Tax Returns are true and correct in all material respects and (B) timely paid all Taxes required to be paid by the Company and its Subsidiaries (whether or not shown or required to be shown on any Tax Return). Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than automatically granted extensions to file income Tax Returns that are obtained in the Ordinary Course of Business). All accrued and unpaid Taxes of the Company and its Subsidiaries as of close of business on the Closing Date (calculated in accordance with past practice and not taking into account the Closing or any actions taken by Parent or the Company and its Subsidiaries after the Effective Time) will be included in the Estimated Closing Indebtedness Amount.
(ii)The Company and its Subsidiaries have paid or withheld or collected with respect to its employees, creditors, customers, stockholders and other third parties, all Taxes and social security charges, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld or collected, and have timely paid over any such Taxes and other amounts to the appropriate Governmental Entity in accordance with applicable Law, and filed materially correct and complete information Tax Returns to the extent required to be filed by the Company and its Subsidiaries with respect thereto.
(iii)There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries that has not been paid or otherwise resolved in full, and neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(iv)No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is in progress, nor has the Company nor any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No written claim has ever been made by any Tax authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries are or may be subject to Tax in that jurisdiction. No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority. Neither the Company nor any of its Subsidiaries is a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes. There are no matters relating to Taxes under discussion between any Tax authority and the Company or any of its Subsidiaries.
(v)As of the Balance Sheet Date, neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the face of the Current Balance Sheet (rather than in any notes thereto), whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the Ordinary Course of Business (or recognized any extraordinary gain) since the Balance Sheet Date (other than as a result of the Closing).
(vi)The Company has delivered to Parent correct and complete copies of all income, sales and use, value added, and other material Tax Returns filed by the Company or any of its Subsidiaries for all taxable periods remaining open under the applicable statute of limitations, all IRS Forms 8832 filed by the Company or any of its Subsidiaries, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Company and its Subsidiaries for all taxable periods. Section 3.9(a)(i) of the Disclosure Schedule sets forth each jurisdiction where the Company or any of its Subsidiaries will be required to file an income Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid. No power of attorney with respect to Taxes has been granted with respect to the Company or any of its Subsidiaries that will remain in effect after the Closing.
(vii)There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.
(viii)Neither the Company nor any of its Subsidiaries has been, during the applicable period provided in Section 897(c) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
(ix)The Company has made available to Parent correct and complete copies of any formal written analysis prepared by, or on behalf of, the Company or any of its Subsidiaries regarding whether any of the Tax attribute carryforwards of the Company or any of its Subsidiaries (including net operating losses and Tax credits) are subject to limitation pursuant to Sections 382, 383 or 384 of the Code.
(x)Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.
(xi)Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Section 6707A(e) of the Code or the Treasury Regulations promulgated thereunder, engaged in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP, or participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or non-U.S. Tax Law. Neither the Company nor any of its Subsidiaries has taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Tax Law).
(xii)Neither the Company, its Subsidiaries, nor any predecessor of the Company or any of its Subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than an affiliated group of which the Company was the common parent), (B) ever been a party to any Tax sharing, indemnification, reimbursement or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement (other than Commercial Tax Agreements), (C) any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of Law, by Contract or otherwise (other than Commercial Tax Agreements) or (D) ever been a party to any joint venture, partnership or other agreement that could reasonably be treated as a partnership for U.S. federal income Tax purposes.
(xiii)Neither the Company nor any of its Subsidiaries (and Parent as a result of its acquisition of the Company) will be required to include any amount of income or gain or exclude a material amount of deduction or loss from taxable income for any Tax period or portion thereof ending after the Closing (with respect to the sum of the amounts under clauses (A) and (E) in each taxable period, in excess of the net operating losses of the Company or its Subsidiaries as of the Closing Date that are available and usable by Parent, the Company, or such Subsidiary (as relevant) in such taxable period) as a result of (A) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or non U.S. Tax Law) by reason of a change in a method of accounting filed on or before the Closing Date, or use of an improper method of accounting (including such a change that to the Knowledge of the

Company could result from the transactions contemplated by this Agreement) filed (or otherwise adopted or imposed) on or before the Closing Date, or use of an improper method of accounting, for a taxable period that ends on or prior to the Closing Date, (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) entered into on or prior to the Closing Date, (C) any intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction occurring before the Closing, (D) any installment sale or open transaction disposition made on or prior to the Closing Date, (E) any deferred revenue or prepaid amount received on or prior to the Closing Date, or (F) any payment, loan, event or other transaction that occurred prior to the Closing the payment and/or liability for which has been deferred or forgiven pursuant to any Pandemic Response Law. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).
(xiv)Each of the Company and each of its Subsidiaries uses the accrual method of accounting for income Tax purposes.
(xv)The Company is and always has been a domestic corporation taxable under subchapter C of the Code and the Company’s Subsidiary is and always has been a foreign corporation or an entity disregarded as separate from the Company, in each case for U.S. federal income Tax purposes. Except for the Company’s interests in the Subsidiaries of the Company set forth in Section 3.3(b) of the Disclosure Schedule, none of the Company or any of its Subsidiaries has or ever has had any direct or indirect ownership interest in any trust, corporation, partnership, limited liability company, joint venture or other business entity for U.S. federal income Tax purposes.
(xvi)Each of the Subsidiaries of the Company (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) has never been a “passive foreign investment company” as defined in Section 1297 of the Code with respect to the Company, (C) is not a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, and (D) is not subject to U.S. federal income Tax under any provision of the Code. As of the Closing Date, none of the Subsidiaries of the Company will hold any assets that constitute United States property within the meaning of Section 956 of the Code. The Company would not be required to include any amount as income under Section 951 of the Code or Section 951A of the Code were the taxable years of the Subsidiaries of the Company deemed to close on the Closing Date.
(xvii)Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such other country.
(xviii)Neither the Company nor any of its Subsidiaries has ever (A) participated in an international boycott as defined in Section 999 of the Code, (B) been subject to any accumulated earnings Tax or personal holding company Tax, (C) had branch operations in any foreign country (D) been party to a gain recognition agreement under Section 367 of the Code or (E) incurred a dual consolidated loss within the meaning of Section 1503. Neither the Company nor any of its Subsidiaries has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. No Tax ruling has been issued to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has applied for any Tax ruling. To the extent required by applicable Law, the each of Company and its Subsidiaries has filed all reports and have created and/or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any non-U.S. Tax Law).

(xix)All transactions and agreements entered into between any of the Company and its Subsidiaries have been made on arm’s length terms. Each of the Company and its Subsidiaries is, and has been at all relevant times, in compliance in all material respects with all applicable transfer pricing laws and regulations.
(xx)Section 3.9(a)(xx) of the Disclosure Schedule lists all Tax holidays that were granted by a Tax authority and are not generally available to Persons without specific application therefor with regard to the payment of Taxes which have current applicability to the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is currently in compliance with the requirements for all such Tax holidays and similar Tax benefits and have been in compliance since such holiday or benefit was originally claimed by the Company or any of its Subsidiaries. To the Knowledge of the Company, no Tax holiday or similar Tax benefit of the Company or any of its Subsidiaries will terminate or be subject to recapture or clawback by reason of the transactions contemplated by this Agreement.
(xxi)Neither the Company nor any of its Subsidiaries has taken any action, nor knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(xxii)To the Knowledge of the Company, there is no material property or obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that are currently escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar applicable Laws.
(xxiii)No Company Securities are a “covered security” within the meaning of Section 6045(g) of the Code. The Company has delivered to Parent correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center, that the Company has received from employees, non-employee directors, or other service providers under Treasury Regulation Section 1.83-2(d) with respect to Company Capital Stock that is subject to vesting. A valid election under Section 83(b) of the Code was timely made in connection with any issuance of any shares of Company Capital Stock in connection with the performance of services if such shares were subject to a substantial risk of forfeiture.
(xxiv)The Company and its Subsidiaries have collected, remitted and reported to the appropriate Tax authority all sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).
(xxv)None of the Company or any of its Subsidiaries has (A) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (C) deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order.
(b)Tax Matters Related to Compensation. Section 3.9(b) of the Disclosure Schedule lists all current or former Company Service Providers of the Company or any of its Subsidiaries who are reasonably believed by the Company to be “disqualified individuals” (within the meaning of Section 280G of the Code) as of the Agreement Date. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) result in any payment or benefit from the Company or any Subsidiary, Affiliate or ERISA Affiliate thereof (and not from Parent or a Subsidiary or Affiliate thereof) that would be, individually or in combination with any other payment or benefit (including from Parent or a Subsidiary or Affiliate thereof (including the First Step Surviving Corporation or the Final Surviving Entity)), characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Tax law). There is no contract, agreement, plan or arrangement to which the Company, its Subsidiaries or any ERISA Affiliate is a party or by which it is bound to compensate any current or former Company Service Provider for excise taxes paid pursuant to Section 4999 of the Code or any similar state Law. Other than the Restricted Shares, none of the shares of outstanding capital stock of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.
(c)409A Compliance. Except as set forth on Section 3.9(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has been, a party to any Contract, arrangement or plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). Each nonqualified deferred compensation plan is and has been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. The per share exercise price for each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant (and as of any later modification thereof) within the meaning of Section 409A of the Code and as determined in a manner consistent with Section 409A of the Code. No compensation is includable in the gross income of any current or former Company Service Provider as a result of Section 409A of the Code with respect to any arrangements or agreements covering any such current or former Company Service Provider.
3.10Restrictions on Business Activities. There is no Order to which the Company or any of its Subsidiaries is a party or which is otherwise binding upon the Company or any of its Subsidiaries (or any of their assets) which has or may reasonably be expected to have the effect of (a) prohibiting or materially impairing (i) any business practice of the Company or any of its Subsidiaries, (ii) any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, or (iii) the conduct of business by the Company or any of its Subsidiaries, or (b) otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person.
3.11Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.
(a)Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.
(b)Section 3.11(b) of the Disclosure Schedule sets forth a list, as of the Agreement Date, of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of its business (the “Leased Real Property”), including all amendments, terminations and modifications thereof (such agreements, together with any amendments, terminations and modifications thereto, the “Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company or any of its Subsidiaries is a party. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) on the part of the Company which would be material to the operation of the business of the Company or any of its Subsidiaries, and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to the Enforcement Exceptions. As of the Agreement Date, none of the Company nor any of its Subsidiaries has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

(c)Each of the Company and its Subsidiaries has good title to, or valid leasehold interest in, all of its tangible properties, and interests in tangible properties and assets, real and personal, reflected on the Current Balance Sheet or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such tangible properties and assets that afford the Company or such Subsidiary valid leasehold possession of the tangible properties that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens.
(d)For the avoidance of doubt, for the purposes of this Section 3.11, all references and representations with respect to the assets or properties of the Company and its Subsidiaries exclude Intellectual Property Rights, which are covered by Section 3.12.
3.12Intellectual Property.
(a)Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(i)“Behavioral Data” means data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, household or application (including by means of an advertisement or other content), to develop a profile or record of the activities of an individual, device, or application across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of an individual, device, or application, or a user thereof, or to target advertisements or other content to an individual, device, or application.
(ii)“Company Code” shall mean the software that embodies any Company Owned IP and the software that comprises any Company Products.
(iii)“Company Data” shall mean the data contained in the databases of the Company and its Subsidiaries and the data and databases that the Company and its Subsidiaries Process in the operation of their business, including Behavioral Data, Company Products Data, and Personal Data.
(iv)“Company IP” shall mean (i) all Technology and Intellectual Property Rights used or held for use by the Company and its Subsidiaries, and (ii) all Company Owned IP.
(v)“Company Owned IP” shall mean any and all Intellectual Property Rights, including Registered IP, that are owned or purported to be owned by the Company or any Subsidiary of the Company.
(vi)“Company Privacy Policy” shall mean each external or internal written privacy policy or privacy or security-related representation or policy of the Company or any Subsidiary of the Company, including any written policy relating to: (i) Personal Data of users of Company Products or any website or service operated by or on behalf of the Company or its Subsidiaries on or through which Personal Data are Processed by or on behalf of the Company or any Subsidiary of the Company; or (ii) the creation, collection, use, storage, retention, hosting, disclosure, security, transmission, interception, transfer, disposal, or other Processing of Personal Data by or on behalf of the Company or any Subsidiary of the Company.
(vii)“Company Products” shall mean all products and services that have been or are as of the Closing Date commercially provided, made available, marketed, distributed, offered online, offered for sale, sold, leased, loaned, or licensed by or on behalf of the Company or any Subsidiary of the Company (including through resellers and other channel partners) and any product or service currently under development by or on behalf of the Company or any Subsidiary of the Company that is scheduled for release in the three months following the Closing Date and in its state of development as of the Closing Date.
(viii)“Company Products Data” means (i) all data and content uploaded or otherwise provided by or for customers or users (or any of their respective customers or users) of the Company or any of its Subsidiaries to, or stored by or for customers or users (or any of their respective customers or users) of the Company or any of its Subsidiaries on the Company Products, (ii) all data and content (including any voice, video, email, text messaging, or other communications) created, compiled, inferred, derived, transmitted, intercepted, or otherwise collected or obtained by or for the Company Products or by or for the Company or any of its Subsidiaries in connection with its provision of the Company Products or operation of the business of the Company and its Subsidiaries and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.
(ix)“Company Software” shall mean the software that (i) is Company Owned IP, (ii) is integrated by or on behalf of the Company with any Company Owned IP or (iii) is used by or on behalf of the Company in the operation, design, development, production, distribution, testing, provision, maintenance or support of the Company Products.
(x)“Company Source Code” shall mean any software source code authored by or on behalf of the Company that embodies Company Owned IP.
(xi)“Contaminant” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions:  disrupting, disabling, harming, damaging, destroying or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a System, or any data or file without the user’s consent.
(xii)“Intellectual Property Rights” shall mean any and all intellectual property and proprietary rights arising in any jurisdiction, including: (i) rights in, arising out of, or associated with works of authorship, including rights granted under the Copyright Act, (ii) rights in, arising out of, or associated with databases, (iii) rights in, arising out of, or associated with inventions, including rights granted under the Patent Act (“Patent Rights”), (iv) rights in, arising out of, or associated with trademarks, service marks and trade names, including rights granted under the Lanham Act, (v) rights in, arising out of, or associated with confidential information and trade secrets, including rights described under the Uniform Trade Secrets Act, (vi) rights of attribution and integrity and other moral rights of an author, (vii) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, publicity or similar rights, (viii) rights in, arising out of, or associated with domain names and (ix) any similar or analogous rights arising in any jurisdiction in the world.
(xiii)“Open Source Material” shall mean any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).

(xiv)“Personal Data” shall mean information about an identified or identifiable natural person and any other information that constitutes “personal data” as defined under the GDPR, “personal information” as defined under the CCPA, or “personal data,” “personally identifiable information,” “nonpublic personal information,” “customer proprietary network information,” “individually identifiable health information,” “protected health information” or “personal information” as defined under applicable Law or governed by Privacy Requirements.
(xv)“Privacy Requirements” shall mean: (i) the Company Privacy Policies, (ii) written privacy obligations relating to the Processing of Personal Data by or on behalf of the Company or any Subsidiary of the Company contained or incorporated in the Material Contracts, (iii) any written notices, consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of natural Persons that relate to the Processing of such natural Persons’ Personal Data by or on behalf of the Company, (iv) any applicable Law relating to anti-wiretapping and eavesdropping and the Processing of Personal Data by or on behalf of the Company or any Subsidiary of the Company (including the Federal Communications Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the California Invasion of Privacy Act, the Electronic Communications Privacy Act, the Video Privacy Protection Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act of 2020 (“CCPA”), other state privacy and data security laws, any U.S. laws related to eavesdropping, wiretapping, intercepted communications or telephone call recording, state social security number protection laws, state data breach notification laws, state consumer protection laws, Canada’s Personal Information Protection and Electronic Documents Act, SC 2000, c 5, (“PIPEDA”) and substantially similar legislation enacted by any provinces of Canada, Canada’s Anti-Spam Legislation, S.C. 2010, c. 23 (“CASL”), Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation or “GDPR”), the Privacy and Electronic Communications Directive 2002/58/EC (“ePrivacy Directive”) any European Union or United Kingdom laws and regulations implementing the GDPR or ePrivacy Directive (each only when and to the extent applicable), the Canadian Personal Information Protection and Electronic Documents Act and any other applicable Laws relating to anti-wiretapping and eavesdropping and the Processing of Personal Data by or on behalf of the Company or any Subsidiary of the Company (including any Laws within any country where the Company or any of its Subsidiaries is conducting, or has conducted, any business, or that otherwise apply to the Company or any of its Subsidiaries)), any applicable written rule, code of conduct, or other requirement of a self-regulatory organization to which the Company has affirmed compliance, and any applicable published industry best practice or other standard applicable to the messaging and software industries to which the Company has affirmed compliance and (v) any contractual obligation binding on the Company or any Subsidiary of the Company, including the standard terms of service entered into by users of the Company Products, in each case, as amended from time to time, that pertains to (A) privacy, data security or data protection, (B) the Processing of Personal Data by or on behalf of the Company or any Subsidiary of the Company, (C) direct marketing and any other initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone (including robocalls), text messaging, electronic commercial messages, or otherwise, in each case containing Personal Data), or consumer protection or (D) notification of a breach of security required by Law or a contractual obligation binding on the Company or any Subsidiary of the Company.
(xvi)“Process” or “Processing” shall mean, with respect to data, the use, review, analysis, filtering, collection, receipt, processing, storage, recording, organization, safeguarding,

security, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, retrieval, access, consultation, disclosure, sharing, dissemination, or destruction of such data.
(xvii) “Registered IP” shall mean domain names and all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including all applications, foreign counterparts, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patents.
(xviii)“Shrink-Wrap Software” shall mean any generally commercially available, non-customized software in executable code or hosted form that is available for an annual cost of not more than $50,000 for a single user or work station (or $50,000 in the aggregate for all users and work stations) that is not: (A) distributed by the Company or its Subsidiaries to third parties or (B) incorporated into the Company Products.
(xix)“Technology” shall mean all forms of technology and content, including any or all of the following: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs or software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, websites, and sound recordings, (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items, (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques, (iv) databases, data compilations and collections and technical data and (v) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
(b)Registered IP. Section 3.12(b)(1) of the Disclosure Schedule lists: (i) each item of Registered IP which is owned, filed in the name of, or purported to be owned by the Company or its Subsidiaries or subject to a valid obligation of assignment to the Company or any Subsidiary (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered IP”), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number, (iii) the filing date, and issuance/registration/grant date and (iv) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Section 3.12(b)(2) of the Disclosure Schedule lists: (x) any formal actions that must be taken by the Company or any Subsidiary within 90 days of the Closing Date with respect to any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates and (y) any Legal Proceedings before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or equivalent authority anywhere in the world) to which the Company or any Subsidiary is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP. All necessary registration, maintenance and renewal fees in connection with the Company Registered IP that are or shall be due for payment on or before the Closing Date have been or shall be timely paid and all necessary documents and certificates in connection with the Company Registered IP that are or shall be due for filing on or before the Closing Date have been or shall be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP. To the maximum extent provided for by, and in accordance with, applicable Laws, the Company and each Subsidiary has recorded each assignment of Registered IP with each relevant Governmental Entity, in accordance with applicable Laws. The Company has made available to Parent correct and complete copies of all applications, correspondence and other material documents related to each such item of Registered IP.
(c)Title, Validity and Enforceability. The Company or its Subsidiaries exclusively own all right, title, and interest to and in the Company Owned IP free and clear of all Liens (other than Permitted Liens). All Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable (except with respect to applications, which are validly applied for).
(d)Contracts.
(i)Section 3.12(d)(i) of the Disclosure Schedule lists, as of the Agreement Date, all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound pursuant to which any Intellectual Property Right or Technology is licensed to the Company or any of its Subsidiaries (other than (A) non-exclusive software licenses or software-as-a-service agreements with respect to Shrink-Wrap Software, (B) Open Source Licenses, (C) Personnel Agreements, (D) data protection Contracts (including business associate agreements and personal information processing agreements), letters of authorization, terms of service, order forms and nondisclosure Contracts entered in the Ordinary Course of Business, (E) non-exclusive licenses to data or feedback contained in Contracts with the Company’s and its Subsidiaries’ customers, resellers, channel partners or other strategic partners that were entered into the Ordinary Course of Business, and (F)  licenses of Intellectual Property Rights or Technology that do not materially deviate from the Intellectual Property Rights and Technology licensing provisions set forth in the corresponding Standard Form Agreement) (collectively, “Inbound Licenses”).
(ii)Section 3.12(d)(ii) of the Disclosure Schedule lists, as of the Agreement Date, each Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound pursuant to which the Company or any of its Subsidiaries has granted to any Person any license under, agreed not to assert or enforce, or in which any Person has otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned IP (other than (A) data protection Contracts (including business associate agreements and personal information processing agreements), letters of authorization, terms of service, order forms and nondisclosure agreements entered in the Ordinary Course of Business, (B) non-exclusive licenses to provide the Company Products to the Company’s or any Subsidiary’s customers entered in the Ordinary Course of Business, (C) licenses, access or rights granted to service providers to use Company Data in connection with the provision of services to the Company or any of its Subsidiaries, (D) access or licenses to Company IP granted to Company Service Providers pursuant to Personnel Agreements and (E) incidental trademark licenses) (collectively, “Outbound Licenses”).
(iii)The Company has made available to Parent a correct and complete copy of each standard form of Contract used by the Company and its Subsidiaries at any time in connection with its business, including (as applicable) each of its unmodified standard forms of: (A) employee agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision, (B) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision, (C) confidentiality or nondisclosure agreement and (D) customer contract providing for non-exclusive use of or access to the Company Products (collectively, the “Standard Form Agreements”).
(iv)With respect to the each of (A) terms of service and order forms relating to software that is not Shrink-Wrap Software entered into by the Company or any of its Subsidiaries, and (B) non-exclusive licenses to provide the Company Products to the Company’s or any Subsidiary’s customers entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business (collectively, the “Material IP Licenses”), each of the Company and its Subsidiaries has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and has not received any written notice alleging it to be in default in respect of, any Material IP License. Each of the Material IP Licenses is in full force and effect, subject only to the effect, if any, of the Enforcement Exceptions. There exists no default or event of default under any Material IP License by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto.
(e)Company Owned IP. The Company or its Subsidiaries has the exclusive right to bring infringement actions with respect to the Company Owned IP. Neither the Company nor any Subsidiary has: (A) transferred full or partial ownership of, or granted any other Person any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license were owned or purported to be owned by the Company or (B) permitted Intellectual Property Rights that are or, were at the time, owned or purported to be owned by the Company or any of its Subsidiaries to enter into the public domain.
(f)Development of Company IP. Neither the Company nor any Subsidiary has jointly developed any Company IP with any other Person with respect to which such other Person has retained any rights in the developed subject matter. Without limiting the generality of the foregoing:
(i)Each Person who is or was an employee, consultant or contractor of the Company or any Subsidiary and that was involved in the development of any material Technology or material Intellectual Property Rights for or on behalf of the Company or its Subsidiaries has signed a valid and enforceable Contract that (A) contains an assignment to the Company or such Subsidiary of such Person’s rights, title and interest in and to the resulting Technology and Intellectual Property Rights and (B) which also contains customary confidentiality provisions protecting the rights of the Company or such Subsidiary in trade secrets and other Company or Subsidiary proprietary information (such Contracts, the “Personnel Agreements”). The Company or such Subsidiary and all other parties thereto are in compliance in all material respects with the provisions of the Personnel Agreements.
(ii)No current or former member, manager, officer, director, consultant, contractor or employee of the Company or any Subsidiary (A) has made any claim of ownership with respect to any Company Owned IP or (B) has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP.
(iii)No current or former employee of the Company or any Subsidiary is: (A) bound by or otherwise subject to any Contract with a third Person restricting such employee from performing (or in the case of former employees, having performed) such employee’s duties for the Company or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an employee or contractor of the Company or such Subsidiary.
(iv)No funding, facilities or personnel of any Governmental Entity or any public or private university, college or other educational or research institution were used directly to develop or create, in whole or in part, any Technology or Intellectual Property Right for or on behalf of the Company or its Subsidiaries.
(v)No current or former employee of the Company or any Subsidiary of the Company is in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, or consulting agreement with the Company or any of its Subsidiaries. No current or former employee of the Company or any Subsidiary of the Company is in any material respect in violation of any non-competition agreement, non-solicitation agreement or restrictive covenant with a former employer or service recipient relating to the right of any such employee to be employed by or provide services to the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or the use of trade secrets or proprietary information of such former employer or service recipient.
(g)Standards Bodies. Neither the Company nor any of its Subsidiaries is, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Company or its Subsidiaries to grant or offer to any other Person any license or right to any Company Owned IP. Neither the Company nor any of its Subsidiaries is a party to any Contract with a standards body or any similar organization involving the license to the Company or its Subsidiaries of “standards essential” Technology or Intellectual Property Rights, and neither the Company nor any Subsidiary has reasonable basis to believe that in the absence of such Contract, it has any Liability therefor.
(h)Protection of Trade Secrets. The Company and its Subsidiaries have taken reasonable steps and precautions to maintain the confidentiality of, and otherwise protect and enforce its rights in, all proprietary and confidential information that the Company and its Subsidiaries hold, or purport to hold, as a trade secret or maintain, or purport to maintain, as confidential.
(i)Enforcement. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP. Section 3.12(i) of the Disclosure Schedule lists (and the Company has made available to Parent a correct and complete copy of) each letter or other written or electronic communication, or written correspondence or claim that has been sent or otherwise delivered to any other Person by the Company, any Subsidiary, or any of their representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned IP.
(j)Non-Infringement. The operation of the business of the Company and its Subsidiaries as previously conducted, currently conducted and as proposed by the Company and its Subsidiaries to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, sale, provision, and licensing out of any Company Product, has not, does not, and will not infringe, violate or misappropriate, any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction, nor is there any reasonable basis for any such claims. Without limiting the generality of the foregoing:
(i)No infringement, misappropriation, or similar claim or Legal Proceeding involving or relating to any Intellectual Property Rights of another Person is pending or threatened against the Company or its Subsidiaries or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or its Subsidiaries with respect to such Legal Proceeding.
(ii)Neither the Company nor any Subsidiary has received any written notice or other written communications relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company or any Subsidiary of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company or any Subsidiary obtain a license to any Intellectual Property Rights of another Person in a manner that reasonably implies infringement or violation in the absence of a license thereto.
(k)Company Software. The Company Software does not contain any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that: (A) with respect to the Company Code only, materially and adversely affects the use, functionality or performance of the Company Code or (B) causes or would cause the Company or any Subsidiary to materially fail to comply, with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software or any Company Product. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (X) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (Y) damaging or destroying any data or file without the user’s consent.
(l)Company Source Code. No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee, consultant or independent contractor of the Company or any of its Subsidiaries subject to a Personnel Agreement. Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Company Source Code to any other Person.
(m)Open Source.
(i)Section 3.12(m)(i) of the Disclosure Schedule lists, as of the Agreement Date: (A) each item of Open Source Materials (including versions) that is contained in, distributed with, or linked with the current version any Company Code or from which any part of the current version of any Company Code is derived, (B) the name of or a link to (or other locator for) the applicable Open Source License for each such item of Open Source Material that is software and (C) whether such Open Source Material has been distributed and/or modified by or on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries are in material compliance with the terms and conditions of the applicable Open Source License for the foregoing Open Source Materials.
(ii)No Company Code contains, is linked with, derived from, or is distributed with, any Open Source Materials pursuant to the applicable Open Source License in a manner: (A) that requires the Company or its Subsidiaries grant a license under, or refrain from asserting any one or more of its Patent Rights, (B) that requires any item or part of Company Code (except for the applicable, unmodified third-party Open Source Material itself), (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works or (3) be redistributable at no charge, or (C) that otherwise imposes any limitation, restriction or condition for the commercial exploitation of any item or part of Company Code (except for the applicable, unmodified third-party Open Source Material itself).
(iii)Neither the Company nor any of its Subsidiaries has distributed any Company Source Code pursuant to an Open Source License.
(n)Privacy.
(i)Section 3.12(n)(i) of the Disclosure Schedule lists all Company Privacy Policies. None of the disclosures made or contained in any Company Privacy Policy has been materially inaccurate, misleading or deceptive.
(ii)The use of the Company Products by customers of the Company or its Subsidiaries (and such customers’ customers and users) for their intended purposes complies, and at all times has complied, with all Privacy Requirements.

(iii)The Company, its Subsidiaries, the Company Products, and all third parties performing services for the Company or its Subsidiaries (in the case of such third parties, to the extent relating to the Processing of Personal Data in connection with the performance of services for the Company or its Subsidiaries) comply with, and have complied with, all applicable Privacy Requirements.
(iv)There are no requests to the Company or its Subsidiaries from individuals seeking to exercise their rights under Privacy Requirements applicable to such individuals (such as rights to obtain, access, rectify, or delete their Personal Data; obtain information about how their data is collected, used, or shared; opt-out of sharing of their data; restrict processing of or object to processing of Personal Data; data portability) that have not been complied with in accordance with Privacy Requirements. No indemnification requests are pending or threatened in writing against the Company nor any of its Subsidiaries alleging any violation of Privacy Requirements.
(v)Neither Company nor any of its Subsidiaries has collected or received any Personal Data online from children under age 16 without (where legally required) verifiable parental consent or directed any of its websites through which Personal Data could be obtained to children under age 16.
(vi)Neither the execution, delivery, and performance of this Agreement, the transactions contemplated hereby nor the transfer of Personal Data Processed by or for the Company or its Subsidiaries, including all of the Company’s or its Subsidiaries’ databases containing Personal Data and Company Products Data that are under the control of the Company or its Subsidiaries, from the Company or any Subsidiary to Parent will cause, constitute, or result in a breach or violation of any Privacy Requirements.
(vii)Neither the Company nor any Subsidiary has transferred or permitted the transfer of Personal Data originating in the European Economic Area outside the European Economic Area that are subject to GDPR (or from any other jurisdiction with restrictions on the transfer of Personal Data), except where such transfers have complied with Law.
(o)Company Data. The Company and its Subsidiaries have (i) all authorizations and consents and has given all notices as are required by Law for the Processing of Company Data by or on behalf of the Company and its Subsidiaries, (ii) all rights required by Law to license, use, sublicense, distribute or otherwise Process the Company Data in the manner conducted by the Company and its Subsidiaries to date, and (iii) all rights required by Law to collect and Process all Company Data used in the business of the Company and each Subsidiary and the Company’s and each Subsidiary’s data collection practices do not infringe or violate any third-party’s privacy, intellectual property or other proprietary rights or breach any applicable terms of service or other written restriction (including regulatory requirements and prohibitions).
(p)Systems. The computer, information technology and data processing systems, facilities, infrastructure and services owned, used, or leased by or on behalf of the Company and its Subsidiaries, including the Company Products and all other software, hardware, networks, communications facilities, platforms and related systems and services in use by or under the control of the Company and its Subsidiaries (collectively, “Systems”), are adequate for the operation of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. The Systems (A) are in good working condition to perform all operations necessary for the operation of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries, (B) have not materially malfunctioned, and (C)  do not contain any Contaminants that (i) significantly disrupt or adversely affect the operation or use of any System, except as disclosed in the Systems’ documentation or (ii) enable any Person to access without authorization any System.

(q)Security Measures.
(i)Neither the Company nor any Subsidiary has made public written statements regarding the Company’s or its Subsidiaries’ Systems or information security practices or policies other than those made in the Company Privacy Policies. The Company’s and its Subsidiaries’ information security practices and policies materially comply with and have materially complied with all applicable Privacy Requirements. The Company has implemented and maintained reasonable backup, disaster recovery and business continuity plans, procedures, technology, and facilities, including with respect to all Systems that are owned or controlled by the Company or any Subsidiary, including Systems Processing Company Data that are owned by third-party service providers, (“Company Systems”) and the business of the Company and its Subsidiaries are consistent with industry practices with respect to information security practices.
(ii)With respect to each Person performing services for the Company or its Subsidiaries that is or has been permitted to Process Company Data or Company confidential information, the Company or such Subsidiary has obtained a written agreement from such Person that binds such Person to comply with all Privacy Requirements applicable to their respective performance of services. All Persons are in material compliance with the provisions of such agreements. The Company has made available the standard form of non-disclosure or confidentiality agreements generally used by the Company and its Subsidiaries with Persons with which or whom the Company or its Subsidiaries shares Company confidential information.
(iii)There have been no actual or threatened intrusions into or breaches of the security of any Systems, nor have there been any actual or threatened breaches with respect to, or any actual or threatened accidental, unauthorized or unlawful access to, or loss, destruction, acquisition, use, alteration, or other Processing of, any Company Data or Company confidential information collected, handled, transmitted, stored, or otherwise Processed by or for the Company or its Subsidiaries, including any such incidents experienced by third parties performing services for the Company or its Subsidiaries requiring notification to any Person or Governmental Entity. The Company and its Subsidiaries have made all notifications to customers or non-customer end users required to be made by the Company or its Subsidiaries under any Privacy Requirements arising out of or relating to any event of unauthorized access to or disclosure or acquisition of any Company Data. Neither the Company nor any Person acting on the Company’s behalf or under its direction has: (A) paid any perpetrator of, or party making a threat regarding, any security breach, incident or cyber-attack or (B) paid any third party with actual or alleged information about a security breach, incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person.
(iv)The Company and its Subsidiaries have implemented, maintained, and monitored reasonable and appropriate plans, policies, controls, safeguards, and measures (including with respect to technical, administrative, and physical security) designed to preserve and protect the confidentiality, availability, security, and integrity of all Company Systems, Company Data and Company confidential information. Such plans, policies, controls, safeguards, and measures have complied at all times with Privacy Requirements and agreements with third parties and have included (A) steps designed to protect the Company Systems from infection by Contaminants, access by unauthorized Persons, or access by authorized Persons that exceeds any such Person’s authorization and (B) performing and documenting security risk assessment and management procedures of the Company and its Subsidiaries. Neither the Company nor its Subsidiaries have identified any security vulnerabilities affecting its Systems and classified as “moderate,” “medium” or more severe that have not been remediated.
(v)There is no, and has been no complaint to, audit or request to audit, Governmental Entity investigation or Legal Proceeding, in each case, against the Company or its Subsidiaries or, to the Company’s Knowledge, any of their respective customers (in the case of customers, to the extent relating to any Company Product or the practices of the Company, its Subsidiaries or any Person performing for the Company or its Subsidiaries), by any private party, the U.S. Federal Trade Commission, the Privacy Commissioner of Canada, the Canadian Radio-television and Telecommunications Commission (“CRTC”), any data protection authority or any other Governmental Entity, with respect to (A)  Processing of any Company Data by or for the Company or its Subsidiaries, (B) the security, confidentiality, availability, or integrity of any Systems or of any Company Data or Company confidential information, (C) requiring or requesting the Company or any Subsidiary to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data (other than pursuant to a valid data subject request in the ordinary course of business), (D) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or (E) claiming compensation from the Company or any Subsidiary for any of the actions described in the preceding clauses (A) through (D).
(vi)Section 3.12(q)(vi) of the Disclosure Schedule accurately identifies, and the Company has made available, each written or electronic communication that has been sent or otherwise delivered by or to the Company or its Subsidiaries regarding any actual, alleged or suspected violation of any Privacy Requirements by (a) the Company, its Subsidiaries, or any Person performing for the Company or its Subsidiaries or (b) any of the Company’s or its Subsidiaries’ customers or non-customer end-users, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
(r)Effect of Transaction. All Company Owned IP is (and following Closing shall be) fully transferable, alienable and licensable by the Company or its Subsidiaries (or Parent or Surviving Corporation, as applicable) without restriction and without payment of any kind to any third party. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Owned IP, (ii) an obligation for Parent to offer any discount or be bound by any “most favored pricing” terms under any Contract to which the Company or its Subsidiaries is a party or bound, (iii) the release, disclosure or delivery of any Company Source Code by or to any escrow agent or other Person, (iv) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, any of the Company Owned IP or (v) an obligation for Parent, under any Contract to which the Company or its Subsidiaries is a party or bound, to grant, assign or transfer to any other Person any license or other right or interest in, under, or with respect to any of Parent’s Technology or Parent’s Intellectual Property Rights.
3.13Agreements, Contracts and Commitments.
(a)Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts:
(i)(A) any Contract to grant any severance, change of control payments, retention bonus, equity acceleration, or termination pay (in cash or otherwise, other than as required by applicable Law) or similar payment or benefit on account of the consummation of the Merger (except in accordance with applicable Law by paying (1) the statutory minimum notice or (2) any required severance or other termination pay, as applicable), (B) any employment agreement, offer letter, or independent contractor agreement with any current Company Service Provider that is not immediately terminable at-will by the Company without advance notice, severance, or other similar cost or Liability, (C) any separation agreement or settlement agreement with any Company Service Provider or other Person, under which the Company has any current actual or potential Liability, as well as any settlement agreement, consent decree, or other similar agreement with any Governmental Entity, (D) any Contract (x) to provide any sign-on, referral, or retention bonus under which the Company has any current actual or potential Liability or (y) subject to any clawback policy or provision or (E) any collective bargaining agreement or other Contract with any labor union;
(ii)any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement;
(iii)any Lease Agreement or any lease of any personal property involving future payments in any amount in excess of $100,000 in fiscal year 2021 or any other future fiscal year;
(iv)any Contract relating to capital expenditures and involving future payments in any amount in excess of $600,000 in fiscal year 2021 or any other future fiscal year;
(v)any Contract relating to the disposition or acquisition of ownership of assets or any interest in any business enterprise outside the Ordinary Course of Business;
(vi)any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or other Indebtedness in any amount in excess of $1,000,000;
(vii)any purchase order or Contract or group of related Contracts with the same vendor or supplier for the purchase of tangible items of equipment or related services in an amount payable by the Company or its Subsidiaries in excess of $600,000 in the aggregate in any fiscal year;
(viii)any Inbound License that is required to be listed on Section 3.12(d)(i) of the Disclosure Schedule;
(ix)any Outbound License that is required to be listed on Section 3.12(d)(ii) of the Disclosure Schedule;
(x)any Contract with a Top Supplier;
(xi)any Contract with a Top Customer;
(xii)any Contract with a Top Reseller;
(xiii)any Contract providing for “offshore” or outsourced development of any material items of Technology by, for or on behalf of the Company or any of its Subsidiaries;
(xiv)any Contract containing a provision that limits, restricts or impairs the Company’s or any of its Subsidiaries’ ability to operate in any geography of the world or with any Person, including those Contracts (A) that contain covenants of non-competition, rights of first refusal or negotiation, non-solicitation of customers, and exclusive dealings arrangements, and any similar obligations of any of the foregoing, (B) under which the Company or any of its Subsidiaries is restricted from hiring or soliciting potential employees, consultants or independent contractors and which restriction on hiring or soliciting potential employees, consultants or independent contractors would reasonably be expected to be material to the Company and its Subsidiaries’ ability to operate its business as currently conducted or (C) apply to or purport to apply to Company’s or any of its Subsidiaries’ Affiliates;
(xv)any Contract with federal, state, city, county, parish, municipal or other Governmental Entities;

(xvi)any agency, dealer, distribution, sales representative, remarketer, reseller, or other Contract for the distribution of Company Products (other than agreements with resellers and channel partners entered into in the Ordinary Course of Business and with terms that do not materially deviate from the terms set forth in the form of reseller agreement made available to Parent);
(xvii)(A) any legal partnership or joint venture Contract or (B) any Contract that involves a sharing of revenues, profits, cash flows or losses with other Persons;
(xviii)any Contract pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any product or service to any third party on a most favored nation basis or similar terms;
(xix)any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries or otherwise seeking to influence or exercise control over the Company or any of its Subsidiaries;
(xx)any Contract pursuant to which the Company or any of its Subsidiaries have acquired a business or entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;
(xxi)any agreement of indemnification with officers or directors of the Company;
(xxii)any Contract with any investment banker, broker, advisor, or similar party, or any accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries, in connection with this Agreement and the transactions contemplated hereby;
(xxiii)any Contract or other arrangement to settle any Legal Proceeding or to settle any threatened Legal Proceeding in each case, that involves material outstanding obligations of the Company or any Subsidiary of the Company; and
(xxiv)any other Contract or group of related Contracts with a single counterparty that have not been otherwise disclosed pursuant to this Section 3.13 that involves an anticipated amount payable by or to the Company or its Subsidiaries in excess of $600,000 in the aggregate in fiscal year 2021 or any other future fiscal year.
(b)The Company has made available correct and complete copies of (1) each Contract required to be disclosed pursuant to Sections 3.2, 3.13 and 3.20(a) together with any and all material amendments and supplements thereto and “side letters” and similar documentation relating thereto, and (2) summaries of each oral Material Contract. For the purposes of this Agreement, each of the foregoing Contracts referenced in this Section 3.13(b) as well as any Contracts entered into subsequent to the Agreement Date and prior to the Closing Date that would have been required to be disclosed pursuant to Sections 3.2, 3.13 and 3.20(a) if such Contract had been in effect as of the Closing Date, shall each be a “Material Contract” and collectively are the “Material Contracts.”
(c)Each of the Company and its Subsidiaries has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and has not received any written notice alleging it to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of the Enforcement Exceptions. There exists (x) no default or event of default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and (y) no event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries, or to the Knowledge of the Company, with respect to any other party to a Material Contract, that, with the giving of notice, the lapse of time, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Material Contract or (D) the right to cancel (other than at the expiration of the term of any Contract in accordance with its terms), terminate or modify any Material Contract. Neither the Company nor any of its Subsidiaries has received any written notice to cancel or modify any Material Contract.
3.14Interested Party Transactions.
(a)No officer or director of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any Company Stockholder (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party (except, in each case, for any interest or Contract relating to normal compensation or welfare benefits provided for services as an officer, director or employee of the Company or any of its Subsidiaries); provided that ownership of no more than 5% of the outstanding voting securities of a publicly traded entity shall not be deemed to be an “interest in any entity” for purposes of this Section 3.14. No Interested Party holds any Company Securities the vesting of which shall accelerate upon the consummation of the transactions contemplated by this Agreement.
(b)All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company or any of its Subsidiaries that were entered into on or after the inception of the Company, have been on an arms’-length basis on terms no less favorable to the Company and its Subsidiaries than would be available from an unaffiliated party.
3.15Company Authorizations. Section 3.15 of the Disclosure Schedule sets forth, as of the Agreement Date, each Permit (a) pursuant to which the Company and its Subsidiaries currently operate, provide any services or hold any interest in any of their properties or (b) which is required for the operation of the business of the Company and its Subsidiaries as currently conducted or the holding of any such interest, in each case, except for any Permit the lack of which would not reasonably be expected to be material with respect to the Company or its Subsidiaries (collectively, including any such items that are required to be disclosed in Section 3.15 of the Disclosure Schedule, “Company Authorizations”). All of the Company Authorizations set forth on Section 3.15 of the Disclosure Schedule have been issued or granted to the Company or any of its Subsidiaries and are in full force and effect and constitute all Company Authorizations required to permit each of the Company and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets, except any such Permits the failure of which to be in effect would not be material to the Company. The Company and its Subsidiaries are in compliance with all such Company Authorizations, and as of the Closing Date shall have applied for and not been denied any required renewals of such Company Authorizations the failure of which to obtain would be material to the Company.

3.16Litigation.
(a)As of the Agreement Date, there is no Legal Proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, any of their respective properties or assets (tangible or intangible) or any of their respective officers or directors (in their capacities as such). As of the Agreement Date, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, any of their respective properties or assets (tangible or intangible) or any of their respective officers or directors (in their capacities as such) by or before any Governmental Entity. To the Knowledge of the Company, no Governmental Entity has at any time during the five years prior to the Agreement Date challenged or investigated the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as proposed to be conducted. As of the Agreement Date, the Company has not received any written notice from any Person who has a contractual right or a right pursuant to laws of the State of Delaware or any other state or jurisdiction to indemnification from the Company or any of its Subsidiaries of any Legal Proceeding of any nature pending or threatened against such Person that would reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries after the Agreement Date.
(b)As of the Agreement Date, neither the Company nor any of its Subsidiaries has any Legal Proceeding of any nature pending against any other Person.
3.17Books and Records.
(a)The Company has made available to Parent correct and complete copies of (i) all documents identified on the Disclosure Schedule, and (ii) the Charter Documents and the Organizational Documents of each of the Company’s Subsidiaries, each as currently in effect. The minute books of the Company and each of its Subsidiaries provided to Parent or its Representatives contain a correct and complete summary of all meetings of the board of directors (or similar governing body) of the Company and each Subsidiary of the Company and of the Company Stockholders and the equityholders of each Subsidiary or actions by written consent since the time of incorporation of the Company and each Subsidiary through the Agreement Date.
(b)The Company and each of its Subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records of the Company and its Subsidiaries (collectively, the “Books and Records”) that are correct and complete and fairly reflect, in all material respects, the business activities of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company and its Subsidiaries shall be in the possession of the Company and its Subsidiaries.
3.18Environmental, Health and Safety Matters. Each of the Company and its Subsidiaries is in material compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. During the five year period preceding the Agreement Date, there have been no pending or, to the Knowledge of the Company, threatened allegations by any Person that the properties or assets of the Company or any of its Subsidiaries are not, or that its business has not been conducted, in material compliance with all Environmental, Health and Safety Requirements. Neither the Company nor any of its Subsidiaries has retained or assumed any material Liability of any other Person under any Environmental, Health and Safety Requirements.

3.19Brokers’ and Finders’ Fees. Except as set forth on Section 3.19 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor shall Parent or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.
3.20Employee Benefit Plans and Compensation.
(a)Schedule. Section 3.20(a) of the Disclosure Schedule contains a correct and complete list, as of the Agreement Date, of each Company Employee Plan, indicating the applicable jurisdiction of each International Employee Plan, other than (i) employment agreements or employment offer letters that are terminable by the Company or any Subsidiary of the Company unilaterally without advance notice, severance, or other similar cost or Liability (except in accordance with applicable Law by paying (A) the statutory minimum notice or (B) any required severance or other termination pay, as applicable) (each exception under this clause (i) a “Standard Offer Letter”) and (ii) consulting, contractor, advisor, or other service provider agreements that are terminable by the Company or any Subsidiary of the Company unilaterally with no more than 30 days’ notice, severance, or other similar cost or Liability (except in accordance with applicable Law by paying (A) the statutory minimum notice or (B) any required severance or other termination pay, as applicable). None of the Company, its Subsidiaries, any ERISA Affiliate, or, to the Knowledge of the Company, any Employer of Record engaged by the Company, its Subsidiaries or any ERISA Affiliate has made any plan or commitment to establish or enter into following the Agreement Date any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement) or the terms of the applicable Company Employee Plan.
(b)Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan (other than Standard Offer Letters) including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form 5500), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (v) all current material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material correspondence within the four-year period prior to the Agreement Date to or from any Governmental Entity relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (vii) current policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, if any, (viii) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (ix) the most recent IRS (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan for which determination letters are currently available.
(c)Employee Plan Compliance. Each of the Company, its Subsidiaries, and, to the Knowledge of the Company, any Employer of Record engaged by the Company or its Subsidiaries, has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and, as of the Agreement Date, the Company and its Subsidiaries have no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance in all material respects with its terms and in material compliance with all applicable Laws, including ERISA or the Code. Any

Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a favorable IRS determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and there has been no event or condition that has adversely affected or could reasonably be expected to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or Legal Proceeding pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Subsidiary is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and its Subsidiaries have made all contributions and other payments required by and due under the terms of each Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.
(d)International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, shall not be fully offset by insurance or are not accurately and fully reflected on the Financials and accrued in accordance with applicable accounting principles consistently applied.
(e)No Pension Plan. None of the Company, the Company’s Subsidiaries or any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.
(f)No Self-Insured Plan. None of the Company, the Company’s Subsidiaries or any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to current or former Company Service Providers (including any such plan pursuant to which a stop loss policy or contract applies).
(g)Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company, the Company’s Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company, the Company’s Subsidiaries or any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
(h)No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any Liability to provide, post-employment or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries have ever represented, promised or contracted (whether in oral or written form) to any current or former Company Service Provider (either individually or to Company Service Providers as a group) or any other Person that such current or former Company Service Provider(s) or other Person would be provided with post-employment or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.
(i)Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) shall (i) result in any payment or benefit (including severance, bonus or otherwise) becoming due to any current or former Company Service Provider, (ii) result in any forgiveness of Indebtedness with respect to any current or former Company Service Provider,

(iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (iv) result in the obligation to fund benefits or result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code.
(j)Employment Matters. Each of the Company and its Subsidiaries, and, to the Knowledge of the Company, any Employer of Record engaged by the Company or its Subsidiaries, is, and at all times in the last four years has been, in material compliance with all applicable Laws with respect to the employment or engagement of current or former Company Service Providers, including: employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), government contracting, child labor, affirmative action, prohibited discrimination, harassment, and retaliation, equal employment opportunity, labor or employee relations, fair employment practices, disability rights or benefits, workers compensation, unemployment compensation and insurance, health insurance continuation, privacy, statutory leaves of absence, meal and rest periods, vacation, sick and other paid time off, immigration, employee safety and health, wages and hours (including minimum and overtime wages), compensation and hours of work, right to information and consultation, pay equity. Each of the Company and its Subsidiaries, and, to the Knowledge of the Company, any Employer of Record engaged by the Company or its Subsidiaries, with respect to current or former Company Service Providers: (i) has withheld and/or reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to current or former Company Service Providers, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former Company Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice). Each of the Company and its Subsidiaries, and, to the Knowledge of the Company, any Employer of Record engaged by the Company or its Subsidiaries, has paid in full to all current and former Company Service Providers all wages, salaries, fees, commissions, bonuses, benefits, and other compensation that are due and owing to such Persons. Except as set forth in Section 3.20(j) of the Disclosure Schedule, there are no Legal Proceedings, administrative matters, disputes, complaints, grievances, claims, or investigations pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company, the Company’s Subsidiaries, any Employer of Record engaged by the Company or its Subsidiaries or any of the Company Service Providers relating to the employment or engagement of any Company Service Provider, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, compensation, misclassification of workers, wages and hours, or any other employment related matter arising under applicable Law. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, the Company’s Subsidiaries, any Employer of Record Engaged by the Company or its Subsidiaries or any of their trustees under any worker’s compensation policy or long term disability policy relating to the employment or engagement of any Company Service Provider. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, provincial or local agency or governmental authority with respect to employment practices. The services provided by each Company Service Provider are terminable at the will of the Company or its applicable Subsidiary and neither the Company nor any of its Subsidiaries has any obligation to provide any severance pay, termination payment, or particular form or period of notice prior to terminating the employment or engagement of any Company Service Provider. Neither the Company nor its Subsidiaries have incurred, or is reasonably likely to incur, any Liability with respect to any misclassification of: (1) any Person as an independent contractor rather than as an employee under applicable federal, state, or provincial law, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages under applicable federal and state law. No former Company Service Provider (or spouse or other dependent of any former Company Service Provider ) is receiving, scheduled to receive, owed, entitled to, or eligible for any benefits (whether from the Company, any Subsidiary or otherwise) relating to such former Company Service Provider’s service with the Company or any of its Subsidiaries. The Company is in material compliance with all applicable Law related to COVID-19, including business openings or closures, screening, testing, response, rehire notices or obligations, and employee privacy. Neither the Company nor any of its Subsidiaries, have incurred any Liability for breach of employment contracts or consulting contracts. Neither the Company nor any of its Subsidiaries have any current Liability for accrued and vested but unpaid severance, pay in lieu of notice, provident fund contributions, gratuity payments or other payment arising from the termination of the service of any former worker.
(k)Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries has occurred in the past, is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. There are no activities or Legal Proceedings pending by any labor union to organize any current employees and, to the Knowledge of the Company, no union campaign is being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to any Company or Subsidiary employees or certification pursuant to any other applicable Laws. To the Knowledge of the Company, there have never been any activities or proceedings of any labor union to organize any workers. There are no Legal Proceedings or labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor or employee matters involving any current Company Service Provider, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries have engaged in any unfair labor practices within the meaning of the National Labor Relations Act or other applicable Laws, and neither the Company nor any of its Subsidiaries have received any correspondence, charges, complaints, notices or orders from the National Labor Relations Board or any state or provincial labor relations agency or any labor organization during the period from the date four years prior to the Agreement Date, and there are no arbitration opinions interpreting and enforcing any labor agreement to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound. Neither the Company nor any of its Subsidiaries is presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement, works council, labor contract, or arrangement or union contract with respect to current or former Company Service Providers, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization or works council.
(l)Warn Act. Neither the Company nor any of its Subsidiaries have taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied at any time prior to the Closing. No actions taken by the Company prior to the Closing (not associated with this Agreement or the transactions thereby), including mass layoffs, reductions in force, furloughs, relocations, or plant closings would have triggered any notice or other obligations under the WARN Act or similar state or local law. No such actions, including mass layoffs, reductions in force, furloughs, relocations or plant closings will be implemented before the Closing without advance notification to and approval of Parent.
(m)No Interference or Conflict. To the Knowledge of the Company, no current Company Service Provider is obligated under any contract or agreement, or subject to any Order of any court or administrative agency, that would conflict with such Person’s employment or engagement with the Company or any of its Subsidiaries, interfere with such Person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the business of the Company or any of its Subsidiaries. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or any of its Subsidiaries as presently conducted or proposed to be conducted shall, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.
(n)Certain Employee Matters. The Company has provided Parent with a correct and complete list of the current employees of the Company and each of its Subsidiaries as of the Agreement Date and shows with respect to each such employee (i) the employee’s employee identification number and name (if permitted by applicable Laws), (ii) current position held, (iii) base salary or hourly wage rate, as applicable, (iv) designation as either exempt or non-exempt, (v) full-time, part-time or temporary status, (vi) target annual incentive compensation, commission and bonus amounts, (vii) the date of hire, (viii) the balance of accrued vacation or paid time off, (ix) leave status (if applicable) and the date such leave commenced and expected return date, (x) visa status, (xi) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee, and (xii) employing entity and location of employment (including city, state, province and country, as applicable). No current Company Service Provider has given written notice to the Company or any of its Subsidiary to terminate his or her employment or service with the Company or such Subsidiary and to the Knowledge of the Company, no employee listed on Section 3.20(n) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement. No visa or work permit held by an employee with respect to their service with the Company or any of its Subsidiaries will expire during the six-month period beginning on the Agreement Date.
(o)Contractor List. The Company has provided Parent with a correct and complete list, as of the Agreement Date, of (i) all current independent contractors, consultants and advisors to the Company and each of its Subsidiaries, (ii) the location at which such independent contractors, consultants and advisors are providing services, (iii) the dates of engagement, and the notice or termination provisions applicable to the individual, (iv) the current terms of compensation, (v) whether they are an individual or entity (and if an entity, the number of workers performing services for the Company or any of its Subsidiaries on behalf of the contracting entity); and (vi) any eligibility to receive severance, termination or retention payment, change of control payment, or other similar compensation. Except as set forth on Section 3.20(o) of the Disclosure Schedule, all independent contractors, consultants and advisors to the Company and each of its Subsidiaries can be terminated immediately and without advance notice or Liability on the part of the Company or any of its Subsidiaries.
(p)Misconduct. Since January 1, 2017, no allegations of harassment, sexual harassment, discrimination, or retaliation have been made, or to the Knowledge of the Company, threatened or anticipated, against (i) any Key Employee, or any current or former officer or director of the Company or any of its Subsidiaries or (ii) any Company Service Provider in a supervisory position. Since January 1, 2017, neither the Company nor any of its Subsidiaries has disciplined or terminated any Company Service Provider, entered into any settlement agreement, or conducted any investigation related to allegations of harassment, sexual harassment, discrimination, or retaliation by or regarding any current or former Company Service Provider. To the extent required by applicable Law, each of the Company and its Subsidiaries has established and distributed to its Company Service Providers a written policy against harassment and a complaint procedure, and it has required all employees to complete anti-harassment training to the extent required by applicable Law.
(q)Work Authorization. All of the employees of the Company and each of its Subsidiaries are authorized and have appropriate documentation to work in the jurisdiction in which they are working.

3.21Insurance. Section 3.21 of the Disclosure Schedule lists, as of the Agreement Date, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in such capacities as employees, officers and directors) of the Company or any of its Subsidiaries, including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies. There are and have been no claims in the last three years for which an insurance carrier has denied or, threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, shall be paid if incurred prior to the Closing Date), and each of the Company and its Subsidiaries is otherwise in material compliance with the terms of such policies and bonds.
3.22Compliance with Laws. Each of the Company and its Subsidiaries is and has been, at all times, in compliance in all material respects with all Laws and Orders applicable to the Company and its Subsidiaries and any of the Company’s or any of its Subsidiaries’ businesses, properties or assets. To the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a material violation by the Company or any of its Subsidiaries of, or a material Liability of the Company or any of its Subsidiaries under, any applicable Law or Order. During the five year period preceding the Agreement Date, neither the Company nor any of its Subsidiaries has received any written, or, to the Knowledge of the Company, oral, notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in all material respects with all Laws or Orders applicable to the Company and its Subsidiaries and any of its business, properties, or assets. As of the Agreement Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to the violation of any Laws. No director, officer, or, to the Knowledge of the Company, agent, employee, consultant, representative or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, materially violated Privacy Requirements or Trade Laws.
3.23Export Control and Sanctions Laws. Each of the Company and its Subsidiaries has conducted its export transactions in accordance in all respects with applicable provisions of United States export and re-export controls and sanctions Laws, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions Laws in other countries in which the Company or any of its Subsidiaries conducts business (collectively, “Trade Laws”). Neither the Company nor any of its Subsidiaries has engaged in any transactions or dealings with, or exported any products, technology, or services to, (a) any country or territory that is subject to a U.S. Government embargo (currently, Cuba, Iran, North Korea, Syria, and the Crimea Region) (collectively, the “Embargoed Countries”), (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any governmental entity of, any Embargoed Country, (c) any individual or entity identified on any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (collectively, the “Prohibited Party Lists”). None of the Company, any of its Subsidiaries or its or their actual or beneficial owners appear on a Prohibited Party List. Without limiting the foregoing: (a) each of the Company and its Subsidiaries has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (b) each of the Company and its Subsidiaries is in compliance with the terms of all applicable Export Approvals,

(c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals, (d) there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future claims, and (e) no Export Approvals for the transfer of export licenses to Parent or the Final Surviving Entity are required, except for such Export Approvals that can be obtained expeditiously and without material cost. None of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ officers, directors or, employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to violations of export control and sanctions laws and regulations.
3.24Foreign Corrupt Practices Act. None of the Company, any Subsidiary of the Company, or any director or officer or any Affiliate, employee, or agent of the Company or any Subsidiary of the Company (in each case, in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), has (a) directly or indirectly made, offered, promised, authorized, solicited, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, including a “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof, or candidate for foreign political office, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, (iv) to improperly influence or induce any act or decision, (v) to secure any improper advantage or (vi) in violation of applicable Law (including the FCPA) or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries have established and maintain internal controls (including accounting systems, purchasing systems and billing systems) and written policies and procedures to promote and ensure compliance with the FCPA and other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”) and to ensure that all books and records of the Company and each of its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Company, any Subsidiary of the Company or any of the Company’s or any of its Subsidiaries’ directors, officers, or employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the Anti-Corruption Laws.
3.25Suppliers, Customers and Resellers.
(a)Section 3.25(a) of the Disclosure Schedule sets forth a correct and complete list of: (i) the 15 largest suppliers to the Company and its Subsidiaries for the fiscal year ended December 31, 2020 and the three-month period ended March 31, 2021 (in each case, based on the Dollar amount paid to such supplier during such year) (the “Top Suppliers”); (ii) the 15 largest customers of the Company and its Subsidiaries for the fiscal year ended December 31, 2020 and the three-month period ended March 31, 2021 (in each case, based on the Dollar amount of revenue recognized during such year) (the “Top Customers”); and (iii) the 10 largest reseller partners of the Company and its Subsidiaries for the fiscal year ended December 31, 2020 and the three-month period ended March 31, 2021 (in each case, based on the Dollar amount of revenue recognized during such year) (the “Top Resellers”);
(b)As of the Agreement Date, neither the Company nor any of its Subsidiaries have received any written, or to the Knowledge of the Company, oral notice, complaint or other communication from any Top Supplier, Top Customer or Top Reseller to the effect that it (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner that is, or is reasonably likely to be, adverse to the Company or any of its Subsidiaries or (ii) shall fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any of its Subsidiaries, in a manner that is, or is reasonably likely to be, adverse to the Company or any of its Subsidiaries.
3.26Compliance with Regulation D. The Company is aware that the Parent Class A Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall constitute “restricted securities” within the meaning of the Securities Act. At no time was any Company Stockholder solicited by the Company or any of its Subsidiaries by means of general advertising or general solicitation in violation of Regulation D under the Securities Act in connection with this Agreement or the transactions contemplated by this Agreement; provided that the Company does not make any representation or warranty as to whether the solicitation of the Company Stockholder Approval in accordance with Section 5.1 or its compliance with the terms of this Agreement constitutes general advertising or general solicitation.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS
Except as disclosed in the Parent SEC Documents filed prior to the Agreement Date but without giving effect to any amendment to any such document filed after the Agreement Date, and excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature (it being agreed that this exception for disclosures in Parent SEC Documents shall (i) not be applicable to Section 4.5(a), Section 4.11 or Section 4.12 and (ii) only apply to the extent the relevance of any such disclosure to a particular representation and warranty is readily apparent from the actual text of the disclosure without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), each of Parent, Merger Sub I and Merger Sub II hereby represents and warrants to the Company as follows:
4.1Organization. Each of Parent, Merger Sub I and Merger Sub II is duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent directly owns all of the outstanding shares or other equity interests in Merger Sub I and Merger Sub II. Each of Parent, Merger Sub I and Merger Sub II has the requisite corporate power and authority to own, operate, distribute and lease its assets and properties and to conduct its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any other such failures, would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole. Each of Parent, Merger Sub I and Merger Sub II is not in any violation of any of the provisions of its Organizational Documents.
4.2Authority and Enforceability. Each of Parent, Merger Sub I and Merger Sub II has all requisite corporate or other legal power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent, Merger Sub I and Merger Sub II of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, as applicable, on the part of Parent and the Merger Subs. This Agreement and any Related Agreements to which either of Parent or the Merger Subs is a party have been, or (in the case of the Related Agreements executed after the Agreement Date) as of the Effective Time, shall be, duly executed and delivered by Parent and the Merger Subs, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or (in the case of Related Agreements executed after the Agreement Date) shall constitute when executed and delivered, the valid and binding obligations of Parent and the Merger Subs, as the case may be, enforceable against each of Parent and, Merger Sub I and Merger Sub II, as the case may be, in accordance with their terms, subject to the Enforcement Exceptions. The board of directors of Parent approved this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance (collectively, the “Parent Board Approval”).
4.3Capitalization.
(a)As of May 12, 2021, the authorized capital stock of Parent consists of 1,200,000,000 shares, par value $0.001 per share, of which (a) 1,000,000,000 shares are designated as Class A Common Stock, of which 162,527,894 shares are issued and outstanding, (b) 100,000,000 shares are designated as Class B Common Stock, of which 10,325,768 shares are issued and outstanding, and (c) 100,000,000 shares are designated as Preferred Stock, of which no shares are issued and outstanding. As of May 12, 2021, (A) options to acquire 2,698,844shares of Parent Class A Common Stock were outstanding pursuant to Parent’s Amended and Restated 2016 Stock Option and Incentive Plan and (B) 6,736,566 restricted stock units/awards covering shares of Parent Class A Common Stock were outstanding pursuant to Parent’s Amended and Restated 2016 Stock Option and Incentive Plan. As of May 12, 2021, (A) options to acquire 822,233 shares of Parent Class A Common Stock and (B) 142,883 restricted stock units/awards covering shares of Parent Class A Common Stock were outstanding pursuant to Parent’s Segment.io Inc. 2013 Stock Option and Grant Plan. As of May 12, 2021, (A) options to acquire 263,576 shares of Parent Class A Common Stock and (B) 1,818 restricted stock units/awards covering shares of Parent Class A Common Stock were outstanding pursuant to Parent’s SendGrid Inc. 2012 Equity Incentive Plan. As of May 12, 2021, (A) options to acquire 57,677 shares of Parent Class A Common Stock and (B) 84,529 restricted stock units/awards covering shares of Parent Class A Common Stock were outstanding pursuant to Parent’s SendGrid Inc. 2017 Equity Incentive Plan. As of May 12, 2021 (u) 10,325,768 shares of Parent Class A Common Stock were reserved for issuance upon the conversion of issued and outstanding Parent Class B Common Stock, (v) 1,385,892 shares of Parent Class A Common Stock were reserved for issuance upon the conversion of shares of Parent Class B Common Stock issuable upon the exercise of options outstanding pursuant to Parent’s 2008 Stock Option Plan, (w) 26,521,981 shares of Parent Class A Common Stock were reserved for issuance pursuant to Parent’s Amended and Restated 2016 Stock Option and Incentive Plan, (x) 6,581,756 shares of Parent Class A Common Stock were reserved for issuance under Parent’s Amended and Restated 2016 Employee Stock Purchase Plan, (y) 663,061 shares of Parent Class A Common Stock were reserved for issuance in connection with Parent’s initial public offering and (z) 4,638,044 shares of Parent Class A Common Stock were reserved for issuance in connection with a debt offering.
(b)As of the Agreement Date, no Person is party to any Contract of any character to which Parent is a party obligating Parent to issue or sell, or cause to be issued or sold, any Equity Interests of Parent or other rights to purchase or otherwise acquire any Equity Interests of Parent.
(c)Immediately prior to the Closing, the shares of Parent Class A Common Stock to be issued to the Accredited Stockholders in connection with the Parent Stock Issuance will be duly and validly reserved for issuance. Upon consummation of the First Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof, the shares of Parent Class A Common Stock to be issued to the Accredited Stockholders in the Parent Stock Issuance shall be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens other than (i) Liens created by the Company Stockholders and (ii) Liens imposed by securities Laws. Assuming the accuracy of the representations and warranties made by the Company in Section 3.26 and of the Company Stockholders in the Suitability Documentation and Section 3.1 of the Joinder Agreements, the Parent Stock Issuance will comply in all material respects with all Laws, including all federal, state and foreign securities Laws. The Parent Stock Issuance will not, at the time of issuance in accordance with the terms of this Agreement, violate any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person. All shares of Parent Class A Common Stock issuable upon the exercise of Converted Options shall, when issued, be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens other than (A) Liens created by the Company Optionholders and (B) Liens imposed by securities Laws.
4.4No Conflict.
(a)The execution and delivery by each of Parent, Merger Sub I and Merger Sub II of this Agreement and any Related Agreement to which it is a party, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, shall not (1) result in the creation of any Lien (other than a Permitted Lien) on any of the material assets of Parent or its subsidiaries or any of the Equity Interests of Parent or its Subsidiaries or (2) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) (x) the Parent Organizational Documents or the Organizational Documents of the Merger Subs or (y) any Law or Order applicable to Parent or the Merger Subs, other than, in the case of this clause (y), such conflicts, violations or defaults as would not, individually or in the aggregate, reasonably be expected to (i) result in a Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole or (ii) prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.
(b)No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificates of Merger, (ii) the expiration or early termination of the applicable waiting period under the HSR Act and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not materially and adversely affect, and would not reasonably be expected to adversely affect, Parent or any of its Subsidiaries’ ability to perform or comply with the covenants, agreements or obligations of the Company or any of its Subsidiaries herein or to consummate the transactions contemplated by this Agreement in accordance with this Agreement and applicable Law.
(c)No vote or other action of the stockholders of Parent is required by Law, the New York Stock Exchange rules, the Organizational Documents of Parent or the Merger Subs in order for Parent and Merger Subs to enter into this Agreement or any of the Related Agreements or consummate the transactions contemplated by this Agreement.
4.5Parent SEC Documents; Financial Statements.
(a)All statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) required to have been filed by Parent with the SEC since October 20, 2016 (the “Parent SEC Documents”) have been so filed on a timely basis. A true and complete copy of each Parent SEC Document is available on the website maintained by the SEC at http://www.sec.gov. As of their respective filing dates (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such later filing), each of the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. None of the Parent SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. During the period from October 20, 2016 through the Agreement Date, Parent has not received from the SEC any written comments with respect to any of the Parent SEC Documents (including the financial statements included therein) that have not been resolved.
(b)The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).
4.6Litigation. As of the Agreement Date, there is no Legal Proceeding pending (or, to the knowledge of Parent or the Merger Subs, being threatened) against Parent or the Merger Subs (a) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole.
4.7Compliance with Laws. Parent and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all Laws in connection with the operation of their business, except for instances of noncompliance that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries.
4.8No Prior Activities of Merger Subs. Merger Sub I and Merger Sub II are direct, wholly owned subsidiaries of Parent and were formed solely for the purpose of engaging in the Merger. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, the Merger Subs have not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
4.9Reorganization. Neither Parent nor the Merger Subs have taken or agreed to take any action that is not contemplated by this Agreement, and neither Parent nor the Merger Subs are aware of any facts or circumstances, in each case that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Merger Sub I is, at all times since its formation has been, and at all times prior to the Effective Time will be, a direct, wholly owned subsidiary of Parent. Merger Sub II is, at all times since its formation has been, and at all times through and including the Second Effective Time will be, a direct, wholly owned subsidiary of Parent and an entity disregarded as separate from Parent for U.S. federal income Tax purposes under Treasury Regulations Section 301.7701-3.
4.10Governmental Authorization. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, Parent or the Merger Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Merger Subs are a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws (b) the filing of the First Certificate of Merger and the Second Certificate of Merger as provided in Section 1.2 and (c) the expiration or early termination of the applicable waiting period under the HSR Act.
4.11No Changes. Since December 31, 2020, there has not occurred a Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole.
4.12WKSI. As of the Agreement Date, Parent is a WKSI.

4.13Financing. As of the Agreement Date Parent has, and at the Closing, Parent will have, sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to permit Parent and the Merger Subs to consummate the Merger upon the terms contemplated by this Agreement, including the payment of all amounts payable hereunder or otherwise as a result of the Merger.
4.14Brokers’ and Finders’ Fees. Parent has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.
ARTICLE V

STOCKHOLDER AND TAX MATTERS
5.1Company Board Recommendation; Stockholder Notice; Security Holder Notice.
(a)Once the Company Stockholder Approval shall have been obtained, neither the Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby.
(b)Within 10 Business Days following the Agreement Date, the Company shall prepare, with the cooperation of Parent, and send to each Company Stockholder (other than the Company Stockholders who previously executed the Company Stockholder Approval), a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL and (iii) an information statement to the Company Stockholders. The Stockholder Notice shall include (x) a statement to the effect that the Board had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby and (y) such other information the Company may determine is required or advisable under the DGCL to be included therein. Following the mailing of the Stockholder Notice, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Parent agrees to provide promptly to the Company such information concerning its business, financial statements and affairs as, in the reasonable judgment of Parent or its counsel or the Company or its counsel, may be required or advisable to be included under the DGCL in the Stockholder Notice or in any amendment or supplement thereto, and Parent and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.
(c)Prior to the Effective Time, the Company shall provide the Company Security Holders (other than the Company Stockholders so notified pursuant to Section 5.1(b)) with valid and timely notification of the Merger to the extent required by the terms and conditions of this Agreement, the Charter Documents, any Laws, or any agreement or instruments governing the Company Securities (other than the Company Capital Stock).
5.2Tax Matters.
(a)Preparation of Tax Returns.

(i)The Company shall prepare and file, or shall cause to be prepared and filed, all Tax Returns that are required to be filed by the Company (taking into account any extension properly obtained) on or before the Closing Date (“Company Prepared Returns”), and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. All Company Prepared Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as otherwise required by applicable Law. At least 20 days prior to filing a Company Prepared Return that is an income or other material Tax Return (or such shorter period of time as is reasonable given the circumstances), the Company shall submit a copy of such income or other material Tax Return to Parent for Parent’s review. Prior to the Closing Date, the Company shall not initiate any discussions with a Governmental Entity with respect to Taxes or enter into any voluntary disclosures with respect to Taxes, in each case, without prior written notice to Parent.
(ii)Parent shall prepare or cause to be prepared and file or cause to be filed, all Tax Returns for the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date (the “Parent Prepared Returns”). All such Parent Prepared Returns that are not for a Straddle Period shall be prepared in a manner consistent with the Company’s (or any Subsidiary’s) past practice, except (x) as otherwise required by applicable Law or (y) to the extent that any such deviation from past practice could not reasonably be expected to give rise to an increased claim for indemnification under this Agreement. At least 20 days prior to filing a Parent Prepared Return, or such shorter time period as is reasonable given the circumstances, Parent shall submit to the Stockholder Representative a copy of any portion of such Tax Return that reflects Taxes taken into account in determining the amount of Unpaid Pre-Closing Taxes or that could give rise to a claim for indemnification under this Agreement, and Parent shall consider in good faith such comments to such Tax Returns as are requested by the Stockholder Representative in writing at least 10 days prior to the due date for such Parent Prepared Return (or such shorter time period as is reasonable given the circumstances). For the avoidance of doubt, any failure to so submit a Parent Prepared Return shall not relieve the Company Indemnitors of any liability for Unpaid Pre-Closing Taxes with respect to such Parent Prepared Return (except to the extent the Company Indemnitors are prejudiced by such failure).
(b)Cooperation. Parent and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested in writing by the other party, in connection with the filing of any Tax Returns with respect to the Company or its Subsidiaries or their operations and any pending or threatened audit, Legal Proceedings or assessments with respect thereto or to Taxes owed by the Company. Such cooperation shall include Parent’s retention and provision of records and information that are reasonably relevant to any such audit or other Legal Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. In furtherance of the foregoing, the Company (before the Closing Date) and the Stockholder Representative (after the Closing Date) agree to cooperate with Parent and provide any relevant information within their possession (or reasonably available) requested in writing by Parent that is reasonably necessary for Parent to determine the limitations, if any, on any of the Company’s Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Company or the Stockholder Representative be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Parent or its Affiliates (other than income Tax Returns of the Company and its Subsidiaries for Pre-Closing Tax Periods). Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative shall have no obligation to prepare or file any Tax Returns.
(c)Transfer Taxes. All Transfer Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne 50% by Parent and 50% by the Company Indemnitors. The party responsible under applicable Law shall prepare and file all Tax Returns and other documentation with respect to Transfer Taxes, and each of Parent, the Company and the Stockholder Representative shall reasonably cooperate in connection with any such filings.
(d)Tax Treatment.
(i)The Merger is intended to be treated and qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section1.368-2(g) and Section 1.368-3. Each of Parent and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its U.S. federal income Tax Return for the taxable year including the Closing Date and shall file all applicable U.S. state and local income Tax Returns in a manner consistent with the Merger constituting a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by a Tax Authority after an audit or examination in which reorganization treatment was defended diligently and in good faith, or by a change in applicable Law after the date hereof. Neither of the Company, nor Parent shall (and Parent shall not permit any other Affiliate of Parent (including the Company after the Closing) to) knowingly take any action (or fail to take any action) which action (or failure to act) would reasonably be expected to prevent the Merger from being treated as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income Tax purposes, other than any actions that are required by the provisions of this Agreement. Notwithstanding the foregoing, except for the representations as to certain factual matters set forth in Section 4.8 and Section 4.9, Parent makes no representations or warranties to the Company or to any Company Security Holder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Security Holder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Company Security Holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.
(ii)The parties acknowledge and agree that for purposes of determining the value of Parent Common Stock to be received by the Company Stockholders pursuant to the First Merger under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” will be the Average of the Daily Volume Weighted Average Prices as described in Section 4.01(1) of Rev. Proc. 2018-12, (ii) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be each of the 15 consecutive trading days ending on and including the trading day immediately preceding the date on which this Agreement is executed, (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the New York Stock Exchange and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg L.P.
(e)Tax Controversies.
(i)Parent shall deliver a written notice to the Stockholder Representative promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of any of the Company or its Subsidiaries for which the Company Indemnitors may have an indemnification obligation pursuant to this Agreement (a “Tax Claim”); provided that the failure or delay to so notify the Stockholder Representative shall not relieve the Company Indemnitors of any claim of indemnification pursuant to this Agreement, except to the extent that the Company Indemnitors are prejudiced thereby.
(ii)Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Claims shall be governed by this Section 5.2.
5.3Allocation Schedule.

(a)The Company shall prepare and deliver to Parent a spreadsheet (the “Allocation Schedule”) at least three Business Days prior to the Closing setting forth the information set forth on Schedule D, which Allocation Schedule shall be dated as of the Closing Date.
(b)The Company will provide reasonably detailed back-up documentation for the calculations contained therein that is reasonably requested by Parent. The Company shall make available to Parent and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Allocation Schedule and reasonable access to Company Service Providers or Representatives of the Company and its Subsidiaries as Parent may reasonably request in connection with its review of the Allocation Schedule, and will otherwise cooperate in good faith with Parent’s and its Representatives review and shall take into consideration in good faith any comments of Parent on the Allocation Schedule. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Allocation Schedule, as applicable.
5.4Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Securities Law Compliance.
(a)Each of the parties hereto (other than the Stockholder Representative) shall use its reasonable best efforts to cause the issuance of all shares of Parent Class A Common Stock contemplated by this Agreement in connection with the Merger to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws.
(b)The shares of Parent Class A Common Stock shall constitute “restricted securities” under the Securities Act and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities Laws. All shares of Parent Class A Common Stock issued in connection with this Agreement shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and under this Agreement, which legend shall state in substance:
“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”
Parent shall instruct its transfer agent to remove such legend from the shares of Parent Class A Common Stock issued hereunder on the first anniversary of the Closing Date subject to Rule 144 under the Securities Act.
(c)Notwithstanding the foregoing, any Accredited Stockholder may transfer shares of Parent Class A Common Stock received in the Merger in a transaction that does not constitute a sale under Rule 144 (i) to an Affiliate of such Accredited Stockholder, (ii) if the Accredited Stockholder is an individual, to an immediate family member or trust for the benefit of such Accredited Stockholder or one or more of such Accredited Stockholder’s immediate family members, (iii) pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law, or (iv) if the Accredited Stockholder is a partnership, corporation, or limited liability company, to any one or more partners, stockholders or members thereof (each, a “Fund Transferee”); provided that (A) such

Accredited Stockholder shall give Parent written notice prior to the time of such transfer stating the name and address of the transferee and identifying the shares being transferred to the transferee and (B) such transferee shall first execute and deliver to Parent a Joinder Agreement in form and substance reasonably satisfactory to Parent agreeing to be bound by the terms of this Agreement applicable to Accredited Stockholders (including the provisions of this Section 5.4) and such Joinder Agreement. Any such transferee of shares pursuant to this Section 5.4(c) is referred to herein as a “Permitted Transferee.”
(d)To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent shall not be required (i) to transfer on its books any shares of Parent Class A Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares of Parent Class A Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Parent Class A Common Stock has been purportedly so transferred in violation of any of the provisions of this Agreement.
5.5Indemnification of Directors and Officers of the Company.
(a)During the period ending six years after the Effective Time (and, if applicable, for any subsequent period of time during the pendency, and through the resolution, of any D&O Indemnifiable Matter(s) initiated during such six-year period), Parent, the Final Surviving Entity and their successors shall, and Parent shall cause the Final Surviving Entity and its successors to, fulfill their obligations to the present and former members of the Board and present and former officers of the Company (such directors and officers being herein called the “Company Indemnitees”) pursuant to the terms of the Charter Documents as in effect on the Agreement Date, the DGCL and other applicable Law and any indemnification agreements between the Company and such Company Indemnitees set forth on Section 5.5(a) of the Disclosure Schedule (such obligations, collectively, the “D&O Indemnifiable Matters”). Notwithstanding the foregoing, the obligations of Parent and the Final Surviving Entity or their successors in respect of the D&O Indemnifiable Matters (i) shall be subject to any limitation imposed by applicable Law, the terms of the Charter Documents and the terms of the applicable indemnification agreement and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement to which such Person is a party.
(b)Prior to the Effective Time, the Company shall purchase and fully pay (and such purchase price shall be included in Third-Party Expenses of the Company) for (i) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Parent that shall provide the Company Indemnitees with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”) and (ii) an extended reporting period endorsement under the Company’s existing cyber security insurance policy (the “Cyber Tail Policy”) in a form reasonably acceptable to Parent, which shall provide coverage for three years following the Effective Time and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the cyber security insurance coverage currently maintained by the Company. Parent shall not, and shall cause the Final Surviving Entity to not, take any action to eliminate such D&O Tail Policy or Cyber Tail Policy. The cost of any D&O Tail Policy and 50% of the Cyber Tail Policy shall be considered a Third-Party Expense for purposes of this Agreement. At or prior to the Closing, the Company shall provide a copy of the D&O Tail Policy and the Cyber Tail Policy to Parent, along with written confirmation from the insurance provider that the D&O Tail Policy and Cyber Tail Policy will be bound at Closing.

(c)If Parent, the Final Surviving Entity, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of their assets to any Person or (iii) ceases to exist for any reason, then, in each such case, to the extent necessary, Parent shall cause the proper provision to be made so that the successors and assigns of Parent or the Final Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.5.
(d)Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.5 applies without the consent of such affected Company Indemnitee, it being understood and agreed that the Company Indemnitees are intended to be express third-party beneficiaries of this Agreement with rights of enforcement.
5.6Resale Registration Statement.
(a)Promptly following the Agreement Date, Parent shall prepare a registration statement registering the resale by the Accredited Stockholders of the shares of Parent Class A Common Stock to be issued to the Accredited Stockholders hereunder (such shares, the “Registrable Shares,” and such registration statement, the “Resale Registration Statement”); provided that any such securities shall cease to be Registrable Shares on the earliest to occur of when (i) such Registrable Shares have been disposed of in accordance with the Resale Registration Statement, (ii) such Registrable Shares shall have been sold in accordance with Rule 144 (or any similar provision then in effect), (iii) such Registrable Shares have been transferred in a transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities in accordance with the terms of this Agreement, (iv) with respect to a holder, such securities are eligible for resale by such holder, together with its Affiliates, pursuant to Rule 144 under the Securities Act (or other exemption from registration under the Securities Act) without any volume, manner of sale or other limitations or (v) such Registrable Securities have ceased to be outstanding. The Company shall use its commercially reasonable efforts to cause to be completed, executed and delivered by the Company Stockholders and the Company Warrantholders who are, or who the Company reasonably believes to be, Accredited Stockholders, the Selling Stockholder Questionnaires in the form attached hereto as Exhibit I (the “Selling Stockholder Questionnaires”), and will provide all such completed Selling Stockholder Questionnaires that it receives back from Company Stockholders and the Company Warrantholders to Parent. Each Accredited Stockholder who has returned a properly completed Selling Stockholder Questionnaire is referred to herein as a “Selling Stockholder.”
(b)Parent shall file the Resale Registration Statement with the SEC no later than the third Business Day following the Closing Date (such day, the “Registration Deadline”); provided that if the Registration Deadline is not during an “open trading window” as determined by Parent’s insider trading policies (an “Open Trading Window”), the Registration Deadline shall be the Business Day following the first Business Day of the next Open Trading Window. If Parent is eligible to file a Resale Registration Statement on Form S-3 pursuant to Rule 462(e) under the Securities Act (an “Automatic Resale Registration Statement”), the Resale Registration Statement shall be an Automatic Shelf Registration Statement. If Parent is not eligible to use an Automatic Shelf Registration Statement, the Resale Registration Statement shall be on Form S-3, or if Form S-3 is not available to Parent, another appropriate form. If the Resale Registration Statement is not an Automatic Resale Registration Statement, Parent shall use its reasonable best efforts to have the Resale Registration Statement declared effective under the Securities Act as promptly as practicable after such Resale Registration Statement is filed. Parent will advise the Stockholder Representative promptly after Parent receives any request by the SEC for amendment of the Resale Registration Statement or any SEC comments thereon. Once the Resale Registration Statement is declared effective, Parent shall notify the Stockholder Representative of such declaration, and thereafter, subject to the other applicable provisions of this Agreement, shall use commercially reasonable efforts to cause the Resale Registration Statement to be continuously effective and usable until the date that is the one-year anniversary of the Closing Date, or such earlier time when no Registrable Securities remain (such period, the “Registration Period”). Parent shall use commercially reasonable efforts to cause the Resale Registration Statement (including the documents incorporated therein by reference) to comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act.
(c)The Resale Registration Statement (or any prospectus or prospectus supplement forming a part of such Resale Registration Statement), as initially filed, shall include the Registrable Shares of all Selling Stockholders for whom Parent has received properly completed Selling Stockholder Questionnaires before the fifth Business Day prior to the Closing Date. Parent further agrees to provide in the Resale Registration Statement (and in any prospectus or prospectus supplement forming a part of such Resale Registration Statement) that all Permitted Transferees shall, by virtue of receiving Registrable Shares in a Permitted Transfer, be deemed to be selling stockholders under the Resale Registration Statement (or any such prospectus or prospectus supplement) with respect to the Registrable Shares received by such Permitted Transferees in such Permitted Transfers, to the extent such Permitted Transferee has returned a properly completed Selling Stockholder Questionnaire. Parent shall use commercially reasonable efforts to file an amendment or supplement, as appropriate, to the Resale Registration Statement (and any prospectus or prospectus supplement forming a part of such Resale Registration Statement) to include the Registrable Shares of (i) any Selling Stockholders who deliver properly completed Selling Stockholder Questionnaires on or after the fifth Business Day prior to the Closing Date or (ii) any Permitted Transferees (who shall be deemed a Selling Stockholder hereunder following delivery of a Selling Stockholder Questionnaire) who delivers a properly completed Selling Stockholder Questionnaire on or after the fifth Business Day prior to the Closing Date. Parent shall only be required to file three such amendments or supplements and Parent will have no obligation to file an amendment or supplement to the Resale Registration Statement to include any Fund Transferees so long as such Resale Registration Statement (and any prospectus or prospectus supplement forming a part of such Resale Registration Statement) provides for a distribution to such Fund Transferees. Parent shall include disclosure in the plan of distribution in the Resale Registration Statement (and any prospectus or prospectus supplement forming a part of such Resale Registration Statement) that Permitted Transfers to Fund Transferees will be transfers covered by the Resale Registration Statement. No later than the effective date of the resale registration statement, Parent shall use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent for settling any offering or sale of Registrable Shares, including with respect to the transfer of physical stock certificates, if any, into book-entry form in accordance with any procedures reasonably requested by any Selling Stockholder. In connection therewith, if reasonably required by Parent’s transfer agent, Parent shall promptly after the effectiveness of the registration statement cause to be delivered to its transfer agent, any authorizations, certificates and directions reasonably required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Shares without legend upon sale by the holder of such shares of Registrable Shares under the registration statement.
(d)Parent shall notify the Stockholder Representative promptly upon discovery that, or upon the discovery of the happening of any event as a result of which, the Resale Registration Statement or any supplement to any prospectus forming a part of the Resale Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use commercially reasonable efforts to supplement or amend such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made. After the Resale Registration Statement becomes effective, Parent shall notify the Stockholder Representative of any request by the SEC that Parent amend or supplement such Resale Registration Statement or prospectus, and Parent shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep the Resale Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by the Resale Registration Statement. Parent shall furnish to each Selling Stockholder such numbers of copies of a prospectus, including a preliminary prospectus, and any supplement to any prospectus, as required by the Securities Act and shall take such other actions (including causing the removal of any restricted legends), as the Selling Stockholders may reasonably request in order to facilitate their disposition of their Registrable Shares, subject to each Selling Stockholder providing any information reasonably requested by Parent to facilitate such action.
(e)Notwithstanding any of the provisions of this Section 5.6 to the contrary, Parent shall be entitled to postpone or suspend (a “Permitted Suspension”), for a reasonable period of time, the effectiveness or use of, or trading under, any Resale Registration Statement (and such postponement or suspension shall not be a breach of its obligations hereunder) if Parent shall determine that any such sale of any securities pursuant to such Resale Registration Statement would in the good faith judgment of the Parent’s board of directors:
(i)materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving Parent for which the Parent’s board of directors has authorized negotiations;
(ii)materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by Parent; or
(iii)require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of Parent and its stockholders.

In the event of the postponement or suspension of effectiveness of any Resale Registration Statement pursuant to this Section 5.6, the Selling Stockholders shall be precluded from using the Resale Registration Statement in connection with a disposition of the relevant Registrable Shares for the duration of such postponement or suspension, and the applicable time period during which such Resale Registration Statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such Resale Registration Statement was postponed or suspended.
(f)Parent shall indemnify and hold harmless each Selling Stockholder (along with (1) each Person, if any, who “controls” (within the meaning of the Securities Act or the Exchange Act) a Selling Stockholder and (2) the members, directors and officers of each Selling Stockholder, each an “Indemnified Person”) with Registrable Shares included in the Resale Registration Statement against any Losses to which such Indemnified Person may become subject by reason of (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the Resale Registration Statement or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by Parent (or any of its Representatives or Affiliates) of the Securities Act, the Exchange Act or any state securities Law in connection with the Resale Registration Statement or the offer or sale of Registrable Shares thereunder, in each case, solely to the extent such Losses directly arise out of or result from any claim or cause of action made against such Indemnified Person by an unaffiliated third party (excluding, for the avoidance of doubt, any Permitted Transferee) who purchased such Registrable Shares from such Selling Stockholder; provided that Parent shall not liable for any such Losses to the extent such Losses arise out of or are based upon information furnished to Parent by or on behalf of such Selling Stockholder expressly for use in the Resale Registration Statement; provided, further, that Parent shall not be liable under this Section 5.6(f) for any

Losses arising out of or resulting from the diminution in value of the Registrable Shares held by any Selling Stockholder following the date of this Agreement; provided, further, that the indemnity obligations set forth in this Section 5.6(f) shall not apply (A) to amounts paid in settlement of any such Losses if such settlement is effected without the prior written consent of Parent (such consent not be unreasonably withheld, conditioned or delayed) or (B) if Parent is not given reasonably prompt notice of the claim. Parent shall have the right to assume the defense and settlement of any claim or suit for which Parent may be responsible for indemnification under this Section 5.6(f). Parent shall keep the Indemnified Person reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. The Indemnified Persons shall have the right to retain their own counsel with the reasonable fees and expenses for no more than one such counsel to be paid by the Parent, if, in the reasonable opinion of counsel retained by Parent, the representation by such counsel of the Indemnified Person and Parent would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. Parent shall not, without the consent of the applicable Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation.
(g)From the date of this Agreement until the earlier of the date this Agreement is terminated in accordance with its terms and the end of the Registration Period, Parent shall use its commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, and file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act.
(h)All of the expenses incurred in connection with any registration of Registrable Shares pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Parent’s outside counsel and independent accountants of Parent shall be paid by Parent. Parent shall not be responsible for any selling expenses of any Selling Stockholder (including any broker’s fees or commissions) or fees or expenses of outside counsel or independent accountants of Selling Stockholder or, to the extent incurred prior to the Closing, the Company in connection with the Resale Registration Statement.
(i)Subject to the Company’s performance and compliance with its covenants set forth in this Section 5.6, Parent shall use commercially reasonable efforts to cause the shares of Parent Class A Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the New York Stock Exchange effective as of the Closing.
(j)Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect in any material respect any Accredited Stockholder or Permitted Transferee to whom this Section 5.6 applies without the consent of the Stockholder Representative, it being understood and agreed that the Accredited Stockholders and Permitted Transferees are intended to be express third-party beneficiaries of this Agreement with rights of enforcement.
5.7R&W Policy. Parent shall cause the R&W Policy to be bound and in full force and effect as promptly as possible and in no event later than 10 Business Days following the Agreement Date, and, if it does not already, shall provide that the insurer thereof shall have no rights of subrogation against any party to this Agreement, or any Representative thereof, except against any Company Indemnitor solely in the case of Fraud. The R&W Premium Amount shall be paid by Parent, as and when required in accordance with the terms of the R&W Policy; provided that 50% of the R&W Premium Amount shall be borne by the Company and included as a Third-Party Expense. Parent shall not amend, modify or otherwise change, terminate or waive any subrogation, or any other provision, of the R&W Policy with respect to any Company Indemnitor in any manner that would be adverse in any material respect to the Company Indemnitor, without the prior written consent of the Stockholder Representative. Prior to the anticipated Closing Date, Parent shall provide the Company with documentation reflecting an accounting of the R&W Premium Amount.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1Conduct of the Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except (i) as expressly set forth on Section 6.2 of the Disclosure Schedule, (ii) as expressly contemplated by the terms hereof or (iii) as consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall and shall cause each of its Subsidiaries to (x) conduct its business in the Ordinary Course of Business and (y) use commercially reasonable efforts to:
(a)(i) pay and perform all of its undisputed debts and other obligations (including Taxes when due), (ii) collect accounts receivable when due and not extend credit outside of the Ordinary Course of Business and (iii) sell the Company’s or any Subsidiary of the Company’s products and services consistent with past practice as to license, service and maintenance terms, revenue recognition and other terms;
(b)preserve intact its present business organizations;
(c)keep available the services of its present officers and employees (other than any termination of service thereof for cause);
(d)preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having material business dealings with it; and
(e)promptly notify Parent of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger (it being understood and agreed that with respect to the matters specifically addressed by any provision of Section 6.2, to the extent such specific provisions conflict with the more general provision of this Section 6.1, such specific provisions shall govern).
6.2Restrictions on Conduct of the Business. Without limiting the generality or effect of the provisions of Section 6.1, except (i) as expressly set forth on Section 6.2 of the Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly contemplated by the terms hereof or (iv) as consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each Subsidiary of the Company not to:
(a)amend its Charter Documents or Organizational Documents of its Subsidiaries;
(b)merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(c)declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except for purchases from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service and issuances in connection with the exercise of any Company Options or Company Warrants that are outstanding as of the Agreement Date or upon conversion of any shares of Company Preferred Stock;
(d)(i) enter into or amend or modify any (A) Material Contract or (B) any Contract that would (if entered into, amended, renewed or modified prior to the Agreement Date) constitute a Material Contract, (ii) violate, terminate (other than non-renewals occurring in the Ordinary Course of Business), or waive any of the terms of any of its Material Contracts, or (iii) enter into, amend, modify or terminate (other than non-renewals occurring in the Ordinary Course of Business) any Contract or waive or release any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived or released would be reasonably likely to (x) adversely affect the Company or any of its Subsidiaries (or, following consummation of the Merger, Parent or any of its Affiliates) in any material respect, (y) impair the ability of the Company or the Stockholder Representative to perform their respective obligations under this agreement or (z) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated hereby;
(e)issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Company Voting Debt, any Equity Interests or any other indebtedness or other security granting its holder the right to vote on any matters on which any Company Security Holder may vote (or that is convertible into, or exchangeable for, securities having such right), or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options that are outstanding as of the Agreement Date, (ii) the issuance of shares of Company Common Stock pursuant to the exercise of the Company Warrant or upon conversion of shares of Company Preferred Stock, (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service and (iv) promises to grant Company RSUs to prospective Company Service Providers in the Ordinary Course of Business provided any such Company RSUs shall not be subject to acceleration under any circumstance (other than discretionary vesting acceleration provided for in the Company Equity Plan that shall not be exercised prior to the Effective Time) and (v) the grant of Company RSUs in accordance with Section 6.18 and to any Company Service Provider who is an Agreement Date Committed Equity Individual or who (A) received a promise in accordance with Section 6.2(e)(iv) and (B) commences employment and/or service prior to the Closing Date (such persons, a “Post-Signing Committed Equity Individual”);
(f)(i) hire, or offer to hire, any additional officers or Company Service Providers earning annual base compensation in excess of $250,000 (ii) terminate the employment or engagement of any current Company Service Provider earning annual base compensation in excess of $250,000 (which, for purposes of clarity, shall not include a voluntary termination by such Company Service Provider or a termination for cause by the Company or any Subsidiary), (iii) increase or modify the compensation of any Company Service Provider or otherwise alter the terms and conditions of employment for any current employee of the Company or its Subsidiaries, other than in accordance with Section 6.2(f)(iii) of the Disclosure Schedule (iv) enter into, amend, or extend the term of any (X) Contract providing for severance, retention benefits, or incentive compensation or (Y) change of control agreement with, or Company Option held by, any Company Service Provider, (v) recognize or enter into any Contract or other agreement with any labor organization or union or collective bargaining agreement (except as otherwise required by Law and after advance notice to Parent) or (vi) add any new members to the Board;

(g)make any loans or advances (other than routine expense advances to Company Service Providers consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;
(h)except for non-exclusive licenses in connection with the provision of the Company Products (not including rights in any Company Source Code) and the Company services in the Ordinary Course of Business, transfer, sell, license to any Person any rights to any Intellectual Property Rights;
(i)except in connection with the provision of the Company Products in the Ordinary Course of Business, enter into any agreement with respect to the development of any Intellectual Property Rights or Technology with a third party (excluding agreements with consultants and independent contractors pursuant to Personnel Agreements);
(j)transfer or provide a copy of any Company Source Code to any Person (including any Company Service Provider or commercial partner of the Company or any Subsidiary of the Company) (other than providing access to Company Source Code to current Company Service Providers actually involved in the development of the Company Products on a need to know basis in the Ordinary Course of Business and provided each such Company Service Provider has executed a Personnel Agreement);
(k)take any action regarding a patent, patent application or other Company Registered IP, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the Ordinary Course of Business;
(l)enter into any distribution, license, reseller, OEM, joint venture, strategic alliance, partnership or any similar arrangement or agreement (other than non-exclusive arrangements or agreements entered in the Ordinary Course of Business);
(m)sell, lease, license or otherwise dispose of or encumber (other than Permitted Liens) any of its properties or assets, other than non-exclusive licenses of Company Products in the Ordinary Course of Business, or enter into any Contract with respect to the foregoing;
(n)enter into any operating lease in excess of $200,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP in excess of $100,000 individually and $500,000 in the aggregate, other than equipment leases entered into in the Ordinary Course of Business in de minimis amounts;
(o)incur any indebtedness for borrowed money in excess of $1,000,000 or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
(p)(i) pay, discharge or satisfy any Liability to any Person who is an officer, director or stockholder of the Company or any Subsidiary of the Company, other than compensation due for services as an officer or director in the Ordinary Course of Business, (ii) defer payment of any accounts payable other than in the Ordinary Course of Business or (iii) give any discount, accommodation or other concession other than in the Ordinary Course of Business, with the goal of accelerating or inducing the collection of any receivable;
(q)make any capital expenditures, capital additions or capital improvements in excess of 110% of the capex budget for the 2021 fiscal year;

(r)materially change the amount of, or terminate, any insurance coverage;
(s)agree to or take any actions to cancel, release or waive any material claims or rights held by the Company or any Subsidiary of the Company;
(t)(i) adopt, establish, enter into, terminate, discontinue or amend any Company Employee Plan, except in each case as required under ERISA, applicable Law or as necessary to maintain the qualified status of such plan under applicable Law; provided the Company may enter into or terminate a Standard Offer Letter with any new hire permitted under Section 6.2(f)(i) or terminate any Standard Offer Letter permitted under Section 6.2(f)(ii), (ii) accelerate the payment, funding or vesting of any compensation or benefits of any current or former Company Service Provider of the Company or any of its Subsidiaries, (iii) pay any bonus or other incentive compensation to any current or former Company Service Provider of the Company or any of its Subsidiaries, or (iv) increase the benefits of any current or former Company Service Providers of the Company or any of its Subsidiaries (other than, with respect to clauses (ii), (iii) and (iv), pursuant to preexisting plans, policies or Contracts that have been disclosed to Parent and are explicitly set forth on Section 3.20(a) of the Disclosure Schedule);
(u)except as required by Law, grant or pay any severance, change of control, retention or termination pay or benefits to any Person (other than payments or benefits provided pursuant to preexisting plans, policies or Contracts that have been disclosed to Parent and are explicitly set forth on Section 3.20(a) of the Disclosure Schedule);
(v)(i) commence a Legal Proceeding other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the Company consults with Parent prior to the filing of such a suit) or (C) for a breach or threatened breach of this Agreement or (ii) settle or agree to settle any pending or threatened Legal Proceeding;
(w)acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
(x)make, change or revoke any Tax election, adopt or change any Tax accounting method or period, file any federal, state, or non-U.S. income Tax Return or any other material Tax Return other than in compliance with Section 5.2(a)(i), file any amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) or voluntary disclosure application or agreement or similar process, apply for any Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement (other than a Commercial Tax Agreement), or assume or agree to indemnify any liability for Taxes of another Person or surrender any right to claim a Tax refund, avail itself of any relief pursuant to Pandemic Response Laws that could reasonably be expected to impact the Tax payment and/or reporting obligations of the Company or any of its Subsidiaries after the Closing Date, or take any other similar action outside of the ordinary course of business relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability the Company or any of its Subsidiaries for any Tax period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.
(y)change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Parent;
(z)enter into any agreement for the purchase, sale or lease of any real property;
(aa)enter into any Contract that requires the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Merger;
(ab)place or allow the creation of any Lien (other than a Permitted Lien) on any of its properties; or
(ac)materially change the manner in which it provides warranties, discounts or credits to customers; provided that the Company and its Subsidiaries may do so to the extent not doing so would negatively affect the competitive position of the Company relative to other companies in the industry in which it operates; or
(ad)take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (cc).
Nothing in this Section 6.2 shall give Parent, directly or indirectly, the right to control or direct the operations of the Company in violation of the HSR Act or other Antitrust Laws.
6.3No Solicitation.
(a)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will not, nor will it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, seek, initiate, willingly encourage others to solicit, or willingly encourage, entertain, respond to, facilitate or accept any discussions, proposals, expressions of interest or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) entertain, consider, agree to, accept, recommend, endorse, publicly propose or announce any attention to enter into, or enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any stockholders of the Company. The Company will, and will cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s Representatives, takes any action at the direction of the Company that the Company is obligated pursuant to this Section 6.3 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.3.

(b)The Company shall immediately (but in any event, within 24 hours) notify Parent in writing, which may be via email in accordance with Section 10.1, after receipt by the Company (or, to the Knowledge of the Company, by any of its Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent and its Representatives reasonably expected to be in connection with a potential Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.
6.4Access to Information.
(a)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, (i) the Company shall afford Parent and its Representatives reasonable access during business hours to (A) the Company’s properties, books and records and (B) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request and (ii) the Company shall provide to Parent and its Representatives correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and work papers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party, and (D) receipts received for any Taxes paid to foreign Tax authorities; provided that the foregoing shall not require the Company to provide any information or documents if such access or disclosure, in the good faith reasonable belief of the Company, (1) access would, in light of COVID-19, jeopardize the health and safety of any officer or employee of the Company or (2) after consultation with the Company’s outside legal advisor, would violate any Law or Contract or otherwise result in the waiver of the Company’s attorney-client privilege, the work product doctrine or similar privilege or protection applicable to such information or documents.
(b)Subject to compliance with applicable Law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Company and Parent shall each confer from time to time as requested by the other party with one or more Representatives of each party to discuss any material changes or developments in the operational matters of the Company or Parent and the general status of the ongoing operations of the Company and Parent.
(c)No information obtained by Parent or the Company during the pendency of the Merger in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.
(d)For the avoidance of doubt, Section 6.7 shall apply to all information provided pursuant to this Section 6.4.
6.5Notification of Certain Matters.
(a)Each of the Company and Parent shall give the other prompt notice of the occurrence or non-occurrence of any event that is reasonably likely to cause the failure of any of the conditions set forth in Article VII; provided that (i) the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect any remedies available to such notified party and the Company’s and

Parent’s obligation, actions or inactions pursuant to this Section 6.5(a) shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(a)(iv) or Section 7.3(a)(iii), as applicable, has been satisfied. No disclosure by the Company pursuant to this Section 6.5, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of any covenant.
(b)Each of the Company and Parent shall give the other prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, keep such notified party informed as to the status of any such Legal Proceeding or threat, and permit authorized Representatives of such notified party to be present at each meeting or conference relating to any such Legal Proceeding, to participate in, or review, any material communication before it is made to any Governmental Entity, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding, including by providing such notified party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and such receiving party shall consider any such received comments in good faith.
6.6Section 280G.
(a)The Company shall obtain and deliver to Parent prior to the initiation of the requisite stockholder approval procedure under Section 6.6(b), a Parachute Payment Waiver, in the form attached hereto as Exhibit J (the “Parachute Payment Waiver”), from each Person who the Company or Parent reasonably believes could be, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 6.6(b), and who might otherwise have received, receive or have the right or entitlement to receive a Section 280G Payment (as defined below), to the extent the value thereof equals or exceeds three times such Person’s “base amount” determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the 280G Stockholder Approval (as defined below) is obtained pursuant to Section 6.6(b). No later than 10 Business Days prior to the 280G Stockholder Approval, Parent will provide to the Company any payments and/or benefits that may be payable or provided by Parent or an Affiliate or Subsidiary thereof (including the First Step Surviving Corporation or the Final Surviving Entity) that could separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the regulations promulgated thereunder.
(b)At least three Business Days prior to the Closing Date, the Company shall submit to the Company Stockholders, for approval by such Company Stockholders holding the number of shares of stock required by the terms of Section 280G(b)(5)(B) of the Code (as mutually determined by the Company and Parent), a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the regulations thereunder inapplicable to all Section 280G Payments. “Section 280G Payments” means any payments or benefits provided pursuant to Company Employee Plans or other plans, programs, arrangements or Contracts that might reasonably be expected to result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that causes the payments or benefits to not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code as mutually determined by the Company and Parent. Prior to delivery of documents to the stockholders in connection with the stockholder approval contemplated by this Section 6.6(b), the Company shall provide Parent and its counsel with a reasonable opportunity (but, in any event, no less than two Business Days prior to such delivery) to review and approve all documents to be delivered to the stockholders in connection with such stockholder approval, which such approval shall not be unreasonably withheld, conditioned or delayed. Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations (as mutually determined by the Company and Parent). Prior to the Closing, the Company shall deliver to Parent written notification and documentation reasonably satisfactory to Parent that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and benefits that were subject to the stockholder vote (as mutually determined by the Company and Parent) (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and benefits shall not be made or provided (or shall be returned) to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 6.6(a).
6.7Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed that certain confidentiality agreement dated February 25, 2021, (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with their terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence, and at no time shall any party or its Representatives disclose any of the terms of this Agreement (including the economic terms) or any non-public information about another party hereto to any other Person without the prior written consent of the other party. Notwithstanding anything to the contrary in the foregoing (including in the Confidentiality Agreement), a party hereto shall be permitted to disclose any and all terms (i) to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), (ii) to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of the primary exchange on which such party is then listed, (iii) to Persons to which such party is otherwise incurring Third-Party Expenses (but only to the extent reasonably necessary for such Person to perform its services in connection therewith), (iv) as reasonably necessary for the Company to obtain the Company Stockholder Approval and the other consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement, (v) in connection with enforcing its rights or defending itself against any claims hereunder and (vi) as otherwise permitted by Section 6.8. The Stockholder Representative hereby agrees to hold the terms of this Agreement, the fact of this Agreement’s existence, and information relating to the Merger or this Agreement received by the Stockholder Representative after the Closing or relating to the period after the Closing in strict confidence, and at no time shall the Stockholder Representative disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of Parent (and, prior to Closing, the Company); provided that following the Closing, the Stockholder Representative shall be permitted to disclose information as required by law or to employees, advisors, agents or consultants of the Stockholder Representative and to the Company Stockholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
6.8Public Disclosure. The parties agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed upon by Parent and the Company. Prior to the Effective Time or any earlier termination of this Agreement pursuant to the terms hereof, the Company shall not, and the Company shall cause each of its Representatives not to, issue any press release or other public communications (other than any communications permitted by this Section 6.8 or in accordance with the communications plan approved by Parent) relating to the terms of this Agreement or the Merger or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, unless required by applicable Law and except as reasonably necessary for the Company to obtain the Company Stockholder Approval and the other consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, in Section 6.7 or in the Confidentiality Agreement, (a) Parent may be permitted to make such public communications regarding this Agreement or the Merger as Parent may determine is reasonable and appropriate for a public reporting company and (b) the Company and its Affiliates may make such public communications regarding this Agreement or the Merger that are consistent with previous press releases or public announcements made in compliance with this Section 6.8.
6.9Reasonable Best Efforts.
(a)Each of the parties hereto (other than the Stockholder Representative) agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement.
(b)The parties (other than the Stockholder Representative) shall promptly make all filings and notifications and other submissions with respect to this Agreement and the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations (the “HSR Act”) and any other applicable Antitrust Laws and, in any event, shall each file the Notification and Report Form under the HSR Act, if required, no more than 10 Business Days after the Agreement Date. The parties agree to request at the time of filing early termination of the applicable waiting period under the HSR Act. To the extent permitted by applicable Law, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the transactions contemplated by this Agreement (and if in writing, furnish the other party with a copy of such communication). If the Company or Parent or any affiliate thereof shall receive any formal or informal request for information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request. Without limiting the generality or effect of Section 6.9(a), to the extent permitted by applicable Law and except as may be prohibited by any Governmental Entity, the parties hereto (other than the Stockholder Representative) shall (i) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Entity relating to the transactions contemplated by this Agreement; (ii) not participate in any substantive meeting or telephone or video conference, or have any substantive communication with, any Governmental Entity unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate therein; (iii) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Entity with respect to this Agreement and the transactions contemplated hereby; provided that material provided pursuant to this Section 6.9(b): (A) may be redacted as necessary (1) to comply with contractual arrangements, (2) to address legal privilege concerns, or (3) to remove references concerning the valuation of the parties or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; and (iv) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Entity. All filing fees in connection with filings required by the HSR Act shall be borne by the acquiring person, as defined by 16 C.F.R. § 801.2. The Company and Parent shall each bear its own legal fees and expenses in connection with compliance with this Section 6.9. Neither Company nor Parent shall, with respect to the transactions contemplated by this Agreement, commit to or agree with any Governmental Entity to (i) stay, toll or extend any applicable waiting period under the HSR Act, (ii) pull and refile under the HSR Act, (iii) not consummate the transactions contemplated by this Agreement for any period of time or (iv) enter into any timing agreement, without the prior written consent of the other.
(c)Notwithstanding the foregoing, nothing in this Section 6.9 or otherwise in this Agreement shall require Parent: (i) to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Parent of any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Affiliates (including the Company), or compel Parent to divest, dispose of, hold separate or license any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Affiliates (including the Company), (ii) to propose or agree to or effect any divestiture or hold separate any business or assets or (iii) to commence, contest or defend any Legal Proceeding relating to the transactions contemplated by this Agreement; provided that the Company shall not take any of the foregoing actions without the prior written consent of Parent.
6.10Employment Matters.
(a)For the period commencing at the Effective Time and ending December 31 in the year which the Closing occurs, except to the extent better terms are provided to a Continuing Employee in any offer letter or employment agreement entered into between Parent and any Continuing Employee prior to the Effective Time, Parent agrees to provide each Continuing Employee with (i) base salary or wages, as applicable, and commission opportunity or target cash bonus opportunity, as applicable, in each case no less favorable than those provided to such Continuing Employees immediately prior to the Effective Time (which cash bonus may be replaced by other cash incentive awards in lieu thereof) and (ii) benefits (other than defined benefit pension benefits, retiree medical, severance, perquisites and equity-based incentives) which are no less favorable in the aggregate than either (A) those provided to such Continuing Employees immediately prior to the Effective Time or (B) those provided by Parent (including its Affiliates) to similarly situated employees of Parent (or its Affiliates), with the choice of (A) or (B) to be made by Parent in its sole discretion. Notwithstanding anything to the contrary in the foregoing, but subject to any employment agreement between a Continuing Employee and Parent or any of its Subsidiaries and other than with respect to Critical Employees (unless otherwise agreed between such Critical Employee and Parent), Parent may adjust the base salary or wages, as applicable, for certain of the Continuing Employees (i) who have a change of geographic work location or (ii) who take on a new role or position with Parent following the Effective Time; provided that such base salary or wages, as applicable, will be no less favorable than those provided by Parent (including its Affiliates) to similarly situated employees of Parent (or its Affiliates). Parent will treat, and use commercially reasonable efforts to cause the applicable benefit plans to treat, the service of the Continuing Employees with the Company attributable to any period before the Effective Time as service rendered to Parent or any Subsidiary of Parent for purposes of eligibility to participate in and vesting (other than with respect to equity-based incentives) under Parent’s health and welfare plan(s) and defined contribution plan(s), except where credit would result in duplication of benefits. Without limiting the foregoing, to the extent that any Continuing Employee participates in any health or other group welfare benefit plan of Parent following the Effective Time, Parent shall use commercially reasonable efforts to: (1) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of Parent to be waived with respect to the Continuing Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Continuing Employee participated immediately prior to the Effective Time and (2) provide credit for any deductibles paid by Continuing Employees under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Effective Time occurs towards deductibles under the health plans of Parent or any Subsidiary of Parent.
(b)Nothing contained herein, express or implied, (x) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (y) shall alter or limit Parent’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (z) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.
6.11Consents.
(a)The Company shall, upon Parent’s request and using forms reasonably acceptable to Parent, use commercially reasonable efforts to obtain prior to the Closing, the consents, waivers and approvals listed on Schedule B, listed on Section 3.5 of the Disclosure Schedule or under any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule B or Section 3.5 of the Disclosure Schedule if entered into prior to the Agreement Date, and the Company shall deliver copies of such consents, waivers and approvals to Parent promptly following the Company’s receipt thereof; provided that, subject to Section 1.5(a)(iii), each of the parties acknowledges and agrees that obtaining any such consent, waiver or approval shall not, in and of itself, be a condition to the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment, or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third-party consents, waiver or approvals (except, in the case of the Company, if requested by Parent and either (a) reimbursed or indemnified for by Parent and (b) subject to the occurrence of the Merger).
(b)The Company shall be solely responsible for giving all notices and other information required to be given to the Company Service Providers, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act or similar state Law, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Law in connection with the transactions contemplated by this Agreement.
6.12Terminated Agreements. Prior to the Closing, the Company shall cause each of the agreements set forth on Schedule C of the Disclosure Schedule (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including by sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise) such that the Final Surviving Entity shall not have any Liability under any Terminated Agreement following the Closing Date.
6.13Resignation of Officers and Directors. Prior to the Closing, the Company shall cause each officer and director of the Company to execute a Director and Officer Resignation Letter, effective as of the Effective Time.
6.14Expenses. Except as explicitly provided for otherwise in this Agreement, whether or not the Merger is consummated, except as otherwise set forth herein, each of the Company and Parent shall bear its own, and its respective legal, auditors’, financial advisors’ and other representatives’ fees and other expenses incurred with respect to this Agreement and the Merger.
6.15Corporate Matters. The Company shall retain its Seattle office, and use commercially reasonable efforts to make available to Parent, to the extent stored in physical form in such office as of the Agreement Date, all original minute books containing the records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and the stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.
6.16Joinder Agreements and Warrant Cancellation Agreements. The Company shall use its commercially reasonable efforts to cause the Non-Key Employee Joinder Agreements and the Warrant Cancellation Agreement to be executed and delivered to the Company on or prior to the Closing Date by each of the applicable Company Indemnitors (for the avoidance of doubt, excluding any Company Indemnitors that executed and delivered Joinder Agreements in connection with the execution and delivery of this Agreement).
6.17Suitability Documentation. The Company shall use its commercially reasonable efforts to cause each Company Stockholder to deliver the Suitability Documentation at least five Business Days prior to the Closing. As promptly as practicable and in any event within at least five Business Days prior to the Closing, the Company shall provide copies of all Suitability Documentation received from each Company Stockholder to Parent.
6.18Promised Options. Prior to the Effective Time, subject to the last sentence of this Section 6.18, the Company will grant Company RSUs to individuals set forth on Schedule E, to the extent such individuals remain employed or otherwise in service through and including the grant date thereof, from the shares remaining available for issuance under the 2018 Equity Incentive Plan. Schedule E shall include each Agreement Date Committed Equity Individual listed on Section 3.2(e) of the Disclosure Schedule, and shall set forth such individual’s name, vesting commencement date, date of commencement of employment or service, and vesting schedule of such Company RSUs. No later than five Business Days prior to the Closing Date, the Company shall deliver an updated Schedule E to Parent which will include each Post-Signing Committed Equity Individual in accordance with Section 6.2(e). Such updated Schedule E shall include (i) such individual’s name, vesting commencement date, number of Company RSUs, date of commencement of employment or service and vesting schedule of such Company RSUs, and (ii) the number of Company RSUs for each Agreement Date Committed Equity Individual which shall not be subject to acceleration under any circumstances (other than discretionary vesting acceleration provided for in the Company Equity Plan that will not be exercised prior to the Effective Time). The issuance of any Company RSUs in accordance with this Section 6.18, and the Company’s obligation to grant a Company RSU pursuant to this Section 6.18, shall be conditioned on such recipient of such Company RSUs executing a Company RSU Agreement in the form attached hereto as Exhibit K prior to the Closing (the “RSU Agreement”).
6.19Invoices. The Company shall use commercially reasonable efforts to obtain an invoice from each advisor or other service provider to the Company (other than any current employee, director or officer of the Company or any of its Subsidiaries), in each case dated no more than one Business Day prior to the Closing Date, with respect to all Closing Third-Party Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date.
6.20Other Closing Deliverables. Each of the Company and Parent shall use its commercially reasonable efforts to cause all of the closing deliverables required to be delivered by it pursuant to Section 1.5(a) and Section 1.5(b), respectively, (and not otherwise specifically addressed by this Article VI) to be delivered to the other at or prior to the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER
7.1Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub I and Merger Sub II to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:
(a)No Order. No Governmental Entity shall have enacted, issued or promulgated any Law or issued or granted any Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
(b)No Injunctions; Restraints; Illegality. There shall be no Law, Order or other legal restraint or prohibition in effect (whether temporary, preliminary or permanent injunction) issued by any Governmental Entity (i) preventing or restraining, in any material respect, the consummation of the Merger, (ii) prohibiting Parent’s ownership or operation of any portion of the business of the Company or (iii) compelling Parent or Company to dispose of or hold separate all or any portion of the business or assets of Company or Parent as a result of the Merger.
(c)HSR Act. Any waiting period applicable to the Merger (and any extension thereof) under the HSR Act shall have expired or been terminated.
(d)Company Stockholder Approval. The Company Stockholder Approval shall have been obtained and shall be in full force and effect.
7.2Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and the Merger Subs to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
(a)Representations, Warranties and Covenants.
(i)The Fundamental Representations (1) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except with respect to any Fundamental Representations that address matters only as of a particular date, which shall be true and correct in all material respects as of such date) and (2) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to any Fundamental Representations that address matters only as of a particular date, which shall be true and correct in all respects as of such date);
(ii)The representations and warranties of the Company contained in Section 3.8(b) shall be true and correct in all respects;
(iii)The representations and warranties of the Company contained in this Agreement (other than the Fundamental Representations and the representations and warranties set forth in Section 3.8(b)) shall be true and correct in all respects (without giving effect to materiality, Material Adverse Effect or any similar qualification) as of the Closing Date as though made on the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date) except, in each case, where the failure of such representations and warranties collectively to be true and correct shall not have had a Material Adverse Effect with respect to the Company; and
(iv)The Company shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.
(b)No Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing a Material Adverse Effect with respect to the Company.
(c)Company Certificate. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied (the “Company Certificate”).
(d)Closing Deliverables. The Company shall have delivered or caused to be delivered to Parent the items required by Section 1.5(a).
(e)Employment Arrangements. (i) Each Non-Competition and Non-Solicitation Agreement and Offer Letter, in each case executed concurrently with this Agreement by a Key Employee, shall not have been revoked or repudiated by the Key Employee prior to the Closing (unless Parent has amended such Non-Competition and Non-Solicitation Agreement or Offer Letter without such Key Employee’s consent) and (ii) at least 80% of the total number of Critical Employees of the Company set forth on Schedule F shall (X) if Parent has made an offer of employment to such Person prior to the Closing, accepted such offer (unless such offer is not consistent with Section 6.10) or (Y) if Parent has not made an offer of employment to such Person prior to the Closing, have not terminated their employment with the Company or the Subsidiary at or prior to the Closing (or have delivered written notice prior to the Closing announcing an intention to revoke or repudiate such offer or terminate employment with the Company or the Subsidiary, as the case may be), excluding for such purposes any Company employees who Parent directs the Company in writing to terminate or who are otherwise informed by Parent in writing that Parent does not intend to continue such Person’s employment following the Closing or does not intend to comply with its obligations under Section 6.10 with respect to such Person.
(f)Certificate of Merger. Parent shall have received the First Certificate of Merger, duly executed by the Company.
7.3Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a)Representations, Warranties and Covenants.
(i)The Parent Fundamental Representations (1) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to any Parent Fundamental Representations that address matters only as of a particular date, which shall be true and correct in all material respects as of such date) and (2) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to any Parent Fundamental Representations that address matters only as of a particular date, which shall be true and correct in all respects as of such date);

(ii)The representations and warranties of Parent and the Merger Subs contained in this Agreement (other than the Parent Fundamental Representations) shall be true and correct in all respects, both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date) except, in each case, where the failure of such representations and warranties collectively to be true and correct (without giving effect to materiality, Material Adverse Effect or any similar qualifications) shall not have had a Material Adverse Effect with respect to Parent or the Merger Subs; and
(iii)Each of Parent, Merger Sub I and Merger Sub II shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or prior to the Closing.

(b)No Parent Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing a Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole.
(c)Share Listing. Parent shall have applied to have the shares of Parent Class A Common Stock issuable in connection with the Merger approved for listing on the New York Stock Exchange, and evidence thereof shall have been delivered by Parent to the Company (provided that this condition shall not be applicable unless the Company has provided Parent with all information required for such application at least two Business Days before Closing).
(d)Closing Deliverables. Parent shall have delivered or caused to be delivered to the Company the items required by Section 1.5(b).
(e)WKSI. Parent shall be a WKSI on the Closing Date (assuming for this purpose that Parent’s eligibility for WKSI status is tested on the Closing Date).
(f)Certificate of Parent. Company shall have received a certificate executed for and on behalf of Parent by an officer of Parent to the effect that, as of the Closing, the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(e) have been satisfied (the “Parent Certificate”).
ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW
8.1Survival.
(a)The representations and warranties of the Company contained in this Agreement and in the Certificates, and the right of any Parent Indemnified Party to assert a claim for indemnification hereunder with respect thereto, shall survive the Closing Date until the 11:59 p.m. (Pacific Time) on the Indemnity Escrow Expiration Date (or, solely for purposes of claims under the R&W Policy, such longer period as specified in the R&W Policy); provided that (i) in the event of Fraud with respect to a representation or warranty contained in this Agreement or in the Certificates, as applicable, such representation or warranty, and the right to assert such a claim, shall survive for six years following the Closing Date and (ii) the representations and warranties contained in Section 3.9 (Tax Matters), and the right to assert such a claim, shall remain in full force and effect until 11:59 p.m. (Pacific Time) on the date that is six years following the Closing Date; provided, further, that if an Indemnification Claim Notice or Third-Party Notice is given under, and in accordance with, this Article VIII with respect to any representation or warranty prior to the applicable expiration date, such claim shall be preserved until such claim is finally resolved.
(b)The representations and warranties of Parent and the Merger Subs set forth in this Agreement shall terminate at the Effective Time; provided that in the event of Fraud with respect to a representation or warranty contained in Article IV or in the Parent Certificate, as applicable, such representation or warranty, and the right to assert such a claim, shall survive for six years following the Closing Date.
(c)The Fundamental Representations and any right to assert such a claim for breach thereof shall survive until 11:59 p.m. (Pacific Time) on the date that is three years following the Closing Date.
(d)The covenants and agreements of the Company that by their terms are to be performed or complied with at or prior to the Closing, and the right of any Parent Indemnified Party to assert a claim for indemnification hereunder with respect thereto, shall survive until 11:59 p.m. (Pacific Time) on the Other Indemnity Escrow Expiration Date. Each other covenant and agreement of any party herein shall survive until fully performed in accordance with its terms.
(e)The Company Indemnitors’ obligations to indemnify the Parent Indemnified Parties for all other matters described in Section 8.2(a)(iii) through (viii) (other than an indemnity claim arising under Section 8.2(a)(vii)) and any right to assert such a claim therefor shall survive until the applicable statute of limitations (which, for the avoidance of doubt, shall be six years for the any claims with respect to Unpaid Pre-Closing Taxes under Section 8.2(a)(v)); provided that the Company Indemnitors’ obligations to indemnify the Parent Indemnified Parties for an indemnity claim arising under Section 8.2(a)(vii) shall survive until 11:59 p.m. (Pacific Time) on the date that is the Other Indemnity Escrow Expiration Date.
(f)For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and covenants and the right to make indemnification claims in respect thereof under this Agreement, and the Company Indemnitors and the Parent Indemnified Parties hereby waive any claims or defenses based on the statute of limitations to the extent inconsistent with the survival periods set forth herein.
8.2Indemnification.
(a)From and after the consummation of the Merger, the Company Indemnitors shall severally, and not jointly, in accordance with each Company Indemnitor’s Pro Rata Share, indemnify and hold harmless Parent and its directors, officers, employees, affiliates (including the Final Surviving Entity), agents and other representatives (the “Parent Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them, resulting from or arising out of any of the following:
(i)the failure of any representation or warranty of the Company in this Agreement or the Certificates to be true and correct on the Agreement Date and as of the Closing Date as if made on and as of the Closing Date, except that any such representations and warranties which by their express terms are made solely as of a specified earlier date shall be true and correct as of such specified earlier date; provided that all materiality qualifications (such as “material” and “Material Adverse Effect”, other than the use of the word “material” as part of any defined term) in such representations and warranties shall be disregarded for the purposes of this Article VIII (including for purposes of determining whether or not a breach occurred and amount of damages associated therewith);

(ii)any failure by the Company to perform or comply with any covenant or agreement applicable to it contained in this Agreement that is to be performed or complied with at or prior to Closing;
(iii)regardless of the disclosure of any matter set forth in the Disclosure Schedule, (A) any inaccuracy in any information set forth in the Allocation Schedule, other than any inaccuracies with respect to the items set forth in the Estimated Closing Statement to the extent covered by Section 2.9, or (B) any claim by or on behalf of any Person asserting, alleging or seeking to assert that such Person is entitled in connection with the transactions contemplated by this Agreement to receive, in respect of any Company Securities, (1) any amounts in excess of the amounts indicated on the Allocation Schedule or (2) amounts not otherwise set forth on the Allocation Schedule;
(iv)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claims by any Company Indemnitees in respect of D&O Indemnifiable Matters that are not otherwise fully covered by the D&O Tail Policy;
(v)regardless of the disclosure of any matter set forth in the Disclosure Schedule, without duplication, any Unpaid Pre-Closing Taxes, Closing Third Party Expenses or Closing Indebtedness, in each case to the extent not taken into account in the calculation of the Total Merger Consideration;
(vi)the exercise by any Company Stockholder of appraisal or dissenters’ rights, including appraisal rights under Section 262 of the DGCL, including payments in respect of such Person’s Dissenting Shares to the extent such payments exceed the cash amount to which such Person would have been entitled pursuant to Section 2.4(c) in respect of such Dissenting Shares if such Person had not exercised appraisal rights in respect thereof;
(vii)the matter set forth on Schedule G; and
(viii)any Fraud on the part of the Company in respect of the representations and warranties in Article III of this Agreement or in the Certificates.
(b)The rights of the Parent Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (other than as a result of disclosures set forth on the face of the Disclosure Schedule, except to the extent expressly noted), whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy under this Agreement based on any such representation, warranty, covenant or agreement. Other than with respect to any claim for fraud or intentional misrepresentation, no Parent Indemnified Party shall be required to show reliance on any representation, warranty, covenant or agreement in order for such Parent Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Nothing in this Agreement shall limit the right of any party to any Related Agreement to pursue remedies under such Related Agreement against any other party thereto with respect to any breaches of such Related Agreement by such other party.
(c)Notwithstanding anything in this Agreement to the contrary, there shall be no indemnification provided for, and the Company makes no representations or warranties regarding, the amount, value or condition of, or any limitations on, any net operating losses or Tax credit of the

Company and its Subsidiaries arising in any Pre-Closing Tax Period (each, a “Tax Attribute”) in a Tax period (or portion thereof) beginning after the Closing Date, or the ability of Parent or any of its Affiliates (including the Final Surviving Entity) to utilize such Tax Attributes in a Tax period (or portion thereof) beginning after the Closing Date and Taxes of the Company and its Subsidiaries that are incurred as a result of any transaction undertaken by Parent, the Company or the Company’s Subsidiaries or any of their Affiliates outside the ordinary course of business on the Closing Date but after the Closing.
8.3Certain Limitations.
(a)Except in the case of Fraud and indemnification claims to the extent related to any inaccuracy or failure of any Fundamental Representations, and subject to Section 8.3(b), the Parent Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 8.2(a)(i) unless and until the Parent Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $3,187,500 in Losses in the aggregate (the “Deductible Amount”), at which time the Parent Indemnified Parties shall be entitled to recover in accordance with this Agreement all such Losses in excess of the Deductible Amount, subject to the other limitations in this Agreement.
(b)Except in the case of Fraud, the Parent Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 8.2(a)(i) shall be recourse against the Indemnity Escrow Account (other than recovery for any inaccuracy or failure of any Fundamental Representations or under Section 3.9), and the maximum aggregate liability of the Company Indemnitors with respect to any indemnifications claims under Section 8.2(a)(i) will not be in excess of the Deductible Amount (including, for the avoidance of doubt, recovery for any inaccuracy or failure of any Fundamental Representations or under Section 3.9).
(c)Except in the case of Fraud, the Parent Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 8.2(a)(ii) through Section 8.2(a)(vii) (an “Other Indemnity Claim”) shall be recourse against the Other Indemnity Escrow Account, and the maximum aggregate liability of the Company Indemnitors with respect to any indemnifications claims under Section 8.2(a)(ii) through Section 8.2(a)(vii) will not be in excess of the Other Indemnity Escrow Value.
(d)Subject to the limitations set forth in Sections 8.3(a), 8.3(b), 8.3(c), and 8.3(e), with respect to any claim for indemnification, the Parent Indemnified Parties shall (subject to Sections 8.4 and 8.5): (i) first, be required to seek to satisfy from the R&W Policy, Cyber Tail Policy or D&O Policy, as applicable, all such claims for Losses, unless such claims are expressly excluded from coverage under such policies; (ii) second, if and only to the extent the Parent is unable to recover all or any portion of such Losses from and against the R&W Policy, Cyber Tail Policy or D&O Policy (including as a result of applicable retention or other limitations on coverage under such policies); the Indemnity Escrow Account (to the extent thereof) or the Other Indemnity Escrow Account (to the extent thereof), as applicable, all such claims for Losses in accordance with the Escrow Agreement; and (iii) third, if and only to the extent that Parent is unable to recover under the Indemnity Escrow Account or the Other Indemnity Escrow Account, the Parent Indemnified Parties shall be entitled to bring indemnification claims directly against the Company Indemnitors (in accordance with each Company Indemnitor’s Pro Rata Share) pursuant to the claims procedures in Section 8.4; provided that with respect to indemnification claims related to the Company’s actions or omission (including any claim under Section 8.2(a)(i)), such indemnification claims must be asserted against all of the Company Indemnitors; provided, further, that (1) any Losses with respect to such claims under Section 8.2(a)(i) shall be recovered from the Indemnity Escrow Account to the extent of any Indemnity Escrow Cash then remaining therein and then, solely with respect to recovery for any inaccuracy or failure of any Fundamental Representations or the representations and warranties in Section 3.9, (A) first, from the Other Indemnity Escrow Account to the extent of any Other Indemnity Escrow Cash then remaining therein and (B) second, directly against the Company Indemnitors in accordance with this Section 8.3(d) and (2) any Losses with respect to such Other Indemnity Claims shall first be recovered from the Other Indemnity Escrow Account to the extent of any Other Indemnity Escrow Account then remaining therein and then directly against the Company Indemnitors in accordance with this Section 8.3(d).
(e)Anything to the contrary set forth in this Agreement notwithstanding, (i) the aggregate liability of any Company Indemnitor for all indemnification claims under this Agreement shall not exceed the amount of Total Merger Consideration actually received by such Company Indemnitor (including, for the avoidance of doubt, the Escrow Cash, if and to the extent released to the Company Indemnitor, and, in the case of each Key Employee, the amount of the Revested Stock Consideration for such Key Employee (as defined in the Joinder Agreement to which each such Key Employee is a party)), unless such indemnity claim is being made in respect of Fraud committed by such Company Indemnitor or Fraud to which such Company Indemnitor had actual knowledge (in which event there shall be no limitation on the liability of such Company Indemnitor hereunder with respect to such Fraud), and (ii) in no event shall any Company Indemnitor have any liability for any Fraud committed by any other Company Indemnitor (except to the extent such Company Indemnitor had actual knowledge of such Fraud) or for any breach by any other Company Indemnitor of any Related Agreement entered into by such Company Indemnitor.
(f)The amount of any Losses that are subject to indemnification under this Article VIII shall be calculated net of the amount of any insurance proceeds, indemnification payments or reimbursements actually received by the Parent Indemnified Parties from third parties (other than the Company Indemnitors) in respect of such Losses (net of any costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery); provided that, except for the following sentence, nothing in this Section 8.3(f) shall be construed to give rise to an obligation to seek any such insurance, indemnification or reimbursement. The Parent Indemnified Parties shall use commercially reasonable efforts to seek recovery under (i) the R&W Policy with respect to any applicable Losses in excess of the retention under the R&W Policy and (ii) the D&O Tail Policy and the Cyber Tail Policy, as applicable, with respect to any applicable Losses.
(g)For the avoidance of doubt, any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement or other indemnifiable matter under Section 8.2. The Parent Indemnified Parties shall not be entitled to indemnification, compensation or reimbursement with respect to any amount or item to the extent such amount or item was actually included in the calculation of the Total Merger Consideration as finally determined in accordance with Section 2.9.
(h)Parent and the Merger Subs acknowledge and agree that the sole and exclusive remedy for the Parent Indemnified Parties against the Company Indemnitors with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, for any of the other matters set forth in Section 8.2, or otherwise resulting from or arising out of this Agreement, the Merger or the other transactions contemplated hereby will be pursuant to the indemnification provisions set forth in this Article VIII; provided that the foregoing clause of this sentence shall not be deemed a waiver by any party of (i) any right to specific performance or injunctive relief, (ii) any right or remedy of a party under any Related Agreement to which it is party, or (iii) any right or remedy against a particular Company Indemnitor with respect to such Company Indemnitor’s own Fraud or Fraud to which such Company Indemnitor had actual knowledge, and all claims related thereto shall survive until 90 days following the expiration of the applicable statute of limitations. All claims for indemnification, compensation or reimbursement under this Article VIII shall be asserted by Parent on behalf of the applicable Parent Indemnified Parties. Subject to the other limitations contained herein, the obligations of the Company Indemnitors under this Article VIII shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company that contributed to any inaccuracy or breach giving rise to such obligation, it being understood and agreed that the Company Indemnitors, not the Company, shall have the sole obligation for the indemnification obligations under this Article VIII.
8.4Claims for Indemnification; Resolution of Conflicts.
(a)Subject to Section 8.1, Section 8.2, and Section 8.3, if a Parent Indemnified Party wishes to make an indemnification claim under this Article VIII, Parent, on behalf of such Parent Indemnified Party, shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (i) stating that such Parent Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses and (ii) specifying such Losses in reasonable detail (to the extent available), and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. To the extent reasonably practicable, Parent shall include with the Indemnification Claim Notice such documents and other information available to Parent in support of the claims asserted therein, and shall provide such other information as the Stockholder Representative may reasonably request in order to allow the Stockholder Representative to assess the merits of the claims. Parent may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof, so long as such update reasonably relates to the underlying facts and circumstances specifically set forth in such original Indemnification Claim Notice.
(b)If the Stockholder Representative on behalf of the Company Indemnitors shall not object in writing within the 20 Business Day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances (if then known) supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Company Indemnitors that the Parent Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice if and to the extent such Losses are actually paid, incurred, suffered or sustained, but subject to the other limitations on recovery set forth herein. In such event, Parent and the Stockholder Representative shall promptly (but in any event within three Business Days of the resolution of such Indemnification Claim Notice) deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to immediately release and distribute to Parent from the Indemnity Escrow Account (or the Other Indemnity Escrow Account with respect to an Other Indemnity Claim, Indemnity Escrow Cash (if any remains) or the Other Indemnity Escrow Cash with respect to an Other Indemnity Claim) with an aggregate value equal to the Losses set forth in such Indemnification Claim Notice (or to the extent then available in the Indemnity Escrow Account in the event such Losses exceed the then-available balance of the Indemnity Escrow Account (or to the extent then available in the Other Indemnity Escrow Account in the event such Losses exceed the then available balance of the Other Indemnity Escrow Account with respect to an Other Indemnity Claim)).
(c)In the event that the Stockholder Representative shall timely deliver an Indemnification Claim Objection Notice in accordance with Section 8.4(b), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Indemnity Escrow Account or Other Indemnity Escrow Account, as applicable, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and make distributions from the Indemnity Escrow Account or Other Indemnity Escrow Account, as the case may be, in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release and distribute to Parent (i) from the Indemnity Escrow

Account, the Indemnity Escrow Cash or (ii) from the Other Indemnity Escrow Account, the Other Indemnity Escrow Cash with respect to an Other Indemnity Claim, as applicable, with an aggregate value equal to the Losses set forth in such memorandum (or to the extent then available in the Indemnity Escrow Account in the event such Losses exceed the then available balance of the Indemnity Escrow Account (or, in the case of Losses arising from an Other Indemnity Claim, to the extent then available in the Other Indemnity Escrow Account in the event such Losses exceed the then available balance of the Other Indemnity Escrow Account)). Should the amount held in the Indemnity Escrow Account, if any, be insufficient to satisfy in whole the amount to be paid to a Parent Indemnified Party in accordance with such memorandum, then, subject to the limitations set forth in this Article VIII, each Company Indemnitor shall, within 20 Business Days following the date of such memorandum, pay to the Parent Indemnified Party, such Company Indemnitor’s Pro Rata Share of such shortfall. If such shortfall becomes payable prior to the Liquidity Date applicable to a particular Company Indemnitor, such Company Indemnitor may elect, in its sole discretion, whether to satisfy such shortfall in cash, in shares of Parent Class A Common Stock, or a combination thereof, with such shares to be valued for these purposes at the Parent Stock Price. If such shortfall becomes payable following the Liquidity Date applicable to a particular Company Indemnitor, the shortfall shall be payable solely in cash.
(d)In the event that there is a dispute relating to any Indemnification Claim Notice or Indemnification Claim Objection Notice that cannot be settled in accordance with Section 8.4(c), each of Parent or the Stockholder Representative may file suit with respect to such dispute in any court having jurisdiction in accordance with Section 10.11. Notwithstanding the foregoing, if Parent and the Stockholder Representative mutually agree, Parent and the Stockholder Representative may submit any such dispute to alternative dispute resolution prior to, or in lieu of, pursuing the claim in court.
(e)On or before the third Business Day after the Indemnity Escrow Expiration Date, Parent will notify the Stockholder Representative in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims for (i) indemnification, compensation or reimbursement that have been asserted in any Indemnification Claim Notice (other than for Other Indemnity Claims) that was delivered to the Stockholder Representative at or prior to 11:59 p.m. (Pacific Time) on the Indemnity Escrow Expiration Date, but not resolved, at or prior to such time (each such claim a “RW Indemnity Continuing Claim” and such amount, as may be reduced from time to time in accordance with this Agreement, the “RW Indemnity Retained Escrow Amount”) and (ii) indemnification, compensation or reimbursement that have been asserted in any Indemnification Claim Notice for Other Indemnity Claims that was delivered to the Stockholder Representative at or prior to 11:59 p.m. (Pacific Time) on the Indemnity Escrow Expiration Date, but not resolved, at or prior to such time (each such claim an “Other Indemnity Continuing Claim” and such amount, as may be reduced from time to time in accordance with this Agreement, the “Other Indemnity Retained Escrow Amount”). Within 10 Business Days following the Indemnity Escrow Expiration Date, Parent and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release and distribute from (i) the Indemnity Escrow Account an amount equal to (A) the Indemnity Escrow Cash (as reduced from time to time pursuant to the terms of this Agreement) as of the Indemnity Escrow Expiration Date, minus (B) the Indemnity Escrow Cash in the aggregate equal to the RW Indemnity Retained Escrow Amount, which amount shall be released and distributed to the Paying Agent for further distribution to the Company Indemnitors in accordance with their applicable Pro Rata Share of such amount pursuant to Section 2.1(a) or Section 2.1(c), as applicable, and (ii) the Other Indemnity Escrow Account an amount equal to (A) the amount remaining in the Other Indemnity Escrow Account at such time in excess of $30,000,000 as of the Other Indemnity Escrow Expiration Date, minus (B) the Other Indemnity Escrow Cash in the aggregate equal to the Other Indemnity Retained Escrow Amount at such time, which amount shall be released and distributed to the Paying Agent for further distribution to the Company Indemnitors in accordance with their applicable Pro Rata Share of such amount pursuant to Section 2.1(a) or Section 2.1(c), as applicable; provided if the amount in the Other Indemnity Escrow Account is less than $30,000,000 at the Indemnity Escrow Expiration Date, no amount therein shall be released.

(f)Following the Indemnity Escrow Expiration Date, after resolution and payment of a RW Indemnity Continuing Claim, Parent and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Account the Indemnity Escrow Cash in an amount in the aggregate equal to (i) the RW Indemnity Retained Escrow Amount (as reduced from time to time pursuant to the terms of this Agreement) as of the date of such resolution and payment, minus (ii) the amounts that Parent determines in good faith to be necessary to satisfy other RW Indemnity Continuing Claims (which amounts will continue to be held as the RW Indemnity Retained Escrow Amount) to the Paying Agent for further distribution to the Company Indemnitors in accordance with their applicable Pro Rata Share of such amount pursuant to Section 2.1(a) or Section 2.1(c), as applicable.
(g)On or before the third Business Day after the Other Indemnity Escrow Expiration Date, Parent will notify the Stockholder Representative in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted in any Indemnification Claim Notice for an Other Indemnity Claim that was delivered to the Stockholder Representative at or prior to 11:59 p.m. (Pacific Time) on the Other Indemnity Escrow Expiration Date, but not resolved, at or prior to such time (each such claim, also an Other Indemnity Continuing Claim). Within 10 Business Days following the Other Indemnity Escrow Expiration Date, Parent and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release and distribute from the Other Indemnity Escrow Account an amount equal to (i) the Other Indemnity Escrow Cash (as reduced from time to time pursuant to the terms of this Agreement) as of the Other Indemnity Escrow Expiration Date, minus (ii) the Other Indemnity Escrow Cash in the aggregate equal to the Other Indemnity Retained Escrow Amount outstanding at such time, which amount shall be released and distributed to the Paying Agent for further distribution to the Company Indemnitors in accordance with their applicable Pro Rata Share of such amount pursuant to Section 2.1(a) or Section 2.1(c), as applicable.
(h)Following the Other Indemnity Escrow Expiration Date, after resolution and payment of a Other Indemnity Continuing Claim, Parent and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release from the Other Indemnity Escrow Account the Other Indemnity Escrow Cash in an amount in the aggregate equal to (i) the Other Indemnity Retained Escrow Amount (as reduced from time to time pursuant to the terms of this Agreement) as of the date of such resolution and payment, minus (ii) the amounts that Parent determines in good faith to be necessary to satisfy other Other Indemnity Continuing Claims (which amounts will continue to be held as the Other Indemnity Retained Escrow Amount) to the Paying Agent for further distribution to the Company Indemnitors in accordance with their applicable Pro Rata Share of such amount pursuant to Section 2.1(a) or Section 2.1(c), as applicable.
(i)Each of the parties acknowledges and agrees that as a condition to Parent’s and Paying Agent’s obligation to make any payments pursuant to Section 8.4(e) or Section 8.4(f), the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the amounts payable to each Company Indemnitor in accordance with such section. Parent and the Paying Agent shall be entitled to conclusively rely upon the updated Allocation Schedule delivered by the Stockholder Representative, including with respect to whether any individual Company Indemnitor received the appropriate portion of any such distribution, and in no event will Parent, the Final Surviving Entity or any of their Affiliates have any liability to any Person on account of payments or distributions made in accordance with the updated Allocation Schedule delivered by the Stockholder Representative.
(j)Notwithstanding the foregoing, (i) any notice that is required to be delivered to any Company Indemnitors pursuant to this Article VIII shall be deemed satisfied by delivery of such notice to the Stockholder Representative and (ii) any notices required to be delivered by, or any actions that are required to be taken by, (other than any obligations to make or right to receive any payments) any

Company Indemnitors pursuant to this Article VIII shall be satisfied by delivery by, or action taken by the Stockholder Representative.
8.5Third-Party Claims. In the event Parent becomes aware of a third-party claim (a “Third-Party Claim”) which Parent reasonably believes may result in a claim for indemnification pursuant to this Article VIII, Parent shall notify the Stockholder Representative of such claim with an Indemnification Claim Notice (a “Third-Party Notice”), and the Third-Party Notice shall be accompanied by copies of any documentation submitted by the third party making such Third-Party Claim (except that Parent may withhold from Stockholder Representative such communications with its legal counsel to the extent that legal counsel to Parent advises that providing such communication could result in the loss of any attorney-client privilege or right under the work-product doctrine of Parent or any Parent Indemnified Party in respect of such claim, after giving due consideration to any “community of interest” or similar privilege, if any); provided that no delay or failure on the part of Parent in delivering a Third-Party Notice shall cause any Parent Indemnified Party to forfeit any indemnification rights under this Article VIII except to the extent that the Company Indemnitors are actually prejudiced by such delay or failure. The costs and expenses incurred by Parent in connection with any investigation, defense, settlement or resolution of such Third-Party Claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which Parent may seek indemnification pursuant to a claim made hereunder and such costs and expenses shall constitute Losses subject to indemnification under Section 8.2, solely to the extent it is determined in accordance with Section 8.4 that such Third-Party Claim itself is indemnifiable under this Article VIII or the Stockholder Representative has consented (or deemed to have consented) to a settlement of such Third-Party Claim under this Section 8.5. Upon receipt of a Third-Party Notice, the Stockholder Representative shall be entitled (on behalf of the Company Indemnitors and at their expense) to participate in, but not to control, determine or conduct, the defense of such Third-Party Claim. Subject to the last sentence of this paragraph, Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Stockholder Representative shall not be entitled to control any negotiation of settlement, adjustment or compromise with respect to any such Third-Party Claim; provided that except with the written consent of the Stockholder Representative, no settlement of any such Third-Party Claim with third-party claimants shall be determinative of the right of any Parent Indemnified Party to be indemnified with respect to such Third-Party Claim or settlement or any Losses relating thereto; provided, further, that the consent of the Stockholder Representative with respect to any settlement of any such Third-Party Claim shall be deemed to have been given unless the Stockholder Representative shall have objected within 30 days after a written request for such consent by Parent. In the event that the Stockholder Representative has consented to any such settlement, adjustment or compromise, the Company Indemnitors shall have no power or authority to object under any provision of this Article VIII to the amount of such settlement, adjustment or compromise.
8.6Stockholder Representative.
(a)By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger, executing a Joinder Agreement or Warrant Cancellation Agreement or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, and without any further action of any of the Company Indemnitors or the Company, each Company Indemnitor shall be deemed to have approved the designation of, and hereby designates, Fortis Advisors LLC as the representative, exclusive agent and attorney-in-fact for and on behalf of the Company Indemnitors as of the Closing for all purposes in connection with this Agreement, the Escrow Agreement, the Engagement Letter and the other agreements ancillary hereto, including to give and receive notices and communications, to authorize satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to bring (or decide not to bring) actions on behalf of the Company Indemnitors, Selling Stockholders, Accredited Stockholders and Permitted Transferees to specifically enforce the terms of this Agreement, the Escrow Agreement and the other agreements ancillary hereto or for damages for breaches hereof or thereof, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) permitted by the terms of this Agreement, the Escrow Agreement or the Engagement Letter. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Company Indemnitors, except as expressly provided herein and in the Engagement Letter, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Indemnitor and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Indemnitor of the whole or any fraction of his, her or its interest in the Escrow Account. The Stockholder Representative may resign at any time upon at least 10 days prior written notice to the Company Indemnitors. Such agency may be changed by the Company Indemnitors from time to time upon not less than 10 days prior written notice to Parent; provided that the Stockholder Representative may not be removed unless the former holders of a majority of Company Capital Stock agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the former holders of a majority of Company Capital Stock. No bond shall be required of the Stockholder Representative. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Indemnitors.
(b)Certain Company Indemnitors have entered into an engagement agreement (the “Engagement Letter”) with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Engagement Letter (such Company Indemnitors, including their individual representatives, collectively hereinafter referred to as the “Advisory Committee”). Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Committee (collectively, the “Stockholder Representative Group”) shall incur liability of any kind with respect to any action or omission by the Stockholder Representative or the Advisory Committee in connection with their services pursuant to this Agreement, the Engagement Letter, the Escrow Agreement or any other agreements ancillary hereto, except to the extent resulting from the bad faith, gross negligence or willful misconduct of the Stockholder Representative or such member of the Advisory Committee, as applicable. For the avoidance of doubt, the preceding sentence shall not prejudice the Stockholder Representative’s right to indemnification from the members of the Advisory Committee (in their capacity as Company Indemnitors) pursuant to the following sentence. The Company Indemnitors shall, on a several and not joint basis and based on their respective Pro Rata Shares, indemnify, defend and hold harmless the Stockholder Representative Group from and against any and all losses, liabilities, damages, penalties, fines, forfeitures, actions, fees, claims, judgments, amounts paid in settlement and out-of-pocket costs and expenses (including the reasonable out-of-pocket fees and expenses of counsel and experts and their staffs, in connection with seeking recovery from insurers and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) to the extent arising out of or in connection with the Stockholder Representative’s or the Advisory Committee’s execution and performance of this Agreement, the Escrow Agreement, the Engagement Letter and any other agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, gross negligence or willful misconduct of the Stockholder Representative or such member of the Advisory Committee, as applicable, the Stockholder Representative or such member of the Advisory Committee, as applicable, shall promptly reimburse the Company Indemnitors the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Indemnitors, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund Account and (ii) any other funds that become payable to the Company Indemnitors under this Agreement at such time as such amounts would otherwise be distributable to the Company Indemnitors; provided that while this Section 8.6(b) allows the Stockholder Representative to be paid from the aforementioned source of funds, this does not relieve the Company Indemnitors from their obligation to promptly pay, in accordance with their respective Pro Rata Shares, such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event shall the Stockholder Representative be required to advance its own funds on behalf of the Company Indemnitors or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Engagement Letter or the transactions contemplated hereby or thereby. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Indemnitors set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The Company Indemnitors acknowledge and agree that the foregoing indemnities and immunities shall survive the resignation or removal of the Stockholder Representative or any member of the Advisory Committee and the Closing or the termination of this Agreement.
(c)Upon the Closing, Parent shall wire to an account of Stockholder Representative as set forth on the Allocation Schedule (the “Expense Fund Account”) an amount of $1,000,000 in cash (the “Expense Fund”), which shall be used (i) for the purposes of paying directly, or reimbursing the Stockholder Representative for, any Representative Losses pursuant to this Agreement, the Escrow Agreement, the Engagement Letter and any other agreements ancillary hereto or (ii) as otherwise determined by the Advisory Committee. The Company Indemnitors shall not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative is not providing any investment supervision, recommendations or advice and shall not be liable for any loss of principal of the Expense Fund other than as a result of its bad faith, gross negligence or willful misconduct. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. Subject to Advisory Committee approval, the Stockholder Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Indemnitors. The Stockholder Representative shall hold these funds separate from its corporate funds, shall not use these funds for its operating expenses or any other corporate purposes and shall not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable after the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative shall deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Company Indemnitors the portion of such balance payable pursuant to Section 2.1(a), Section 2.1(b)(i) and Section 2.1(c), as applicable; provided that as a condition to Parent’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of such Expense Fund distribution payable to each Company Indemnitor. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Company Indemnitors at the time of Closing. Any Tax required to be withheld with respect to the deemed payment to a Company Indemnitor of its portion of the Expense Fund shall reduce the amount of cash to such Person at Closing in respect of Company Securities and shall not reduce the Expense Fund or amounts paid out of the Expense Fund.

(d)The Stockholder Representative shall be entitled to: (i) rely upon the Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Indemnitor or other party. A decision, act, consent or instruction of the Stockholder Representative under this Agreement, the Escrow Agreement or the Engagement Letter, including an amendment of this Agreement pursuant to Section 10.7, in accordance with the authority granted to the Stockholder Representative hereunder shall constitute a decision of the Company Indemnitors and shall be final, binding and conclusive upon the Company Indemnitors and their successors as if expressly confirmed and ratified in writing by the Company Indemnitors, and all defenses which may be available to any Company Indemnitor to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Engagement Letter are waived. Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Indemnitors. Parent is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
8.7Treatment of Payments. Any payment under Article VIII (other than Section 8.6(c)) shall be treated by the parties, including for U.S. federal, state, local and non-U.S. income Tax purposes, as a purchase price adjustment unless otherwise required by applicable Law.
ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER
9.1Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
(a)by mutual agreement of the Company and Parent;
(b)by Parent or the Company if the Closing Date shall not have occurred by 11:59 p.m. (Pacific Time) on October 16, 2021 (the “End Date”); provided that if any of the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(c) is not satisfied or waived by the End Date (but only to the extent such conditions under Section 7.1(a) or Section 7.1(b) relate to the HSR Act), then either the Company or Parent may extend the End Date to the 11:59 p.m. (Pacific Time) to May 16, 2022 by written notice to the other party on the End Date (and the End Date, as so extended, shall be deemed to be the End Date for all purposes of this Agreement); provided, further, that the right to extend the End Date or terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a proximate cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
(c)by Parent or the Company if any Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any Law or issues or granted any Order, in each case, that is final and non-appealable, which has the effect of permanently making the Merger illegal or otherwise permanently prohibiting or preventing consummation of the Merger;
(d)by Parent if there shall be any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would compel Parent to divest, dispose of, hold separate or license any portion of the business, assets, Intellectual Property, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Affiliates (including the Company);

(e)by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach has not been cured within 30 days after written notice thereof to the Company; provided that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the End Date;
(f)by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent or the Merger Subs contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach has not been cured within 30 days after written notice thereof to Parent; provided that no cure period shall be required for a breach which by its nature cannot be cured and in no event shall the cure period extend past the End Date; or
(g)by Parent, by written notice to the Company, if the Company Stockholder Approval is not obtained by the Company within 24 hours following the execution and delivery of this Agreement by the parties hereto; provided that such termination right shall expire if not invoked by Parent prior to the Company’s obtaining and delivering to Parent the Company Stockholder Approval.
9.2Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, the Company, or its officers, directors or stockholders; provided that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties or covenants contained herein that occurred prior to such termination; and provided, further, that the provisions of Section 6.7 (Confidentiality), Section 6.8 (Public Disclosure), Section 6.14 (Expenses), Section 8.6 (Stockholder Representative), Article X (General Provisions) and this Section 9.2 (Effect of Termination) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX. For purposes of this Agreement, “willful breach” means with respect to any agreement or covenant in this Agreement, any intentional action or omission that constitutes a breach of such agreement or covenant and that the breaching party actually knows, or would reasonably be expected to know at such time, is or would constitute a breach of such agreement or covenant.
ARTICLE X

GENERAL PROVISIONS
10.1Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) upon transmission, if sent by electronic mail transmission, or (iii) one Business Day after being sent by courier or express delivery service; provided that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto), provided that with respect to notices deliverable to the Stockholder Representative, such notices shall be delivered solely via email or facsimile:
(a)if to Parent or the Merger Subs, to:
Twilio Inc.
101 Spear Street, First Floor
San Francisco, CA 94105

Attention: General Counsel
Email: legalnotices@twilio.com
with a copy to (which shall not constitute notice):
Fenwick & West LLP
902 Broadway Suite 14
New York, NY 10010-6035
Attention: Ken S. Myers; Bomi Lee
Email: kmyers@fenwick.com; bomi.lee@fenwick.com
(b)if to the Company (prior to the Closing), to:
Zipwhip, Inc.
300 Elliot Ave. W #500
Seattle, WA 98119
Attention: Faye Ricci, General Counsel
Email: fricci@zipwhip.com
with a copy to (which shall not constitute notice):
Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attention: Ian A. Nussbaum; Steve Tonsfeldt
Email: inussbaum@cooley.com; stonsfeldt@cooley.com
(c)If to a Company Indemnitor, to its address as set forth in the Allocation Schedule.
(d)If to the Stockholder Representative:
Fortis Advisors LLC
Attention: Notices Department (Project Zeus)
Email: notices@fortisrep.com
Facsimile: (858) 408-1843
10.2Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, Subsection, paragraph, Exhibit and schedule references are to the Articles, Sections, Subsections, paragraphs, Exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” Dollar thresholds shall not be indicative of what is material or create any standard with respect to any determination of a “Material Adverse Effect.” The term “or” is not exclusive and shall be interpreted as “and/or” unless the context clearly requires otherwise. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is not a Business Day, the period in question will end on the next succeeding Business Day. Unless indicated otherwise, all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Pacific Time. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. Any accounting term used in this agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP.
10.3Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.
10.4Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the Related Agreements: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) except as set forth in Section 5.5, Section 5.6(f) and Section 8.6(b), are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the prior written consent of the non-assigning parties.
10.5Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
10.6Extension and Waiver. At any time prior to the Closing, Parent and the Merger Subs, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party or parties contained herein. At any time following the Closing, the Stockholder Representative may (i) extend the time for the performance of any of the obligations of Parent under the terms of this Agreement and (ii) waive compliance with any of the covenants or agreements of Parent contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties. For purposes of this Section 10.6, the Company Indemnitors are deemed to have agreed that any extension or waiver signed by the Company (prior to Closing) or the Stockholder Representative (following Closing) shall be binding upon and effective against all Company Indemnitors (including the Selling Stockholders, the Accredited Stockholders and the Permitted Transferees) whether or not they have signed such extension or waiver.

10.7Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution and delivery of an instrument in writing signed by each of the parties hereto, or in the case of a waiver by a party, signed by the party to whom such right hereunder inures, except that an amendment made subsequent to the Company Stockholder Approval shall not (a) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Capital Stock. For purposes of this Section 10.7, the Company Indemnitors agree that any amendment of this Agreement signed by, prior to the Closing Date, the Company and, after the Closing Date, the Stockholder Representative shall be binding upon and effective against the Company Indemnitors whether or not they have signed such amendment (subject to the authority granted to, and to the limitations thereon placed on, the Stockholder Representative hereunder to act on behalf of such Company Indemnitors), except that any amendment made in accordance with this sentence shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the stockholders of the Company immediately before the Effective Time. Notwithstanding the foregoing or anything to the contrary herein, (A) the provisions of Section 5.4 and Section 5.6 and this clause (A) shall not be amended or waived in a manner adverse to any Accredited Stockholder or any Permitted Transferee without the prior written consent of the Stockholder Representative, (B) the provisions of Section 5.5 and this clause (B) shall not be amended or waived in a manner adverse to any Company Indemnitee without the prior written consent of the affected Company Indemnitee and (C) the provisions of Article VIII and this clause (C) shall not be amended or waived in a manner adverse to any Company Related Party without the prior written consent of the Stockholder Representative.
10.8Specific Performance. The parties hereto agree that, in the event of any breach or threatened breach by the other party or parties hereto (including the Stockholder Representative) of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to specific performance to enforce the observance and performance of such covenant, obligation or other agreement and to an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.
10.9Other Remedies. Except as otherwise set forth herein, including in Section 2.9 and Section 8.3(g), any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
10.10Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

10.11Exclusive Jurisdiction; Waiver of Jury Trial.
(a)ANY LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE RELATED AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(b).
10.12Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
10.13Acknowledgments.
(a)The Company agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of Parent and the Merger Subs. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties of Parent and the Merger Subs set forth in Article IV and in the Parent Certificate, and the Company acknowledges and agrees that, except for the representations and warranties of Parent and the Merger Subs expressly set forth in Article IV and in the Parent Certificate, neither Parent, nor the Merger Subs, nor any of their respective Representatives nor any other Person acting on Parent’s or the Merger Subs’ behalf makes or has made, and the Company is not relying on and has not relied on, any representation or warranty, either express or implied, with respect to Parent, the Merger

Subs, any of their businesses, the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Company acknowledges and agrees that neither Parent, nor the Merger Subs nor any of their respective Representatives or any other Person has made, and the Company is not relying on and has not relied on, any representation or warranty with respect to (i) any projections, estimates or budgets for Parent or (ii) any materials, documents or information relating to Parent, the Merger Subs or their respective businesses made available to the Company, any Company Security Holder or any of their respective Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of clauses (i) and (ii), as specifically set forth in the representations and warranties set forth in Article IV and in the Parent Certificate.
(b)Each of Parent Merger Sub I and Merger Sub II agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects the Company. In entering into this Agreement, each of Parent, Merger Sub I and Merger Sub II has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in Article III (as modified by the Disclosure Schedule) or in the Certificates, and each of Parent, Merger Sub I and Merger Sub II acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article III (as modified by the Disclosure Schedule) or in the Certificates, neither the Company nor any of its Representatives nor any other Person acting on the Company’s behalf makes or has made, and each of Parent, Merger Sub I and Merger Sub II is not relying on and has not relied on, any representation or warranty, either express or implied, with respect to the Company, its business, the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, each of Parent, Merger Sub I and Merger Sub II acknowledges and agrees that neither the Company nor any its Representatives or any other Person has made, and each of Parent, Merger Sub I and Merger Sub II is not relying on and has not relied on, any representation or warranty with respect to (i) any projections, estimates or budgets for the Company or (ii) any materials, documents or information relating to the Company or its business made available to Parent or the Merger Subs or any of their respective Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of clauses (i) and (ii), as specifically set forth in the representations and warranties set forth in Article III (as modified by the Disclosure Schedule) or in the Certificates. Nothing in this Section 10.13(b) shall be deemed to (A) limit any rights or remedies Parent may have under the terms and conditions of any of the Related Agreements, or (B) disclaim any reliance by Parent and the Merger Subs on the representations and warranties of the Company Indemnitors set forth in the Related Agreements, including the representations and warranties set forth in the Joinder Agreements and the representations and warranties of the Company Warrantholders set forth in the Warrant Cancellation Agreements.
10.14Attorney-Client Privilege. Parent, the Final Surviving Entity and their Affiliates agree that after the Closing, as to all communications among Cooley LLP (the “Firm”), the Stockholder Representative, the Company Indemnitors and their respective Affiliates (individually and collectively, the “Company Group”) that relate in any way to the transactions contemplated by this Agreement or any Related Agreement (“Transaction Communications”), the attorney-client privilege and the exception of client confidence belongs solely to Parent and may be controlled only by Parent and shall not be claimed by any member of the Company Group. Parent agrees, solely with respect to any dispute that arises between Parent or, after the Closing, the Company or the Final Surviving Entity, on the one hand, and the Stockholder Representative or Company Indemnitor relating to this Agreement, any Related Agreement or the transactions contemplated this Agreement not to (i) invoke any attorney-client privilege, attorney work product protection or expectation of client confidentiality applicable to the Transaction Communications or (ii) use such Transaction Communications as evidence in any dispute with the Company Group (except for a claim arising from Fraud).

10.15Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section
280G Stockholder Approval	6.6(b)
Adjustment Resolution Period	2.9(b)
Adjustment Review Period	2.9(b)
Advisory Committee	8.6(b)
Agreement	Preamble
Agreement Date	Preamble
Agreement Date Committed Equity Individual	3.2(e)
Allocation Schedule	5.3(a)
Anti-Corruption Laws	3.24
Audited Financials	3.7(a)
Automatic Resale Registration Statement	5.6(b)
Balance Sheet Date	3.7(b)
Behavioral Data	3.12(a)(i)
Board	Recitals
Books and Records	3.17(b)
Cancelled Options	2.1(b)(iii)
Cancelled RSU	2.1(b)(vii)
Cancelled Shares	2.1(f)
CASL	3.12(a)(xv)
CCPA	3.12(a)(xv)
Certificate of Incorporation	3.1(d)
Charter Documents	3.1(d)
Closing	1.4
Closing Date	1.4
Company	Preamble
Company Authorizations	3.15
Company Board Resolutions	3.4(a)
Company Certificate	7.2(c)
Company Data	3.12(a)(iii)
Company Group	10.14
Company Indemnitees	5.5(a)
Company IP	3.12(a)(v)
Company Owned IP	3.12(a)(v)
Company Prepared Returns	5.2(a)(i)
Company Privacy Policy	3.12(a)(vi)
Company Products	3.12(a)(vii)
Company Products Data	3.12(a)(viii)
Company Registered IP	3.12(b)
Company Software	3.12(a)(ix)
Company Source Code	3.12(a)(x)
Company Stockholder Approval	Recitals
Company Systems	3.12(q)(i)
Company Voting Debt	3.2(f)
Confidentiality Agreement	6.7

Contaminants	3.12(a)(xi)
Converted Option	2.1(b)(ii)
Converted Option Exercise Price	2.1(b)(ii)
Converted RSU	2.1(b)(v)
CRTC	3.12(q)(v)
Current Balance Sheet	3.7(b)
Cyber Tail Policy	5.5(b)
D&O Indemnifiable Matters	5.5(a)
D&O Tail Policy	5.5(b)
Deductible Amount	8.3(a)
Determination Date	2.9(c)
DGCL	1.1
Director and Officer Resignation Letters	1.5(a)(iv)
Disclosure Schedule	Article III
Dissenting Shares	2.5(a)
DLLCA	1.1
Effective Time	1.2
Embargoed Countries	3.23
End Date	9.1(b)
Enforcement Exceptions	3.4(a)
Engagement Letter	8.6(b)
ePrivacy Directive	3.12(a)(xv)
Escrow Agreement	1.5(a)(ix)
Estimated Closing Cash Amount	2.9(a)
Estimated Closing Indebtedness Amount	2.9(a)
Estimated Closing Statement	2.9(a)
Estimated Closing Third-Party Expenses	2.9(a)
Estimated Closing Working Capital Adjustment Amount	2.9(a)
Exchange Documents	2.3(b)
Expense Fund	8.6(c)
Expense Fund Account	8.6(c)
Export Approvals	3.23
FCPA	3.24
Final Closing Statement	2.9(c)
Final Surviving Entity	1.1
Financials	3.7(a)
Firm	10.14
FIRPTA Compliance Certificate	1.5(a)(viii)
First Certificate of Merger	1.2
First Merger	Recitals
First Step Surviving Corporation	1.1
Fund Transferee	5.4(c)
GDPR	3.12(a)(xv)
HIPAA	3.12(a)(xv)
HSR Act	6.9(b)
Identified Stockholders	Recitals
Inbound Licenses	3.12(d)(i)
Indemnification Claim Notice	8.4(a)

Indemnification Claim Objection Notice	8.4(b)
Indemnified Person	5.6(f)
Independent Accountant	2.9(b)
Intellectual Property Rights	3.12(a)(xii)
Interested Party	3.14(a)
Interim Financials	3.7(a)
Lease Agreements	3.11(b)
Leased Real Property	3.11(b)
Letter of Transmittal	2.3(a)
Material Contract	3.13(b)
Material Contracts	3.13(b)
Merger	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Notice of Adjustment Disagreement	2.9(b)
OFAC	3.23
Open Source Licenses	3.12(a)(xiii)
Open Source Material	3.12(a)(xiii)
Open Trading Window	5.6(b)
Other Indemnity Claim	8.3(c)
Other Indemnity Continuing Claim	8.4(e)
Other Indemnity Retained Escrow Amount	8.4(e)
Outbound Licenses	3.12(d)(ii)
Parachute Payment Waiver	6.6(a)
Parent	Preamble
Parent Board Approval	4.2
Parent Certificate	7.3(f)
Parent Financial Statements	4.5(b)
Parent Indemnified Parties	8.2(a)
Parent Prepared Returns	5.2(a)(ii)
Parent SEC Documents	4.5(a)
Parent Stock Issuance	Recitals
Patent Rights	3.12(a)(xii)
Paying Agent Agreement	2.3(a)
Payoff Letter	1.5(a)(vi)
Permitted Suspension	5.6(e)
Permitted Transferee	5.4(c)
Personal Data	3.12(a)(xiv)
Personnel Agreements	3.12(f)(i)
PIPEDA	3.12(a)(xv)
Post-Closing Deficit Amount	2.9(d)
Post-Closing Excess Amount	2.9(e)
Post-Closing Statement	2.9(b)
Post-Signing Committed Equity Individual	6.1(e)
Privacy Requirements	3.12(a)(xv)
Process	3.12(a)(xvi)
Processing	3.12(a)(xvi)

Prohibited Party Lists	3.23
PTO	3.12(b)
Registered IP	3.12(a)(xvii)
Registrable Shares	5.6(a)
Registration Deadline	5.6(b)
Registration Period	5.6(b)
Representative Losses	8.6(b)
Required Information	2.3(a)
Resale Registration Statement	5.6(a)
Resolved Matters	2.9(b)
Restricted Shares	3.2(a)
Rev. Proc. 2018-12	5.2(d)(ii)
RSU Agreement	6.18
RW Indemnity Continuing Claim	8.4(e)
RW Indemnity Retained Escrow Amount	8.4(e)
Second Certificate of Merger	1.2
Second Effective Time	1.2
Second Merger	Recitals
Secretary Certificate	1.5(a)(iv)
Section 280G Payments	6.6(b)
Selling Stockholder	5.6(a)
Selling Stockholder Questionnaires	5.6(a)
Shrink-Wrap Software	3.12(a)(xviii)
Standard Form Agreements	3.12(c)(i)
Standard Offer Letter	3.20(a)
Statement No. 5	3.7(d)
Stockholder Notice	5.1(b)
Stockholder Representative	Preamble
Stockholder Representative Group	8.6(b)
Subsidiary Ownership Interests	3.3(b)
Systems	3.12(n)
Tax Attribute	8.2(c)
Tax Claim	5.2(e)(i)
Technology	3.12(a)(xix)
Terminated Agreements	6.12
Third-Party Claim	8.5
Third-Party Notice	8.5
Top Customers	3.25(a)
Top Resellers	3.25(a)
Top Suppliers	3.25(a)
Trade Laws	3.23
Transaction Communications	10.14
United States Real Property Holding Corporation	3.9(a)(viii)
Unresolved Matters	2.9(b)
Warrant Cancellation Agreement	2.1(c)
willful breach	9.2

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In Witness Whereof, Parent, the Merger Subs, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.
TWILIO INC.

By:    _________________________________
Name:
Title:

ZEUS MERGER SUB I, INC.

By:    _________________________________
Name:
Title:

ZEUS MERGER SUB II, LLC

By:    _________________________________
Name:
Title:

[Signature Page to Merger Agreement and Plan of Reorganization]

In Witness Whereof, Parent, the Merger Subs, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

ZIPWHIP, INC.

By:    _________________________________
Name:
Title:
[Signature Page to Merger Agreement and Plan of Reorganization]

In Witness Whereof, Parent, the Merger Subs, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.
FORTIS ADVISORS LLC, solely in its capacity as the Stockholder Representative

By:    _________________________________
Name:        Ryan Simkin
Title:        Managing Director

[Signature Page to Merger Agreement and Plan of Reorganization]

ANNEX A
CERTAIN DEFINED TERMS

“Accounting Principles” shall mean (a) the accounting methods, policies, practices, principles, procedures (with consistent classifications), judgments and estimation methodologies that were used in the preparation of the Financials to the extent such accounting methods, policies, practices, principles, procedures (with consistent classifications), judgments and estimation methodologies were consistent with GAAP; and (b) to the extent that the accounting methods, policies, practices, principles, procedures (with consistent classifications), judgments and estimation methodologies used in the preparation of the Financials were not consistent with GAAP, such accounting methods, policies, practices, principles, procedures (with consistent classifications), judgments and estimation methodologies that are consistent with GAAP and most closely approximate the accounting methods, policies, practices, principles, procedures (with consistent classifications), judgments and estimation methodologies used in the preparation of the Financials.
“Accredited Stockholder” shall mean a Company Stockholder or the Company Warrantholder who either (a) has completed and delivered to the Company and Parent prior to the Closing Date (i) duly executed Suitability Documentation, in form and substance reasonably satisfactory to Parent, certifying that such Company Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) (provided that notwithstanding the delivery of any such Suitability Documentation, any Company Stockholder may be deemed an “Unaccredited Stockholder” for purposes of this Agreement if Parent reasonably determines, that such Company Stockholder is not an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act)) and (ii) with respect to a Company Stockholder, a duly executed Joinder Agreement in accordance with the following sentence or (b) is determined by Parent, prior to the Closing, in its reasonable discretion and after notice to the Company, to be an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act). Parent shall notify the Company of any such determination under clause (a) or (b) no later than three Business Days prior to the Closing Date and the Allocation Schedule will reflect such determination.
“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or its Affiliates), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving an Acquisition Transaction.
“Acquisition Transaction” shall mean (a) the purchase, issuance, grant, or disposition of (i) any capital stock or other equity securities of the Company or its Subsidiaries, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or its Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any Subsidiary (other than the issuance of equity securities to existing, new, current or former Company Service Providers in the Ordinary Course of Business, including upon exercise of outstanding Company Options or Company RSUs); (b) the sale, license, disposition or acquisition of 10% or more of the consolidated assets of the Company and its Subsidiaries or the exclusive license of 10% or more of the consolidated assets of the Company or its Subsidiaries; or (c) any merger, consolidation, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation or similar transaction involving the Company or any of its Subsidiaries, in each case, other than with Parent or its Affiliates.
J-1

“Adjusted Company Shares” shall mean the number of shares, without duplication, equal to (a) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (on an as-converted into Company Common Stock basis), plus (b) the total number of shares of Company Common Stock issuable upon (i) the exercise of Company Options (other than Cancelled Options), whether vested or unvested, and (ii) the settlement of all Company RSUs (other than Cancelled RSUs), whether vested or unvested, and (iii) the exercise of the Company Warrant, in each case, outstanding immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any Cancelled Shares).
“Adjustment Escrow Account” shall mean the escrow account established by the Escrow Agent to hold the Adjustment Escrow Cash in trust.
“Adjustment Escrow Cash” shall mean, (a) as of the Closing, an aggregate amount of cash equal to (i) the Adjustment Escrow Value, and (b) thereafter, as of any time, the amount of cash in the Adjustment Escrow Account.
“Adjustment Escrow Value” shall mean an amount equal to $3,000,000.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or, in the case of an individual, a member of such Person’s immediate family; or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate Parent Stock Value” shall mean an amount equal to 50% of the Total Merger Consideration.
“Antitrust Laws” shall mean any applicable federal, state, local, foreign or multinational antitrust, competition, premerger notification or trade regulation law, statute, code, rule, regulation or Order that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act and antitrust, competition or trade regulation laws of any jurisdiction other than the United States.
“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco, California or Seattle, Washington is closed.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.
“Cash Consideration” shall mean an amount equal to the Total Merger Consideration less the Aggregate Parent Stock Value.
“Certificates” shall mean the Secretary Certificate, the Company Certificate and the FIRPTA Compliance Certificate.

“Closing Cash Amount” shall mean, as of immediately prior to the Effective Time, the Company’s cash and cash equivalents (including money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits but excluding Restricted Cash), marketable securities, drafts and wires, calculated in accordance with the Accounting Principles, but excluding uncleared checks, drafts and wires issued by the Company.
“Closing Indebtedness Amount” shall mean, as of immediately prior to the Effective Time, the Company’s Indebtedness, calculated in accordance with the Accounting Principles. For the avoidance of doubt, Closing Indebtedness Amount shall exclude any amounts included in the calculation of Closing Third-Party Expenses (it being the intention of the parties to avoid duplication or double counting).
“Closing Net Working Capital Amount” shall mean (a) the sum of the Company’s current assets consisting of (1) accounts receivable (net of the allowance for doubtful accounts), (2) current portion of prepaid expenses and (3) other current assets of the Company and its Subsidiaries, in each case as of immediately prior to the Effective Time less (b) the sum of the Company’s current liabilities consisting of (1) accounts payable, (2) accrued expenses (including commissions and bonuses), (3) current and long-term deferred revenues, and (4) other current liabilities (including accrued liabilities) of the Company and its Subsidiaries, in each case as of immediately prior to the Effective Time. For purposes of calculating the Closing Net Working Capital Amount, (i) the Company’s current assets shall exclude all cash, long-term assets, interest receivable, deferred financing costs, security deposits, Tax assets and non-operating receivables, and (ii) the Company’s current liabilities shall exclude, without duplication, all Tax liabilities, all Indebtedness included in the final calculation of the Closing Indebtedness Amount and any Third-Party Expenses. The Closing Net Working Capital Amount shall be determined in accordance with the Accounting Principles.
“Closing Target Net Working Capital Amount” shall mean $(2,800,000).
“Closing Third-Party Expenses” shall mean the Third-Party Expenses of the Company that shall not have been fully and finally satisfied as of immediately prior to the Effective Time.
“Closing Working Capital Adjustment Amount” shall mean the amount equal to (a) the Closing Net Working Capital Amount less (b) the Closing Target Net Working Capital Amount (which amount may be a positive or negative number).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” shall mean the Internal Revenue Code of 1986.
“Commercial Tax Agreement” shall mean any commercial Contract, such as a loan or a lease, entered into in the Ordinary Course of Business, the primary purpose of which is unrelated to Taxes.
“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.
“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for employment or service, compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, sponsored, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former Company Service Provider, or with respect to which the Company or any ERISA Affiliate has or may reasonably have any Liability, and including any such plan, program, policy, practice, contract, agreement or other arrangement maintained for any current or former Company Service Provider by a professional employer organization.
“Company Equity Plan” shall mean, collectively, the Company’s Amended and Restated 2008 Stock Plan and the Company’s 2018 Equity Incentive Plan.
“Company Indemnitor Share Number” shall mean the number of shares equal to (a) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (on an as-converted into Company Common Stock basis), plus (b) the total number of shares of Company Common Stock issuable upon the exercise of the Company Warrant outstanding immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any Cancelled Shares and Dissenting Shares).
“Company Indemnitors” shall mean the Company Stockholders and the Company Warrantholder.
“Company Optionholder” shall mean any Person holding any Company Option that is outstanding immediately prior to the Effective Time.
“Company Options” shall mean all issued and outstanding options (whether or not vested) to purchase or otherwise acquire shares of Company Capital Stock that are outstanding immediately prior to the Effective Time.
“Company Preferred Stock” shall mean, collectively, the Company Series Z Preferred Stock, the Company Series 1 Preferred Stock, the Company Series 2 Preferred Stock, the Company Series 3 Preferred Stock and the Company Series D Preferred Stock.
“Company RSU Holder” shall mean any Person holding any Company RSU that is outstanding immediately prior to the Effective Time.
“Company RSUs” shall mean all issued and outstanding restricted stock units (whether or not vested) to acquire shares of Company Capital Stock that are outstanding immediately prior to the Effective Time.
“Company Securities” shall mean all (a) options, warrants or other rights, arrangements or commitments to acquire the capital stock of the Company, in each case pursuant to Contracts to which the Company is a party, (b) shares of capital stock of or other voting securities or ownership interests in the Company, and (c) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into or exchangeable for securities having voting rights) or ownership interests in the Company that in each case have been issued or granted by the Company or are pursuant to Contracts to which the Company is a party.

“Company Security Holders” shall mean the Company Stockholders, the Company Optionholders, the Company RSU Holders, and the Company Warrantholders.
“Company Series 1 Preferred Stock” shall mean the Series 1 Preferred Stock of the Company, par value $0.0001 per share.
“Company Series 2 Preferred Stock” shall mean the Series 2 Preferred Stock of the Company, par value $0.0001 per share.
“Company Series 3 Preferred Stock” shall mean the Series 3 Preferred Stock of the Company, par value $0.0001 per share.
“Company Series D Preferred Stock” shall mean the Series D Preferred Stock of the Company, par value $0.0001 per share.
“Company Series Z Preferred Stock” shall mean the Series Z Preferred Stock of the Company, par value $0.0001 per share.
“Company Service Provider” shall mean any employee, consultant, advisor, non-employee director or individual independent contractor of the Company or any Subsidiary of the Company.
“Company Stockholder” shall mean any holder of Company Capital Stock.
“Company Vested Optionholders” shall mean the holders of Vested Company Options as of immediately prior to the Effective Time.
“Company Warrant” shall mean that certain Warrant to Purchase Common Stock, dated as of May 17, 2017, issued in connection with that certain Loan and Security Agreement, dated May 31, 2017, by and between Pacific Western Bank, a California state chartered bank and the Company.
“Company Warrantholder” shall mean each holder of a Company Warrant as of immediately prior to the Effective Time.
“Continuing Employees” shall mean current or former Company Service Providers who remain or become employees or contractors of Parent or any of its Subsidiaries (including the First Step Surviving Corporation) immediately following the Effective Time.
“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.
“Deferred Payroll Taxes” shall mean the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by the Company or any Subsidiary that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (b) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated after giving effect to any Tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law that are available to reduce the amount of any such Taxes payable or owed.

“DOL” shall mean the United States Department of Labor.
“Dollars” or “$” shall mean United States Dollars.
“Employee Option” shall mean each Vested Company Option that was granted to the holder in the holder’s capacity as, or that has ever had vesting tied to the holder’s performance of services as, a service provider who is or was an employee of the Company or any of its Subsidiaries for applicable employment Tax purposes.
“Employer of Record” shall mean any third party engaged by the Company or any of its Subsidiaries for the purpose of taking responsibility for or administering the employment of any employee on behalf of the Company or of any of its Subsidiaries, including, without limitation, with respect to payroll, benefits, pension, and workers compensation, and includes, without limitation, PEO Canada Ltd.
“Environmental, Health and Safety Requirements” shall mean all applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.
“Equity Interests” shall mean, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any Subsidiary or other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“Escrow Account” shall mean the Adjustment Escrow Account, the Indemnity Escrow Account and the Other Indemnity Escrow Account.
“Escrow Agent” shall mean PNC Bank, National Association.
“Escrow Cash” shall mean the Adjustment Escrow Cash plus the Indemnity Escrow Cash plus the Other Indemnity Escrow Account.
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Fraud” shall mean actual fraud under Delaware law (and, for the avoidance of doubt, does not include constructive fraud, equitable fraud or negligent misrepresentation or omission).

“Fundamental Representations” shall mean the representations and warranties contained in Section 3.1(a) (Organization of the Company), Section 3.2(a) (Company Capital Structure), Section 3.3 (Subsidiaries; Ownership Interests), Section 3.4(a) (Authority and Enforceability), Section 3.5(a) (No Conflict with Charter Documents or Organizational Documents) and Section 3.19 (Brokers’ and Finders’ Fees).
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Entity” shall mean (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).
“Indebtedness” of any Person at any time shall mean, without duplication: (a) all liabilities of such Person for borrowed money, (b) all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital, (c) all liabilities of such Person for the deferred purchase price of property or services (including any milestone, earnout or similar payments but excluding accounts payable), (d) all Unpaid Pre-Closing Taxes (including, for the avoidance of doubt, all Unpaid Pre-Closing Taxes from those certain secondary sales dated January 4, 2019 and January 7, 2019, each as identified by the Company on Section 3.9(a)(ii) of the Disclosure Schedule, but excluding Transaction Payroll Taxes and any reserves or other uncertain Tax Liabilities), (e) all liabilities in respect of any lease (or other arrangement conveying the right to use) which are required to be classified and accounted for under GAAP as capital leases, (f) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a), (b), (c), (d) or (e) above to the extent of the obligation secured, (g) all accrued interest, fees and prepayment penalties on the items described in clauses (a) through (e) above (including any amounts payable in connection with the repayment of the Company’s loan with Pacific Western Bank), (h) all obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind or similar instruments, (i) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in the foregoing clauses (a), (b), (c), (d), (e), (f), (g) or (h), to the extent of the obligation guaranteed, and (j) outstanding severance obligations of such Person (other than severance obligations included in the definition of Third-Party Expenses or expressly excluded from the definition of Third-Party Expense).
“Indemnity Escrow Account” shall mean the escrow account established by the Escrow Agent to hold the Indemnity Escrow Cash in trust.
“Indemnity Escrow Cash” shall mean, (a) as of the Closing, an aggregate amount of cash equal to the Indemnity Escrow Value and (b) thereafter, as of any time, the amount of cash in the Indemnity Escrow Account.
“Indemnity Escrow Expiration Date” shall mean the 15-month anniversary of the Closing Date.
“Indemnity Escrow Value” shall mean an amount equal to $3,187,500.
“International Employee Plan” shall mean each Company Employee Plan that has been adopted, sponsored, contributed to, or maintained by the Company or its ERISA Affiliates, whether formally or informally, or with respect to which the Company or its ERISA Affiliates shall or reasonably may have any Liability, for the benefit of any current or former Company Service Provider who performs services outside the United States.
“IRS” shall mean the United States Internal Revenue Service.
“Joinder Agreement” shall mean each Key Employee Joinder Agreement and each Non-Key Employee Joinder Agreement.
“Key Employee” shall mean each individual listed on Schedule H attached hereto.
“Key Employee Joinder Agreement” shall mean each Key Employee Joinder Agreement in the form attached hereto as Exhibit L executed and delivered concurrently with the execution of this Agreement by the Key Employees.
“Knowledge” (or any derivation thereof) shall mean, with respect to the Company, the actual knowledge of the Company’s employees listed on Schedule I attached hereto after reasonable inquiry of their direct reports who have primary responsibility for the matters in question.
“Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order or award, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
“Legal Proceeding” shall mean any action, suit, charge, formal complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit or investigation by or before any court or other Governmental Entity.
“Liability” shall mean, with respect to any Person, all debts, liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries, including those arising under applicable Law or any Legal Proceeding or any Order of a Governmental Entity and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Third-Party Expenses incurred by the Company on or prior to the Effective Time.
“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
“Liquidity Date” shall mean (a) with respect to a Company Indemnitor who is an Accredited Stockholder but not a Continuing Employee, the date on which the Shelf Registration Statement becomes effective, (b) with respect to a Company Indemnitor who is an Accredited Stockholder and a Continuing Employee, the first date after the Shelf Registration Statement becomes effective that such Company Indemnitor is free to trade his or her stock pursuant to Parent’s insider trading policies and (c) with respect to any other Company Indemnitor, the Closing Date.
“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable out-of-pocket legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor); provided that “Losses” shall not include any exemplary or punitive damages (except to the extent paid or payable by a Parent Indemnified Party to a third party in connection with a Third-Party Claim).
“made available” shall mean that a correct and complete copy of the document (including any amendments, exhibits and schedules thereto) referenced in such statement has been posted in the electronic data site managed by the Company on Datasite Diligence (Project Zeus) for the express purpose of facilitating the Merger prior to 9:30 p.m. (Pacific Time) on the day that is two days prior to the Agreement Date.
“Material Adverse Effect” shall mean any fact, state of facts, condition, change, circumstance, development, occurrence, event or effect that, either alone or in combination with any other fact, state of facts, condition, change, circumstance, development, occurrence, event or effect, that (a) is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible) and liabilities, financial condition or operations of such Person and its Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent or otherwise materially delay the consummation of the Merger by the End Date; provided that with respect to clause (a) (and only clause (a)) of this definition of “Material Adverse Effect” none of the following to the extent resulting or arising from the following shall be taken into account in determining whether there is or would reasonably be expected to be a Material Adverse Effect: (i) the announcement of this Agreement or the transactions contemplated hereby, execution and delivery of this Agreement, consummation of the transactions contemplated hereby or the public or industry knowledge of this Agreement or the transactions contemplated hereby, including the application of Antitrust Laws to the transactions contemplated by this Agreement and the impact of any of the foregoing on relationships with customers, suppliers, licensors, vendors, carriers, employees or regulators (provided that this clause (i) shall not apply to any representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement); (ii) any changes generally in the industries in which such Person participates, or general economic conditions or financial markets; (iii) any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity, or the continuation or worsening of the COVID-19 pandemic or any derivative or variation thereof; (iv) any failure by such Person to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); (v) any changes (or proposed changes) after the Agreement Date in any applicable Law or GAAP (or other applicable accounting standards); (vi) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (vii) with respect to the Company, any action or failure to take action which action or failure to act is requested in writing by Parent or expressly required by, or expressly prohibited to be taken by, this Agreement; and (viii) with respect to Parent, (A) any change in the market price or trading volume of Parent’s stock or the credit rating of Parent (it being understood that the facts giving rise to such change may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)) or (B) any action or failure to take action which action or failure to act is expressly required by, or expressly prohibited to be taken by, this Agreement; provided that with respect to the exceptions set forth in clauses (ii), (iii), (v) and (vi) in the event that such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect has had a disproportionate effect on such Person relative to other companies operating in the industry or industries in which such Person operates, then the incremental effect of such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or would reasonably be expected to occur.
“Non-Competition and Non-Solicitation Agreement” shall mean each Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit M executed and delivered concurrently with the execution of this Agreement by the Key Employees.
“Non-Employee Option” shall mean each Vested Company Option that is not an Employee Option.
“Non-Key Employee Joinder Agreement” shall mean the Non-Key Employee Joinder Agreement substantially in the form attached hereto as Exhibit N.
“Offer Letter” shall mean an offer letter to a Key Employee for at-will employment with Parent (or one of its Subsidiaries) and confidentiality and invention assignment agreement executed by Parent’s employees in the ordinary course, in each case, contingent and effective on the Closing.
“Option Exchange Ratio” shall mean a fraction: (a) the numerator of which shall be the Per Share Consideration and (b) the denominator of which shall be the Parent Stock Price.
“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.
“Ordinary Course of Business” shall mean, with respect to the Company, the ordinary course of the Company’s business, and solely for purposes of Section 6.2, such term will be deemed to be followed by the phrase “consistent with the Company’s past practices”; provided that, deviations from such ordinary course of business shall not be deemed outside the Ordinary Course of Business (i) to the extent such deviations were reasonably necessary with respect to actions taken prior to the Agreement Date, or, are reasonably necessary with respect to actions taken after the Agreement Date, in each case, in response to the COVID-19 pandemic to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company and (ii) to the extent such deviations are accounted for in the Company’s operating budget for fiscal year 2021, which operating budget has been provided to Parent prior to the Agreement Date.
“Organizational Documents” shall mean, with respect to each of Parent, the Company and their respective Subsidiaries (other than an individual), (a) the certificate or articles of incorporation or organization and any limited liability company, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person, and (b) all bylaws and equityholder agreements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Other Indemnity Escrow Account” shall mean the escrow account established by the Escrow Agent to hold the Other Indemnity Escrow Cash in trust.
“Other Indemnity Escrow Cash” shall mean, (a) as of the Closing, an aggregate amount of cash equal to the Other Indemnity Escrow Value and (b) thereafter, as of any time, the amount of cash in the Other Indemnity Escrow Account.
“Other Indemnity Escrow Value” shall mean an amount equal to $50,000,000.

“Other Indemnity Escrow Expiration Date” shall mean the 24-month anniversary of the Closing Date.
“Pandemic Response Laws” shall mean the CARES Act, the Families First Coronavirus Response Act, the American Rescue Plan Act, and any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
“Parent Class A Common Stock” shall mean shares of Class A Common Stock of Parent, par value $0.001 per share.
“Parent Fundamental Representations” shall mean the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authority and Enforceability), Section 4.3 (Capitalization), Section 4.4(a) (No Conflict with Parent Organizational Documents or the Organizational Documents of the Merger Subs), Section 4.8 (No Prior Activities of Merger Subs), Section 4.9 (Reorganization), Section 4.12 (WKSI) and Section 4.14 (Brokers’ and Finders’ Fees).
“Parent Organizational Documents” shall mean Parent’s Amended and Restated Certificate of Incorporation, dated June 13, 2016, and its Amended and Restated Bylaws.
“Parent Stock Price” shall mean $321.6329.
“Paying Agent” shall mean PNC Bank, National Association.
“Payroll Tax Executive Order” shall mean the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, any similar U.S. presidential memorandum, executive order or similar publication of the same or similar subject matter, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.
“Per Share Accredited Cash Consideration” shall mean an amount of cash equal to (a)(i) the Cash Consideration less (ii) the aggregate Per Share Unaccredited Cash Consideration payable to all Unaccredited Stockholders plus the aggregate cash consideration paid in respect of the Vested Company Options and Vested Company RSUs divided by (b) the aggregate number of shares of Company Capital Stock held by the Accredited Stockholders (including, for the avoidance of doubt, the shares of Company Capital Stock issuable upon the exercise of the Company Warrant).
“Per Share Accredited Consideration” shall mean, in respect of each share of Company Capital Stock held by an Accredited Stockholder or issuable upon the exercise of a Company Warrant, (a) an amount in cash equal to the Per Share Accredited Cash Consideration and (b) the Per Share Accredited Stock Consideration.
“Per Share Accredited Stock Consideration” shall mean a number of shares of Parent Class A Common Stock equal to (a)(i) the Per Share Consideration less the (ii) Per Share Accredited Cash Consideration divided by (b) the Parent Stock Price.

“Per Share Adjustment Escrow Amount” shall mean, with respect to each share of Company Capital Stock outstanding immediately prior to the Closing or issuable upon the exercise of a Company Warrant, an amount in cash equal to (i) the Adjustment Escrow Value divided by (ii) the Company Indemnitor Share Number.
“Per Share Consideration” shall mean an amount equal to (a) the Total Merger Consideration divided by (b) the Adjusted Company Shares.
“Per Share Expense Fund Amount” shall mean, with respect to each share of Company Capital Stock outstanding immediately prior to the Closing or issuable upon the exercise of a Company Warrant, an amount in cash equal to (i) the Expense Fund divided by (ii) the Company Indemnitor Share Number.
“Per Share Indemnity Escrow Amount” shall mean, with respect to each share of Company Capital Stock outstanding immediately prior to the Closing or issuable upon the exercise of a Company Warrant, an amount in cash equal to (i) the Indemnity Escrow Value divided by (ii) the Company Indemnitor Share Number.
“Per Share Other Indemnity Escrow Amount” shall mean, with respect to each share of Company Capital Stock outstanding immediately prior to the Closing or issuable upon the exercise of a Company Warrant, an amount in cash equal to (i) the Other Indemnity Escrow Value divided by (ii) the Company Indemnitor Share Number.
“Per Share Unaccredited Cash Consideration” shall mean, in respect of each share of Company Capital Stock held by an Unaccredited Stockholder or issuable upon the exercise of a Company Option, an amount of cash equal to the Per Share Consideration.
“Permit” shall mean any permit, license, certification, approval, registration, consent, authorization, notification, franchise, variance, exemption or order issued or granted by a Governmental Entity to any Person necessary to conduct such Person’s business as currently conducted, except where the failure to have any such Permit, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.
“Permitted Liens” shall mean (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with GAAP, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (e) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s business, (f) non-exclusive licenses to Company IP granted in the Ordinary Course of Business and (g) the items set forth in Schedule J to the extent released or required to be released at Closing pursuant to this Agreement.
“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Pro Rata Share” shall mean, with respect to a particular Company Indemnitor, a fraction (a) whose numerator is the aggregate number of shares of the Company Indemnitor Share Number held by such Company Indemnitor as of immediately prior to the Effective Time and (b) whose denominator is the Company Indemnitor Share Number. For the avoidance of doubt, the total of all Pro Rata Shares shall equal one.
“R&W Policy” shall mean the representation and warranty insurance policy issued to Parent naming Parent or an Affiliate thereof as the insured, which policy insures Parent for breaches of the representations and warranties given by the Company under this Agreement.
“R&W Premium Amount” shall mean the fees and costs paid by or on behalf of Parent in connection with obtaining the R&W Policy, including diligence and underwriter costs.
“R&W Retention Amount” shall mean $6,375,000.
“Related Agreements” shall mean the Offer Letters, the Escrow Agreement, the Paying Agent Agreement, the Non-Competition and Non-Solicitation Agreements, the Joinder Agreements, the Warrant Cancellation Agreements, the Letters of Transmittal and all other agreements and certificates entered into by the Company or the Company Security Holders in connection with the Closing and the transactions contemplated herein.
“Representatives” shall mean, with respect to a Person, such Person’s officers, directors, Affiliates or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.
“Restricted Cash” shall mean all cash that is not freely usable by the Company because it is subject to restrictions or limitations on use or distribution by any Law, Contract or Taxes otherwise imposed on distributions thereof.
“RSU Exchange Ratio” shall mean a fraction: (a) the numerator of which shall be the Per Share Consideration and (b) the denominator of which shall be the Parent Stock Price.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933.
“Straddle Period” shall mean any taxable period beginning on or prior to, and ending after, the Closing Date.
“Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Suitability Documentation” shall mean the accredited stockholder questionnaire and related documentation in the form of Exhibit O.
“Tax” or, collectively, “Taxes” shall mean (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance) or similar or other taxes governmental fee, governmental assessment or governmental charge in the nature of a tax, together with all interest, penalties, and additions imposed with respect to such amounts, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person (other than pursuant to a Commercial Tax Agreement) with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.
“Tax Return” shall mean any return, declaration, notice, statement, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other document filed or required to be filed with any Governmental Entity respect to Taxes and including all amendments or supplements thereof.
“Third-Party Expenses” shall mean: all out-of-pocket costs, fees and expenses, including all legal, accounting, financial advisory, consulting and all other costs, fees and expenses of third parties (including Company Security Holders), incurred by the Company or any of its Subsidiaries prior to the Effective Time in connection with the negotiation, consummation or effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including: (a) any payments made or required to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the transactions contemplated by this Agreement; (b) any bonus, severance, single-trigger change-in-control payments or similar payment obligations (which shall include the aggregate amount of cash payable to Parent in respect of Vested Company Options pursuant to Section 2.1(b)(i) to the extent resulting from the single-trigger vesting acceleration for Company Options held by current or former Company Service Providers) of the Company that become due and payable in whole or in part as a result of the consummation of the transactions contemplated by this Agreement; (c) any Transaction Payroll Taxes; (d) an amount equal to 50% of the R&W Premium Amount; and (e) the cost of the D&O Tail Policy and 50% of the Cyber Tail Policy; provided that “Third-Party Expenses” shall not include (i) any amounts payable pursuant to the Offer Letters, (ii) bonuses, severance or any other payments to Continuing Employees (including vesting acceleration) pursuant to arrangements that contain “double-triggers” where the Merger is the first trigger and termination of employment after the Closing is the second trigger or (iii) any severance payments or similar compensatory payments made or provided, or agreed or required to be made or provided, by the Company or any of its Subsidiaries or Affiliates or ERISA Affiliates or Employer of Record engaged by the Company or a Subsidiary to any current or former Company Service Provider whose service Parent requests or requires that the Company or the applicable Subsidiary, Affiliate or ERISA Affiliate or Employer of Record engaged by the Company or a Subsidiary terminate on or prior to the Closing or (if any) shall not be deemed Third-Party Expenses, including any payroll taxes in respect thereof.

“Total Merger Consideration” shall mean an amount equal to the sum of (a) $850,000,000.00, plus (b) the Closing Cash Amount, plus (c) the aggregate amount of the exercise price of all Company Options, whether vested or unvested, outstanding immediately prior to the Effective Time (other than the exercise price of all Cancelled Options), plus (d) the aggregate amount of the exercise price of the Company Warrant outstanding immediately prior to the Effective Time, plus (e) the Closing Working Capital Adjustment Amount (which amount may be a positive or negative number), less (f) the Closing Indebtedness Amount, less (g) the Closing Third-Party Expenses.
“Transaction Payroll Taxes” shall mean the employer’s portion of any employment, payroll or similar Taxes with respect to any bonuses, option cashouts, option exercises or other payments in respect of Company Options, payments on Company Capital Stock (to the extent applicable), bonus in lieu of any previously promised but ungranted equity award, severance, change-in-control or other compensatory payments in connection with the transactions contemplated by this Agreement paid prior to or substantially contemporaneously with the Closing Date (including, for clarity, all payments in connection with Section 2.1(b)(i)), whether payable by Parent, the Company, the Final Surviving Entity or any of their respective Affiliates, other than any payroll taxes expressly excluded from Third Party Expenses.
“Transaction Tax Deductions” means, without duplication and regardless by whom or when paid, any Tax deductions arising as a result of or that are otherwise attributable to the consummation of the transactions contemplated by this Agreement, including, without limitation any Tax deduction attributable to the following: (i) any item included in Third-Party Expenses (including any such items paid before the Closing that if unpaid as of the Closing would have constituted a Third-Party Expense) (computed assuming an election is made under Revenue Procedure 2011-29 to deduct 70% of any success based fees under Treasury Regulation Section 1.263(a)(-5(f))); (ii) all fees, expenses, and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par, or similar payments by the Company as a result of the payment of any Indebtedness in connection with the Closing; (iii) any stay bonuses, sale bonuses, change in control payments, retention payments, or similar payments made or to be made by the Company as a result of the Closing, including the employer portion of any employment Taxes related to such payments; and (iv) any other fees, costs, and expenses incurred by the Company and its Subsidiaries in connection with or incident to this Agreement and the transactions contemplated hereby, including, any such legal, accounting and investment banking fees, costs and expenses.
“Transfer Taxes” shall mean any transfer, stamp, documentary, sales, use, registration, goods and services, harmonized sales, recording, filing, value-added and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.
“Unaccredited Stockholder” shall mean a Company Stockholder or Company Warrantholder that is not an Accredited Stockholder.
“Unpaid Pre-Closing Taxes” shall mean (a) any Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (including any Deferred Payroll Taxes and any Taxes imposed pursuant to Sections 951 or 951A of the Code with respect to income earned by a Subsidiary in any Pre-Closing Tax Period, calculated in accordance with this definition), (b) any Taxes of a Person other than the Company or its Subsidiaries for which the Company (or any predecessor of the Company) is liable (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group

(including any arrangement for group or consortium relief or similar arrangement) before the Closing or (ii) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, by operation of Law or otherwise as a result of an event or transaction occurring before the Closing, and (c) any withholding, payroll or similar Taxes attributable to the payments made at or around Closing pursuant to this Agreement and any Transaction Payroll Taxes and the portion of Transfer Taxes borne by the Company Indemnitors pursuant to Section 5.2(c) (excluding, for the avoidance of doubt, Taxes associated with the exercise of options of Parent granted pursuant to Section 2.1(b)(ii)); provided, however, that Unpaid Pre Closing Taxes shall (x) be calculated so as to take into account all Transaction Tax Deductions that are deductible at a “more likely than not” (or higher) level in a Pre-Closing Tax Period, (y) exclude all Taxes resulting from a Section 338 election made with respect to the transactions contemplated by this Agreement and Taxes that are incurred as a result of any transaction outside the ordinary course of business on the Closing Date after the Closing, and (z) exclude Taxes on any deferred revenue or prepaid amount received prior to the Closing that is included in taxable income in any Tax period or portion thereof ending after the Closing Date. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period. For the avoidance of doubt, for purposes of allocating Taxes imposed under Section 951A of the Code in respect of a Subsidiary of the Company, the “qualified business asset investment” (as such term is used in Section 951A(d) of the Code) in respect of the Pre-Closing Tax Period shall equal the product of (i) the Subsidiary’s “qualified business asset investment” (as defined in Section 951A(d)(1) of the Code) for the taxable year of the Subsidiary that includes the Closing Date (determined as though such taxable year ended on the Closing Date) and (ii) a fraction, the numerator of which is the number of days in the portion of such taxable year ending on the Closing Date and the denominator of which is the total number of days in such taxable year.
“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested (after giving effect to any applicable vesting acceleration) and outstanding immediately prior to the Effective Time.
“Unvested Company RSU” shall mean any Company RSU (or portion thereof) that is unvested and outstanding immediately prior to the Effective Time.
“Vested Company Option” shall mean any Company Option (or portion thereof) that is vested (after giving effect to any vesting acceleration) and outstanding immediately prior to the Effective Time.

“Vested Company RSU” shall mean any Company RSU (or portion thereof) that is vested and outstanding immediately prior to the Effective Time (or that would have become vested effective as of the Closing by its terms but for the cancellation and conversion provided for in Section 2.1(b)(iv) hereof).
“WARN” shall mean the Worker Adjustment and Retraining Notification Act.
“WKSI” shall mean a “well-known seasoned issuer” as such term is defined under Rule 405 under the Securities Act.